                                                                    EXHIBIT 10.1




                             CONTRIBUTION AGREEMENT

                                  by and among

                           PHILLIPS PETROLEUM COMPANY,



                               CHEVRON CORPORATION

                                       And

                      CHEVRON PHILLIPS CHEMICAL COMPANY LLC

                            Dated as of May 23, 2000
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                                TABLE OF CONTENTS

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ARTICLE I CERTAIN DEFINITIONS....................................................................................            1

ARTICLE II CONTRIBUTION TO THE COMPANY...........................................................................           12

         SECTION 2.1.   The Company..............................................................................           12

         SECTION 2.2.   Contribution of P Chem to the Company....................................................           13

         SECTION 2.3.   Contribution of C Chem to the Company....................................................           13

         SECTION 2.4.   Assumption of Liabilities by the Company.................................................           13

ARTICLE III THE CLOSING..........................................................................................           14

         SECTION 3.1.   Closing Place and Date...................................................................           14

         SECTION 3.2.   Closing Date Deliveries..................................................................           14

         SECTION 3.3.   Post-Closing Adjustment..................................................................           15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PHILLIPS............................................................           16

         SECTION 4.1.   Corporate Organization...................................................................           17

         SECTION 4.2.   Capitalization...........................................................................           17

         SECTION 4.3.   Authority; No Violation..................................................................           17

         SECTION 4.4.   Consents and Approvals...................................................................           18

         SECTION 4.5.   Licenses; Compliance with Applicable Law.................................................           18

         SECTION 4.6.   Financial Statements; Undisclosed Liabilities............................................           18

         SECTION 4.7.   Brokers' Fees............................................................................           19

         SECTION 4.8.   Absence of Certain Changes or Events.....................................................           19

         SECTION 4.9.   Legal Proceedings........................................................................           20

         SECTION 4.10.   Contracts...............................................................................           20

         SECTION 4.11.   Real Property...........................................................................           21

         SECTION 4.12.   Environmental Matters...................................................................           22

                                       ii
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         SECTION 4.13.   Intellectual Property...................................................................           22

         SECTION 4.14.   Employee Benefit Plans..................................................................           23

         SECTION 4.15.   Labor Relations.........................................................................           23

         SECTION 4.16.   Transactions with Affiliates............................................................           24

         SECTION 4.17.   Personal Property.......................................................................           24

         SECTION 4.18.   Year 2000...............................................................................           24

         SECTION 4.19.   Insurance...............................................................................           24

         SECTION 4.20.   Acquisition of Company Interests for Investment.........................................           24

         SECTION 4.21.   Sufficiency of Contribution.............................................................           25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CHEVRON..............................................................           25

         SECTION 5.1.   Corporate Organization...................................................................           25

         SECTION 5.2.   Capitalization...........................................................................           25

         SECTION 5.3.   Authority; No Violation..................................................................           26

         SECTION 5.4.   Consents and Approvals...................................................................           26

         SECTION 5.5.   Licenses; Compliance with Applicable Law.................................................           27

         SECTION 5.6.   Financial Statements; Undisclosed Liabilities............................................           27

         SECTION 5.7.   Brokers' Fees............................................................................           27

         SECTION 5.8.   Absence of Certain Changes or Events.....................................................           27

         SECTION 5.9.   Legal Proceedings........................................................................           28

         SECTION 5.10.   Contracts...............................................................................           28

         SECTION 5.11.   Real Property...........................................................................           30

         SECTION 5.12.   Environmental Matters...................................................................           30

         SECTION 5.13.   Intellectual Property...................................................................           31

         SECTION 5.14.   Employee Benefit Plans..................................................................           31

         SECTION 5.15.   Labor Relations.........................................................................           32

                                       iii
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         SECTION 5.16.   Transactions with Affiliates............................................................           32

         SECTION 5.17.   Personal Property.......................................................................           32

         SECTION 5.18.   Year 2000...............................................................................           33

         SECTION 5.19.   Insurance...............................................................................           33

         SECTION 5.20.   Acquisition of Company Interests for Investment.........................................           33

         SECTION 5.21.   Sufficiency of Contribution.............................................................           33

ARTICLE VI COVENANTS.............................................................................................           33

         SECTION 6.1.   Investigation of Business; Access to Properties and Records..............................           33

         SECTION 6.2.   Consents and Approvals...................................................................           35

         SECTION 6.3.   Further Assurances.......................................................................           35

         SECTION 6.4.   Conduct of the Phillips Chemicals Business...............................................           36

         SECTION 6.5.   Conduct of the Chevron Chemicals Business................................................           37

         SECTION 6.6.   Preservation of Business.................................................................           39

         SECTION 6.7.   Public Announcements.....................................................................           39

         SECTION 6.8.   Assignment of Contracts, Leases, Permits, etc............................................           40

         SECTION 6.9.   Corporate Names..........................................................................           41

         SECTION 6.10.   D&O Indemnification.....................................................................           41

         SECTION 6.11.   Additional Agreements...................................................................           42

         SECTION 6.12.   Company Integration Expenses............................................................           44

         SECTION 6.13.   Insurance...............................................................................           44

         SECTION 6.14.   Guarantees..............................................................................           45

         SECTION 6.15.   Actions by Affiliates of Phillips and Chevron...........................................           46

         SECTION 6.16.   Financing...............................................................................           46

         SECTION 6.17.   Special Indemnities and Risk Allocation between the Company and the Parties.............           46

         SECTION 6.18.   Intellectual Property...................................................................           46

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         SECTION 6.19.   K-Resin Contribution....................................................................           50

ARTICLE VII CONDITIONS TO CLOSING................................................................................           52

         SECTION 7.1.   Conditions to Phillips' Obligation to Close..............................................           52

         SECTION 7.2.   Conditions to Chevron's Obligation to Close..............................................           53

ARTICLE VIII TERMINATION.........................................................................................           54

         SECTION 8.1.   Termination..............................................................................           54

         SECTION 8.2.   Procedure and Effect of Termination......................................................           55

ARTICLE IX SURVIVAL; INDEMNIFICATION.............................................................................           55

         SECTION 9.1.   Indemnification by Company...............................................................           55

         SECTION 9.2.   Indemnification by Phillips and Chevron..................................................           55

         SECTION 9.3.   Indemnification Procedure................................................................           56

         SECTION 9.4.   Survival.................................................................................           56

         SECTION 9.5.   Indemnification Limitation...............................................................           56

         SECTION 9.6.   Materiality Qualifiers...................................................................           57

         SECTION 9.7.   Knowledge Qualifiers.....................................................................           57

ARTICLE X EMPLOYEE MATTERS.......................................................................................           57

ARTICLE XI TAX MATTERS...........................................................................................           57

ARTICLE XII MISCELLANEOUS........................................................................................           58

         SECTION 12.1.   Counterparts............................................................................           58

         SECTION 12.2.   Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.............................           58

         SECTION 12.3.   Entire Agreement........................................................................           58

         SECTION 12.4.   Expenses................................................................................           59

         SECTION 12.5.   Notices.................................................................................           59

         SECTION 12.6.   Successors and Assigns..................................................................           60

         SECTION 12.7.   Headings; Definitions...................................................................           60
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         SECTION 12.8.   Amendments and Waivers..................................................................           60

         SECTION 12.9.   Schedules...............................................................................           61

         SECTION 12.10.   Severability...........................................................................           61

         SECTION 12.11.   Interpretation.........................................................................           61

         SECTION 12.12.   Specific Performance...................................................................           61



APPENDICES

Appendix A  Form of Amended and Restated Limited Liability Company Agreement of
            the Company

Appendix B  Tradename License Agreement

EXHIBITS

Exhibit A - 1  P Chem Assets
Exhibit A - 2  C Chem Assets

Exhibit B - 1  Phillips Excluded Assets
Exhibit B - 2  Chevron Excluded Assets

Exhibit C - 1  Phillips Excluded Liabilities
Exhibit C - 2  Chevron Excluded Liabilities

ANNEXES

Annex A  Employee Matters Annex
Annex B  Tax Matters Annex
Annex C  Continuing Indemnification Annex

                  CONTRIBUTION AGREEMENT (this "Agreement"), dated as of May 23, 2000, by and among PHILLIPS PETROLEUM COMPANY, a Delaware corporation ("Phillips"), CHEVRON CORPORATION, a Delaware corporation ("Chevron"), and CHEVRON PHILLIPS CHEMICAL COMPANY LLC, a Delaware limited liability company (the "Company").

                                    RECITALS:

                  WHEREAS, Phillips and Chevron (each, a "Party") desire to combine certain of their chemicals businesses in order to realize synergies and increase the efficiency and profitability of such businesses;

                  WHEREAS, each of Phillips and Chevron intends that the Company shall be the primary vehicle by which each Party conducts its chemicals businesses;

                  WHEREAS, each of Phillips and Chevron envisions that the Company will be a competitive, growing chemical venture meeting or exceeding the financial return expectations of the Parties on their investment in petrochemicals, plastics, and selected specialties;

                  WHEREAS, Phillips and Chevron desire to create a structure pursuant to which each of Phillips and Chevron shall, directly or through direct or indirect wholly-owned subsidiaries, own 50% of the voting and economic interests of the Company, into which each of Phillips and/or Affiliates (as defined herein) of Phillips and Chevron and/or Affiliates of Chevron shall contribute certain assets and related liabilities, operations and subsidiaries engaged in the chemicals businesses, all as more fully provided for herein;

                  WHEREAS, the Parties intend that the Company will be a self-financing entity with an investment-grade credit rating; and

                  WHEREAS, the parties hereto, at the closing of the transactions contemplated by this Agreement (the "Closing"), shall cause the limited liability company agreement of the Company to be amended and restated in the form set forth as Appendix A (as amended, the "Amended LLC Agreement");

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  "Actual Contributed Cash" shall have the meaning set forth in
Section 3.3(c).

                  "Actual Net Working Capital" shall have the meaning set forth in Section 3.3(c).

                  "Affiliate" shall mean, with respect to any Person, a Person, directly or indirectly, Controlling, Controlled by, or under common Control with, such Person.

                  "Agreement" shall have the meaning set forth in the Preamble.

                  "Amended LLC Agreement" shall have the meaning set forth in the Recitals.

                  "Basket" shall mean, with respect to either Party's obligation under Article IX, $300,000,000.

                  "Beneficially Own" shall mean, with respect to any security, having or sharing the power to direct or control the voting or disposition of such security.

                  "Beneficial Owner" shall mean, with respect to any security, a Person who Beneficially Owns such security, and "Beneficial Ownership" has a corresponding meaning.

                  "BI Insurance Policy" shall have the meaning set forth in
Section 6.19(d).

                  "BI Insurance Proceeds" shall have the meaning set forth in
Section 6.19(d).

                  "Business Day" shall mean any day on which banks are generally open to conduct business in the State of New York.

                  "C Chem" shall mean, collectively, the businesses, operations and assets that comprise the Chemicals segment separately reported in Chevron's September 30, 1999 Form 10-Q, including the assets set forth in Part I of Exhibit A-2 (including, in the case of any real property assets identified in Part I of Exhibit A-2, all right, title and interest of Chevron and its Subsidiaries in and to all land, improvements, easements, rights of way, fixtures, equipment and personal property associated with such real property assets, irrespective of whether such land, improvements, easements, rights of way, fixtures, equipment and personal property are specifically identified in Exhibit A-2 or in Schedule 5.11(a)(i) or Schedule 5.11(a)(ii) of the Chevron Disclosure Schedule, but subject to any specific exclusions or limitations, if any, set forth in Part I of Exhibit A-2), the entities set forth in Part II of Exhibit A-2 and C Chem Liabilities, but excluding the Chevron Excluded Assets and the Chevron Excluded Liabilities.

                  "C Chem December 31 Balance Sheet" shall mean the consolidated balance sheet of C Chem as of December 31, 1999, including the pro forma adjustments, attached as Schedule 5.6 the Chevron Disclosure Schedule.

                  "C Chem Discontinued Business" shall mean the AgChem and Consumer Products businesses of Chevron, the Specialty Polymers business of Chevron and any business which is materially different in terms of both products and processes from the businesses conducted by C Chem as of the date of this Agreement.

                  "C Chem Employee" shall have the meaning set forth in Annex A.

                  "C Chem Intellectual Property" shall have the meaning set forth in Section 5.13(a).

                  "C Chem Leases" shall have the meaning set forth in Section 5.11(c).

                  "C Chem Liabilities" shall mean all Liabilities of Chevron and its Subsidiaries and/or Affiliates attributable to the businesses and operations of C Chem, including (i) all Liabilities arising from the ownership or use of assets that are part of C Chem, (ii) all Liabilities attributable to products produced by or with such assets, (iii) all Liabilities attributable to the production of such products, including all claims for personal injury, defective products, and the like, (iv) all Liabilities under contracts, leases or permits if and to the extent utilized in the business of C Chem as conducted on or before the Closing Date, and (v) all Liabilities made the responsibility of the Company pursuant to Annex A, Annex B or Annex C; but excluding the Chevron Excluded Liabilities.

                  "C Chem Material Contracts" shall have the meaning set forth in Section 5.10(a).

                  "C Chem Patent Rights" shall mean all claims of letters patent and patent applications owned or controlled by Chevron or its Patent Subsidiaries, in the sense of having the right to grant licenses thereunder, all subject to the terms and conditions, including the obligation to account to third parties, under which such rights are held, based upon inventions conceived prior to the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, insofar and only insofar as such claims cover in whole or in part technology or inventions that are primarily used by or identified as relating primarily to the C Chem business, or which arose from research, development or demonstration activities which relate primarily to the C Chem business, including those patents and patent applications listed on Schedule
6.18 of the Chevron Disclosure Schedule and foreign counterparts thereof. C Chem Patent Rights (i) shall specifically exclude patent claims to the extent they cover Oronite technology for fuel and lubricant additives or additive precursors and their manufacture and blending and products, packages, and formulations containing such additives or additive precursors except where such products, packages, and formulations are comprised of a major portion of normal alpha olefins and their derivatives, and (ii) shall specifically exclude patent claims covering Fischer-Tropsch gas-to-liquids technology and upgrading of products therefrom to chemical products other than normal alpha olefins and their derivatives.

                  "C Chem Proprietary Technology" shall mean transferable rights in unpublished technical information, knowhow and trade secrets owned or controlled by Chevron or its Patent Subsidiaries prior to the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, relating primarily to the C Chem business and research, development, and demonstration activities relating primarily to the C Chem business, including information relating to proprietary computer programs, data bases, computer models, engineering correlations, process design, engineering and operating data, proprietary catalysts and other materials, formulations, experimental data, performance testing information, pilot plant data, and test methods, and including information licensed from third parties, all subject to the terms and conditions, including the obligation to account to third parties, under which such rights are held. C Chem Proprietary Technology (i) shall specifically exclude Oronite technology for fuel and lubricant additives or additive precursors and their manufacture and blending and products, packages, and formulations containing such additives or additive precursors except where such products, packages, and formulations are comprised of a major portion of normal alpha olefins and their derivatives, and (ii) shall specifically exclude Fischer-Tropsch gas-to-liquids technology and upgrading of products therefrom to chemical products other than normal alpha olefins and their derivatives.

                  "C Chem Real Property" shall have the meaning set forth in
Section 5.11(b).

                  "C Chem Subsidiaries" shall mean, collectively, any Subsidiaries to be contributed by Chevron or Chevron Member Affiliates to the Company.

                  "C Chem Working Capital Difference" shall mean (i) C Chem's Actual Net Working Capital, plus (ii) $18.76 million, minus (iii) Net Working Capital set forth on the C Chem December 31 Balance Sheet.

                  "Cap" shall mean, with respect to either Party's obligation under Article IX, $800,000,000.

                  "Chevron" shall have the meaning set forth in the Preamble.

                  "Chevron Disclosure Schedule" shall mean the disclosure schedules delivered by Chevron concurrently herewith.

                  "Chevron Excluded Assets" shall mean the assets set forth on Exhibit B-2.

                  "Chevron Excluded Liabilities" shall mean the liabilities set forth on Exhibit C-2.

                  "Chevron Indemnified Person" shall have the meaning set forth in Section 9.1.

                  "Chevron Member Affiliates" shall have the meaning set forth in Section 2.1(a).

                  "Chevron Plans" shall mean, collectively, all material employee benefit plans providing benefits to any C Chem Employees that are sponsored or maintained by Chevron or any of its Affiliates or to which Chevron or any of its Affiliates contributes or is obligated to contribute on behalf of C Chem Employees, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

                  "Chevron Pipe Line Contribution" shall have the meaning set forth in Exhibit A-2.

                  "Chevron Retained Affiliates" shall mean, collectively, all Affiliates of Chevron other than C Chem Subsidiaries.

                  "Chevron Savings Plan" shall have the meaning set forth in Annex A.

                  "Claim Notice" shall have the meaning set forth in Annex C.

                  "Claims" shall have the meaning set forth in Annex C.

                  "Class C Member" shall have the definition set forth in the Amended LLC Agreement.

                  "Class C Membership Interests" shall have the definition set forth in the Amended LLC Agreement.

                  "Class P Member" shall have the definition set forth in the Amended LLC Agreement.

                  "Class P Membership Interests" shall have the definition set forth in the Amended LLC Agreement.

                  "Closing" shall have the meaning set forth in the Recitals.

                  "Closing Date" shall have the meaning set forth in Section
3.1.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

                  "Company" shall have the meaning set forth in the Preamble.

                  "Company Interests" shall mean limited liability company interests of any class in the Company.

                  "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated as of September 8, 1999, by and between Phillips and Chevron.

                  "Contributed Cash" shall mean, with respect to P Chem or C Chem, cash and cash equivalents owned by a wholly-owned P Chem Subsidiary or Sweeny Olefins Limited Partnership, or a wholly-owned C Chem Subsidiary, as the case may be.

                  "Contributed Cash Statement" shall have the meaning set forth in Section 3.3(a).

                  "Control", with respect to any entity, shall mean the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of both of the following:

                  (a) (i) in the case of a corporation, more than 25% of the economic interests in the outstanding equity securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 25% of the current and residual beneficial interest therein; and (iv) in the case of any other entity, more than 25% of the economic or beneficial interest therein; and

                  (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

                  "Controlled Group Liability" shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of
Section 601 ET SEQ. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations.

                  "Cut-Off Date" shall have the meaning set forth in Section 6.19(b).

                  "Damages" shall have the meaning set forth in Annex C.

                  "Designated Replacement Facilities" shall have the meaning set forth in Annex C.

                  "Designated Representatives" shall have the meaning set forth in Section 6.1(a).

                  "Direct Claim" shall have the meaning set forth in Annex C.

                  "Environmental Law" shall mean any and all principles of common law and any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to the protection of the natural environment or to Hazardous Materials in any and all jurisdictions in which the party in question and its Subsidiaries own property or conduct business, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local laws implementing or substantially equivalent to the foregoing federal laws, and all other environmental conservation or protection laws, all as amended from time to time from enactment or adoption through the date of this Agreement.

                  "Environmental Liabilities" shall have the meaning set forth in Annex C.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Final Determination" shall have the meaning set forth in Annex B.

                  "Financing" shall have the meaning set forth in Section 6.16.

                  "GAAP" shall mean generally accepted accounting principles in the United States.

                  "Governmental Entity" shall mean any federal, state, political subdivision or other governmental agency or instrumentality, foreign or domestic.

                  "Hazardous Materials" shall mean: (a) any chemicals, materials or substances defined or as included in the definition of "hazardous substances," "hazardous materials," "toxic substances," or words of similar import, under any Environmental Law; (b) radioactive materials (other than naturally occurring radioactive materials), asbestos in any form that is or could be friable, polychlorinated biphenyls, radon, mercury, lead-based paint; and (c) regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

                  "HSR Act" shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Party" shall mean the party seeking indemnification under Article IX, Annex B or Annex C.

                  "Indemnifying Party" shall mean the party against whom an indemnification claim is asserted under Article IX, Annex B or Annex C.

                  "K-Resin Plant" shall have the meaning set forth in Annex C.

                  "K-Resin Repair" shall have the meaning set forth in Annex C.

                  "knowledge" shall have the meaning set forth in Section 12.11.

                  "Knowledge Requirement" shall mean any requirement in a representation or warranty that a condition, event or state of fact be "known" by Chevron or Phillips, or be "to Chevron's knowledge" or be "to Phillips' knowledge" (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

                  "Liabilities" shall mean liabilities and obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

                  "Lien" shall mean any lien, claim, option, mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge or deposit arrangement, or other arrangement having the practical effect of the foregoing.

                  "Material Adverse Effect" shall mean, (a) with respect to P Chem, a material adverse effect on the businesses, assets, operations, results of operations or financial condition of P Chem as set forth on the P Chem December 31 Balance Sheet, taken as a whole, (b) with respect to C Chem, a material adverse effect on the businesses, assets, operations, results of operations or financial condition of C Chem as set forth on the C Chem December 31 Balance Sheet, taken as a whole, and (c) with respect to any Person (other than P Chem or C Chem), a material adverse effect on the businesses, assets, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, in each case, excluding effects reasonably attributable to the general state of the industries in which P Chem, C Chem or such Person and its Subsidiaries, as applicable, operate (including chemicals price levels), to general economic conditions in the United States (including prevailing interest rate and stock market levels), to the transactions contemplated by this Agreement or the Amended LLC Agreement, or to the fire and explosion on March 27, 2000 at the K-Resin plant in Pasadena, Texas.

                  "Materiality Requirement" shall mean any requirement in a representation or warranty that a condition, event or state of fact be "material," correct or true in "all material respects," have a "Material Adverse Effect," or be or not be "reasonably expected to have a Material Adverse Effect" (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

                  "Membership Interests" shall have the definition set forth in the Amended LLC Agreement.

                  "Multiemployer Plans" shall have the meaning set forth in
Section 4.14(c).

                  "Net After-Tax Basis" shall mean after any U.S. federal, state or local income or franchise taxes (computed using the Tax Rate) incurred as a result of certain indemnification (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax), reduced by any tax benefit arising as a result of such indemnification or disguised sale treatment, as the case may be.

                  "Net Working Capital" shall mean, with respect to P Chem or C Chem, non-cash current assets (including accounts receivable, the book value of inventory and current prepaid and deferred charges and excluding prepaid or deferred Income Taxes) less accounts payable and other current liabilities (excluding current Income Taxes payable and the current portion of long-term debt), in each case as actually contributed to the Company, excluding any receivables from and payables to Phillips or its Affiliates or Chevron or its Affiliates. For purposes of this calculation, all items shall be determined in accordance with GAAP, applied on a basis consistent with the P Chem December 31 Balance Sheet or the C Chem December 31 Balance Sheet, as applicable.

                  "Net Working Capital Statement" shall have the meaning set forth in Section 3.3(a).

                  "Neutral Firm" shall have the meaning set forth in Section 3.3(c).

                  "P Chem" shall mean, collectively, the businesses, operations and assets that comprise the Chemicals segment separately reported in Phillips' September 30, 1999 Form 10-Q, including the assets set forth in Part I of Exhibit A-1 (including, in the case of any real property assets identified in Part I of Exhibit A-1, all right, title and interest of Phillips and its Subsidiaries in and to all land, improvements, easements, rights of way, fixtures, equipment and personal property associated with such real property assets, irrespective of whether such land, improvements, easements, rights of way, fixtures, equipment and personal property are specifically identified in
Part I of Exhibit A-1 or in Schedule 4.11(a)(i) or Schedule 4.11(a)(ii) of the Phillips Disclosure Schedule, but subject to any specific exclusions or limitations, if any, set forth in Part I of Exhibit A-1), the entities set forth in Part II of Exhibit A-1, and the P Chem Liabilities, but excluding the Phillips Excluded Assets and the Phillips Excluded Liabilities.

                  "P Chem December 31 Balance Sheet" shall mean the consolidated balance sheet of P Chem as of December 31, 1999, including the pro forma adjustments, attached as Schedule 4.6 the Phillips Disclosure Schedule.

                  "P Chem Discontinued Business" shall mean American Thermoplastics Company, Catalyst Services Inc., fertilizer and biotechnology businesses and any business which is materially different in terms of both products and processes from the businesses conducted by P Chem as of the date of this Agreement.

                  "P Chem Employee" shall have the meaning set forth in Annex A.

                  "P Chem Intellectual Property" shall have the meaning set forth in Section 4.13(a).

                  "P Chem Leases" shall have the meaning set forth in Section 4.11(c).

                  "P Chem Liabilities" shall mean all Liabilities of Phillips and its Subsidiaries and/or Affiliates attributable to the businesses and operations of P Chem, including (i) all Liabilities arising from the ownership or use of assets that are part of P Chem, (ii) all Liabilities attributable to products produced by or with such assets, (iii) all Liabilities attributable to the production of such products, including all claims for personal injury, defective products, and the like, (iv) all Liabilities under contracts, leases or permits if and to the extent utilized in the business of P Chem as conducted on or before the Closing Date, and (v) all Liabilities made the responsibility of the Company pursuant to Annex A, Annex B or Annex C; but excluding the Phillips Excluded Liabilities.

                  "P Chem Material Contracts" shall have the meaning set forth in Section 4.10(a).

                  "P Chem Patent Rights" shall mean all claims of letters patent and patent applications owned or controlled by Phillips or its Patent Subsidiaries, in the sense of having the right to grant licenses thereunder, all subject to the terms and conditions, including the obligation to account to third parties, under which such rights are held, based upon inventions conceived prior to the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, insofar and only insofar as such claims cover in whole or in part technology or inventions that are primarily used by or identified as relating primarily to the P Chem business, or which arose from research, development or demonstration activities which relate primarily to the P Chem business, including those patents and patent applications listed on Schedule
6.18 of the Phillips Disclosure Schedule and foreign counterparts thereof. P Chem Patent Rights shall specifically exclude patent claims covering S Zorb sulfur removal technology and the Phillips MaxCat coke reduction technology.

                  "P Chem Proprietary Technology" shall mean transferable rights in unpublished technical information, knowhow and trade secrets owned or controlled by Phillips or its Patent Subsidiaries prior to the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, relating primarily to the P Chem business and research, development, and demonstration activities relating primarily to the P Chem business, including information relating to proprietary computer programs, data bases, computer models, engineering correlations, process design, engineering and operating data, proprietary catalysts and other materials, formulations, experimental data, performance testing information, pilot plant data, and test methods, and including information licensed from third parties, all subject to the terms and conditions, including the obligation to account to third parties under which such rights are held. P Chem Proprietary Technology shall specifically exclude S Zorb sulfur removal technology and the Phillips MaxCat coke reduction technology.

                  "P Chem Real Property" shall have the meaning set forth in
Section 4.11(b).

                  "P Chem Subsidiaries" shall mean, collectively, any Subsidiaries to be contributed by Phillips or Phillips Member Affiliates to the Company.

                  "P Chem Working Capital Difference" shall mean P Chem's Actual Net Working Capital minus the Net Working Capital set forth on the P Chem December 31 Balance Sheet.

                  "Party" shall have the meaning set forth in the Recitals.

                  "Patent Subsidiary" shall mean, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, more than 50% of the voting power of the outstanding equity securities (or equivalent voting interests).

                  "Permit" shall have the meaning set forth in Section 4.5.

                  "Permitted Encumbrances" shall mean, with respect to or upon any of the property or assets of P Chem or C Chem, as the case may be, whether owned as of the date hereof or thereafter, any Liens, Claims, rights (including rights of Governmental Entities), reservations, exceptions, easements, rights-of-way, conditions, restrictions (including restrictive covenants and zoning and land use restrictions imposed by applicable laws, regulations and ordinances), leases, and other similar title exceptions or encumbrances affecting such property or assets that either (a) affect such property or assets as of the date of this Agreement and are identified with reasonable particularity in the Phillips Disclosure Schedule or the Chevron Disclosure Schedule, as applicable, or (b) were not incurred in the borrowing of money and, individually and in the aggregate, do not and will not materially interfere with the use in the ordinary conduct of such Person's businesses or present or impose any material financial obligations not reflected in the financial statements described in Section 4.6 or Section 5.6, as applicable. Without limiting the generality of the foregoing definition, the following shall constitute "Permitted Encumbrances": (a) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of such properties or assets if the same are customarily obtained subsequent to the transfer of title; and (b) the terms and conditions of all easements, rights-of-way, and leases included within such properties and assets, but only to the extent such terms and conditions would be acceptable to a reasonably prudent person acquiring those easements, rights of way and leases for the purposes for which they have been used.

                  "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Entity.

                  "Phillips" shall have the meaning set forth in the Preamble.

                  "Phillips Disclosure Schedule" shall mean the disclosure schedules delivered by Phillips concurrently herewith.

                  "Phillips Excluded Assets" shall mean the assets set forth on Exhibit B-1.

                  "Phillips Excluded Liabilities" shall mean the liabilities set forth on Exhibit C-1.

                  "Phillips Indemnified Person" shall have the meaning set forth in Section 9.1.

                  "Phillips Member Affiliates" shall have the meaning set forth in Section 2.1(a).

                  "Phillips Plans" shall mean, collectively, all material employee benefit plans providing benefits to any P Chem Employees that are sponsored or maintained by Phillips or any of its Affiliates or to which Phillips or any of its Affiliates contributes or is obligated to contribute on behalf of P Chem Employees, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

                  "Phillips Retained Affiliates" shall mean, collectively, all Affiliates of Phillips other than P Chem Subsidiaries.

                  "Phillips Savings Plans" shall have the meaning set forth in Annex A.

                  "Projected K-Resin EBITDA" shall mean (i) $37.4 million for the year 2000 (prorated from the Closing Date), plus (ii) $40.7 million for the year 2001 (prorated to the Cut-Off Date if prior to December 31, 2001), plus
(iii) $45.8 million for the year 2002 (prorated to the Cut-Off Date if prior to December 31, 2002).

                  "Reference Rate" shall have the meaning set forth in Section 3.3(e).

                  "Returns" or "Tax Returns" shall have the meaning set forth in Annex B.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Subsidiary" shall mean, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding equity securities (or equivalent voting interests).

                  "Target Quantities" shall have the meaning set forth in
Section 6.19(a).

                  "Tax" or "Taxes" shall mean all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, windfall profits, sales, use, occupation, value added, AD VALOREM, transfer, franchise, withholding, payroll, employment, excise, stamp, premium, capital stock, production, business and occupation, disability, severance, or real or personal property taxes, fees, or assessments of any kind whatsoever imposed by any Governmental Entity, together with any interest or penalties imposed with respect thereto.

                  "Tax-Adjusted Shortfall" shall have the meaning set forth in
Section 6.19(b).

                  "Tax Rate" shall have the meaning set forth in the Amended LLC Agreement.

                  "Tax Return" shall have the meaning set forth in Annex B.

                  "Taxing Authority" shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

                  "Third Party Claim" shall have the meaning set forth in Annex
C.

                  "Trademarks and Logos" shall mean any names, marks, trade names, trademarks and logos.

                  "Tradename License Agreement" shall have the meaning set forth in Section 6.9(a).

                  "Transition Services Agreement" shall have the meaning set forth in Section 6.11(a).

                  "Year 2000 Problem" shall mean the inability of any hardware, software or process to recognize and correctly calculate dates or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date.

                                   ARTICLE II

                           CONTRIBUTION TO THE COMPANY

                  SECTION 2.1. The Company. (a) At the Closing, (i) Phillips shall execute and deliver, and shall cause to be executed and delivered by each of its Affiliates set forth on Schedule 2.1(a) of the Phillips Disclosure Schedule (such Affiliates, the "Phillips Member Affiliates"), the Amended LLC Agreement, and (ii) Chevron shall execute and deliver, and shall cause to be executed and delivered by each of its Affiliates set forth on Schedule 2.1(a) of the Chevron Disclosure Schedule (such Affiliates, the "Chevron Member Affiliates"), the Amended LLC Agreement.

                  (b) Unless otherwise agreed by the Parties prior to the Closing, at the Closing, (i) all indebtedness for borrowed money between P Chem Subsidiaries, on the one hand, and Phillips or any of its Affiliates (excluding P Chem Subsidiaries), on the other hand, shall be distributed, capitalized, discharged or otherwise canceled in a manner consistent with the pro forma adjustments reflected in the P Chem December 31 Balance Sheet, and (ii) all indebtedness for borrowed money between C Chem Subsidiaries, on the one hand, and Chevron or any of its Affiliates (excluding C Chem Subsidiaries), on the other hand, shall be distributed, capitalized, discharged or otherwise canceled in a manner consistent with the pro forma adjustments reflected in the C Chem December 31 Balance Sheet.

                  (c) At the Closing, the Company shall accept the contributions from Phillips and the Phillips Member Affiliates referred to in Section 2.2, and, in consideration therefor, Phillips and the Phillips Member Affiliates shall become Class P Members of the Company owning an aggregate of 100% of the Class P Membership Interests, which represents 50% of the Membership Interests in the Company. Phillips and the Phillips Member Affiliates shall receive Membership Interests as set forth on Schedule 2.1(a) of the Phillips Disclosure Schedule.

                  (d) At the Closing, the Company shall accept the contributions from the Chevron Member Affiliates referred to in Section 2.3, and, in consideration therefor, the Chevron Member Affiliates shall become Class C Members of the Company owning an aggregate of 100% of the Class C Membership Interests, which represents 50% of the Membership Interests in the Company. The Chevron Member Affiliates shall receive Membership Interests as set forth on
Schedule 2.1(a) of the Chevron Disclosure Schedule.

                  SECTION 2.2. Contribution of P Chem to the Company. Phillips shall, at the Closing, convey, transfer, assign and deliver, and cause to be conveyed, transferred, assigned and delivered by the Phillips Member Affiliates, to the Company all right, title and interest in the assets, operations and entities that constitute P Chem in the manner set forth on Schedule 2.2 of the Phillips Disclosure Schedule. To the extent any of the P Chem Subsidiaries currently own any Phillips Excluded Assets, such Phillips Excluded Assets shall, where feasible, be conveyed, transferred, leased or assigned by such P Chem Subsidiaries to Phillips or a Subsidiary of Phillips (other than a P Chem Subsidiary) prior to the Closing (and, to the extent conveyance, transfer, leasing or assignment of such Phillips Excluded Assets prior to Closing is not feasible, Phillips shall be entitled, as provided in Section 6.11(d), to require such P Chem Subsidiaries or the Company, as applicable, to convey, transfer, lease or assign such Phillips Excluded Assets to Phillips or a Subsidiary of Phillips (other than the Company or a P Chem Subsidiary) as soon as practicable subsequent to the Closing).

                  SECTION 2.3. Contribution of C Chem to the Company. Chevron shall, at the Closing, convey, transfer, assign and deliver, and cause to be conveyed, transferred, assigned and delivered by the Chevron Member Affiliates, to the Company all right, title and interest in the assets, operations and entities that constitute C Chem in the manner set forth on Schedule 2.3 of the Chevron Disclosure Schedule. To the extent any of the C Chem Subsidiaries currently own any Chevron Excluded Assets, such Chevron Excluded Assets shall, where feasible, be conveyed, transferred, leased or assigned by such C Chem Subsidiaries to Chevron or a Subsidiary of Chevron (other than a C Chem Subsidiary) prior to the Closing (and, to the extent conveyance, transfer, leasing or assignment of such Chevron Excluded Assets prior to Closing is not feasible, Chevron shall be entitled, as provided in Section 6.11(d), to require such C Chem Subsidiaries or the Company, as applicable, to convey, transfer, lease or assign such Chevron Excluded Assets to Chevron or a Subsidiary of Chevron (other than the Company or a C Chem Subsidiary) as soon as practicable subsequent to the Closing).

                  SECTION 2.4. Assumption of Liabilities by the Company. (a) The Company shall, at the Closing, assume from Phillips and each Phillips Member Affiliate (and, thereafter, pay, perform and discharge), and Phillips shall, at the Closing, convey, transfer, assign and deliver, and cause to be conveyed, transferred, assigned and delivered by the Phillips Member Affiliates to the Company, the P Chem Liabilities.

                  (b) The Company shall, at the Closing, assume from Chevron and each Chevron Member Affiliate (and, thereafter, pay, perform and discharge), and Chevron shall, at the Closing, convey, transfer, assign and deliver, and cause to be conveyed, transferred, assigned and delivered by the Chevron Member Affiliates to the Company, the C Chem Liabilities.

                                   ARTICLE III

                                   THE CLOSING

                  SECTION 3.1. Closing Place and Date. The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as of the close of business on June 30, 2000, or if later, on the second Business Day after the date on which all conditions to each party's obligations hereunder have been satisfied or waived, or such other time and place upon which the parties may agree. The day on which the Closing occurs is referred to as the "Closing Date."

                  SECTION 3.2. Closing Date Deliveries

                  (a) Phillips Deliveries. At the Closing, Phillips shall deliver, or cause to be delivered, the following:

                           (i) to Chevron, the certificate required to be
                  delivered by Phillips pursuant to Section 7.2(a)(iii);

                           (ii) to the Company, bills of sale, bargain and sale
                  deeds, assignments and other instruments of transfer, and documents as shall be appropriate to effectively convey and transfer P Chem to the Company and to put the Company in operational control of P Chem or for aiding, assisting, collecting and reducing to possession the assets of P Chem and exercising rights with respect thereto; and

                           (iii) to Chevron and the Company, the Amended LLC
                  Agreement, executed by the Phillips Member Affiliates.

                  (b) Chevron Deliveries. At the Closing, Chevron shall deliver, or cause to be delivered, the following:

                           (i) to Phillips, the certificate required to be
                  delivered by Chevron pursuant to Section 7.1(a)(iii);

                           (ii) to the Company, bills of sale, bargain and sale
                  deeds, assignments and other instruments of transfer, and documents as shall be appropriate to effectively convey and transfer C Chem to the Company and to put the Company in operational control of C Chem or for aiding, assisting, collecting and reducing to possession the assets of C Chem and exercising rights with respect thereto; and

                           (iii) to Phillips and the Company, the Amended LLC
                  Agreement, executed by the Chevron Member Affiliates.

                  (c) Company Deliveries. At the Closing, the Company shall deliver the following:

                           (i) to Phillips and each Phillips Member Affiliate,
                  an assignment and assumption agreement relating to the assumption of P Chem Liabilities, in a form reasonably satisfactory to the Parties; and

                           (ii) to each Chevron Member Affiliate, an assignment
                  and assumption agreement relating to the assumption of C Chem Liabilities, in a form reasonably satisfactory to the Parties.

                  SECTION 3.3. Post-Closing Adjustment. (a) Within 30 days after the Closing, (i) Phillips will deliver to Chevron and the Company an unaudited statement of Net Working Capital of P Chem as of the Closing Date, prepared on a basis consistent with the P Chem December 31 Balance Sheet (Phillips' "Net Working Capital Statement") and an unaudited statement of Contributed Cash (Phillips' "Contributed Cash Statement"), and (ii) Chevron will deliver to Phillips an unaudited statement of Net Working Capital of C Chem as of the Closing Date, prepared on a basis consistent with the C Chem December 31 Balance Sheet (Chevron's "Net Working Capital Statement") and an unaudited statement of Contributed Cash (Chevron's "Contributed Cash Statement").

                  (b) Each Party shall provide the other Party (and, if applicable, the Neutral Firm), upon request, prompt and reasonable access to its books and records and other supporting information reasonably necessary for the other Party (and, if applicable, the Neutral Firm) to verify the determination of such Party's Net Working Capital Statement and Contributed Cash Statement.

                  (c) Unless, within 45 days after receipt by a Party of the other Party's Net Working Capital Statement and Contributed Cash Statement, the receiving Party notifies the delivering Party that the receiving Party does not agree with the determination of Net Working Capital and/or Contributed Cash as of the Closing Date set forth in such delivering Party's Net Working Capital Statement and/or Contributed Cash Statement, such delivering Party's Net Working Capital and Contributed Cash determinations shall be final and binding on the Parties and shall be deemed such Party's "Actual Net Working Capital" and "Actual Contributed Cash," respectively. If the receiving Party notifies the delivering Party in writing during such 45-day period that the receiving Party does not agree with the delivering Party's Net Working Capital or Contributed Cash determination, then the Parties shall discuss such disagreement in good faith for 15 days from the date of such written notice, and, if such disagreement is not resolved at the end of such 15-day period, the disagreement will be submitted to KPMG LLP (the "Neutral Firm"). The Neutral Firm will review the disagreement, and, as soon as possible but in any event not later than 60 days after the disagreement was submitted to it, the Neutral Firm shall deliver to Phillips and Chevron its determination of the Actual Net Working Capital and/or Actual Contributed Cash, which determination shall be final and binding on the Parties and then shall be deemed such Party's Actual Net Working Capital and/or Actual Contributed Cash. The fees and expenses of the Neutral Firm shall be allocated between Phillips and Chevron by the Neutral Firm.

                  (d) After a determination of either Party's Contributed Cash shall have become final and binding on Phillips and Chevron as described in
Section 3.3(c), the Company shall pay to such Party an amount equal to the Actual Contributed Cash of such Party.

                  (e) After a determination of both Parties' Actual Net Working Capital shall have become final and binding on Phillips and Chevron as described in Section 3.3(c):

                           (i) if both of the C Chem Working Capital Difference
                  and the P Chem Working Capital Difference are greater than or equal to zero, then the absolute difference between the C Chem Working Capital Difference and the P Chem Working Capital Difference shall be a loan to the Company and the Company shall pay such difference either to Chevron, if the C Chem Working Capital Difference is greater than the P Chem Working Capital Difference, or to Phillips, if the P Chem Working Capital Difference is greater than the C Chem Working Capital Difference;

                           (ii) if both of the C Chem Working Capital Difference
                  and the P Chem Working Capital Difference are less than zero, then the absolute difference between the C Chem Working Capital Difference and the P Chem Working Capital Difference shall be a loan to the Company and the Company shall pay such difference either to Chevron, if the C Chem Working Capital Difference is closer to zero than the P Chem Working Capital Difference, or to Phillips, if the P Chem Working Capital Difference is closer to zero than the C Chem Working Capital Difference;

                           (iii) if the C Chem Working Capital Difference is
                  greater than or equal to zero and the P Chem Working Capital Difference is less than zero, then the sum of the C Chem Working Capital Difference and the absolute value of the P Chem Working Capital Difference shall be a loan to the Company and the Company shall pay such sum to Chevron; or

                           (iv) if the P Chem Working Capital Difference is
                  greater than or equal to zero and the C Chem Working Capital Difference is less than zero, then the sum of the P Chem Working Capital Difference and the absolute value of the C Chem Working Capital Difference shall be a loan to the Company and the Company shall pay such sum to Phillips.

                  (f) The payments described in Sections 3.3(d) and 3.3(e), together with interest thereon from and including the Closing Date to but excluding such payment date, at a rate equal to the rate of interest from time to time announced publicly by Chase Manhattan Bank as its prime rate (the "Reference Rate"), will be paid out of borrowings by the Company and will be made within five (5) Business Days after the necessary determination(s) has become final and binding as described above and will be made in immediately available funds by wire transfer to an account designated by the Person to receive the payment.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PHILLIPS

                  Phillips hereby represents and warrants to each of Chevron and the Company that, except as disclosed on the Phillips Disclosure Schedule (PROVIDED that, as used in this Article

IV only, unless the context otherwise requires, all references to Phillips (and/or its Affiliates) shall be deemed to refer to Phillips and all of the Subsidiaries of Phillips, but in each case, only with respect to the businesses of P Chem):

                  SECTION 4.1. Corporate Organization. Phillips and the P Chem Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization. Each of Phillips and each P Chem Subsidiary has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its businesses as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the businesses conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on either Phillips or P Chem, as applicable. True and complete copies of the certificate of incorporation and by-laws or comparable organizational documents of each P Chem Subsidiary, in effect as of the date of this Agreement, have previously been made available by Phillips to Chevron.

                  SECTION 4.2. Capitalization. Schedule 4.2 of the Phillips Disclosure Schedule sets forth a complete list of all of the P Chem Subsidiaries and their respective jurisdictions of organization and capitalization as of the date hereof. All of the outstanding shares of capital stock or outstanding limited liability company interests of each P Chem Subsidiary are validly issued, fully paid and nonassessable, and, except as set forth on Schedule 4.2 of the Phillips Disclosure Schedule, such shares or interests are owned by Phillips or a wholly-owned Subsidiary of Phillips free and clear of any material Lien with respect thereto. Except as described above, as of the date of this Agreement, there are not, and, at the Closing, there will not be, any capital stock or other equity interests in any P Chem Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating any P Chem Subsidiary to issue, transfer or sell any of its capital stock or other equity interests, or any agreements, arrangements or understandings granting any person any rights in any P Chem Subsidiary similar to capital stock or other equity interests. Except as set forth on Schedule 4.2 of the Phillips Disclosure Schedule, P Chem does not include any material interest in any corporation, partnership, joint venture or other entity.

                  SECTION 4.3. Authority; No Violation. (a) Phillips has full corporate power and authority to execute and deliver this Agreement and the Amended LLC Agreement, and to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement. The execution and delivery of this Agreement and the Amended LLC Agreement and the consummation of the transactions contemplated by this Agreement and the Amended LLC Agreement have been duly and validly approved by all corporate action on the part of Phillips. No other corporate proceedings on the part of Phillips or any of its Affiliates are necessary to approve this Agreement or the Amended LLC Agreement or to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement. This Agreement has been duly and validly executed and delivered by Phillips, and, assuming due authorization, execution and delivery by Chevron and the Company, constitutes a valid and binding obligation of Phillips, enforceable against Phillips in accordance with its terms.

                  (b) Phillips has full corporate power, right and authority to transfer and convey, or cause to be transferred and conveyed, to the Company at the Closing, P Chem.

                  (c) The execution, delivery and performance of this Agreement and the Amended LLC Agreement by Phillips do not, and the consummation by Phillips of the transactions contemplated by this Agreement and the Amended LLC Agreement will not, constitute (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Phillips, (ii) constitute a breach or violation of, or a default under, or give rise to any Lien, any buy-out right, any right of first offer or refusal, any acceleration of remedies, or any right of termination under or trigger any "change of control" rights or remedies under, any indenture, license, contract, agreement or other instrument to which Phillips is a party or by which any of its properties or assets may be bound, or (iii) assuming compliance with the applicable requirements of the HSR Act, violate any law, rule, regulation, judgment, decree or order applicable to P Chem or any of its properties or assets, except, in the case of (ii) and (iii), for such breaches, violations, defaults, Liens, accelerations or rights as would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect on P Chem or to adversely affect the ability of Phillips to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 4.4. Consents and Approvals. Except for applicable requirements of the HSR Act and the European Commission, no notice to, filing with, authorization of, exemption by, or consent or approval of, or the taking of any other action in respect of, any Governmental Entity or any other Person on the part of Phillips is necessary for the consummation by Phillips of the transactions contemplated by this Agreement, except where the failure to provide such notice, make such filing or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on P Chem or to adversely affect the ability of Phillips to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 4.5. Licenses; Compliance with Applicable Law. Phillips or a P Chem Subsidiary holds all licenses, franchises, permits and authorizations (each, a "Permit") necessary for the lawful conduct of P Chem's businesses under and pursuant to, and has complied with and is not in default under, any applicable laws, statutes, orders, rules or regulations of any Governmental Entity relating to P Chem, except, in each case, where the failure to hold such Permit or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on P Chem. To Phillips' knowledge, the businesses of P Chem are not being and have not been conducted in violation of any applicable laws or any orders, writs, injunctions or decrees of any Governmental Entity, except for such violations, if any, as would not, individually or in the aggregate, have a Material Adverse Effect on P Chem.

                  SECTION 4.6. Financial Statements; Undisclosed Liabilities. Phillips has previously made available to Chevron copies of the unaudited consolidated balance sheets of P Chem as of December 31, for the fiscal years 1998 and 1999, and the related unaudited consolidated statements of income and cash flows for the years then ended. The financial statements referred to in this Section 4.6 fairly present in all material respects (except for the absence of footnotes) the financial position of P Chem at December 31, 1999 and 1998, and the results of its operations and its cash flows for the respective fiscal periods therein set forth. The financial statements described in this Section
4.6 (including the related notes, if any) comply in all material respects with applicable internal Phillips accounting requirements with respect thereto; and these statements (including the related notes, if any) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except for the absence of footnotes. P Chem does not have any liabilities required by GAAP to be set forth on a consolidated balance sheet of P Chem (other than as set forth in the notes thereto, if any), except (i) as set forth on the P Chem December 31 Balance Sheet, (ii) for liabilities incurred in the ordinary course of business since December 31, 1999 and (iii) for liabilities that would not reasonably be expected to have a Material Adverse Effect on P Chem. The financial statements described in this
Section 4.6 (including the related notes, if any) are derived from the financial statements used in preparing Phillips' audited financial statements set forth in Phillips' filings with the SEC. Schedule 4.6 of the Phillips Disclosure Schedule sets forth the P Chem December 31 Balance Sheet.

                  SECTION 4.7. Brokers' Fees. Except for Goldman, Sachs & Co., neither Phillips nor any Affiliate of Phillips nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any brokers' fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 4.8. Absence of Certain Changes or Events. From December 31, 1999 through the date of this Agreement, the businesses of P Chem have been operated in the ordinary and normal course in all material respects, and there has not been:

                  (a) any event (whether covered by insurance or not) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on P Chem;

                  (b) any increase in compensation (including severance or termination pay) payable to or to become payable to any consultants, officers, directors, employees or agents working in connection with the businesses of P Chem or any change in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such consultants, officers, directors, employees or agents, in each case, other than (i) general increases or changes reasonably consistent with past practices and applicable to at least 10% of the employees of Phillips and its Subsidiaries, or (ii) other increases that are in accordance with past practice and are not material in the aggregate;

                  (c) any change in financial accounting methods, principles or practices by P Chem materially affecting its assets, Liabilities or businesses, except insofar as such change may have been required by a change in GAAP;

                  (d) any indebtedness for borrowed money incurred by P Chem other than from Phillips or its Affiliates, any issuance of debt securities by P Chem other than to Phillips or its Affiliates, any assumption, guarantee, endorsement or other action that would result in P Chem having responsibility for the obligations of any other Persons, or any mortgage or encumbrance on properties or assets of P Chem other than Liens that do not materially restrict or detract from the value of such properties or assets; or

                  (e) any declaration, setting aside or payment of any distribution (other than in cash), directly or indirectly, except as permitted by this Agreement.

                  SECTION 4.9. Legal Proceedings. (a) As of the date hereof, neither Phillips nor any of its Subsidiaries is a party to any, and there are no pending or, to Phillips' knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Phillips or any of its Subsidiaries that
(i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on P Chem, or (ii) would adversely affect the ability of Phillips to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement. Schedule 4.9 of the Phillips Disclosure Schedule lists all legal, administrative, arbitral or other proceedings relating to the businesses and operations of P Chem to which Phillips or any of its Subsidiaries is a party, and all pending or, to Phillips' knowledge, threatened claims which are material to the business and operations of P Chem.

                  (b) There is no injunction, order, judgment or decree imposed upon P Chem, or any assets of P Chem, which has had, or would reasonably be expected to have, a Material Adverse Effect on P Chem.

                  SECTION 4.10. Contracts. (a) Schedule 4.10(a) of the Phillips Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all contracts, agreements and commitments of the following categories, whether oral or written, express or implied, to which Phillips or any P Chem Subsidiary is a party, relating to P Chem or by which any of P Chem's properties or assets are bound (excluding the agreements contemplated by this Agreement or the Amended LLC Agreement) (collectively, the "P Chem Material Contracts"):

                           (i) any employment, product design or development,
                  personal services, consulting, non-competition, severance, golden parachute, or indemnification contract requiring payments by P Chem in excess of $500,000 per year;

                           (ii) any contract involving or requiring expenditures
                  or receipts by P Chem of more than $2,000,000 in any calendar year and not cancelable or terminable within one year from the Closing Date;

                           (iii) any contract containing covenants limiting the
                  freedom of P Chem to engage in any line of business or compete with any Person or operate at any location;

                           (iv) any contract granting a right of first refusal
                  or first negotiation other than for the purchase of goods or services in the aggregate less than $2,000,000;

                           (v) any partnership or joint venture agreement;

                           (vi) any agreement for the acquisition, sale or lease
                  of material properties or assets of P Chem (by merger, purchase or sale of assets or stock, or otherwise) entered into since January 1, 1998;

                           (vii) any contract or agreement with any Governmental
                  Entity requiring expenditures or receipts by P Chem in excess of $2,000,000;

                           (viii) any collective bargaining agreement or other
                  labor union contract;

                           (ix) any contract between P Chem, on the one hand,
                  and Phillips or any Affiliate of Phillips (other than P Chem), on the other hand; and

                           (x) any commitments and agreements to enter into any
                  of the foregoing.

                  (b) Each P Chem Material Contract is a valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally) obligation of P Chem. There is no default under any P Chem Material Contract by P Chem or, to Phillips' knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by P Chem, or, to Phillips' knowledge, any other party, which default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on P Chem. As of the date of this Agreement, no party to any P Chem Material Contract has given notice to P Chem or made a claim against P Chem with respect to any breach or default thereunder, which breach or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on P Chem. As of the date of this Agreement, there has been no amendment or modification of any of the P Chem Material Contracts, except as specifically listed on Schedule 4.10(a) of the Phillips Disclosure Schedule. The enforceability of any P Chem Material Contract shall not be impaired by the execution and delivery of this Agreement or the Amended LLC Agreement or the consummation of the transactions contemplated hereby or thereby, and, as of the date of this Agreement, no P Chem Material Contract requires that a transaction of the kind contemplated by this Agreement or the Amended LLC Agreement receive the approval of any party to such P Chem Material Contract, except where such impairments or failures to receive approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on P Chem.

                  (c) As of the date of this Agreement, Phillips has delivered to Chevron or otherwise made available to Chevron at the offices of Phillips or its Subsidiaries true, correct and complete copies of all P Chem Material Contracts.

                  SECTION 4.11. Real Property. (a) Schedule 4.11(a)(i) of the Phillips Disclosure Schedule identifies all real property assets (other than real property assets associated with pipelines identified on Exhibit A-1) the fee title to which is owned, beneficially and/or of record, by Phillips as of the date of this Agreement and which are material to the businesses of P Chem.
Schedule 4.11(a)(ii) of the Phillips Disclosure Schedule identifies all real property assets (other than real property assets associated with pipelines identified on Exhibit A-1) a leasehold interest in which is owned, beneficially and/or of record, by Phillips as of the date of this Agreement and which are material to the businesses of P Chem.

                  (b) With respect to any real property owned or leased by Phillips (the "P Chem Real Property"), Phillips has good and valid fee or leasehold title, as the case may be, to all real property owned or leased by Phillips, in each case, free and clear of all Liens, except for Permitted Encumbrances, defects in title or Liens described on Schedules 4.11(a)(i) or 4.11(a)(ii) of the Phillips Disclosure Schedule and other defects in title or Liens that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect on P Chem.

                  (c) Each of the leases (including subleases) to which Phillips is a party (the "P Chem Leases") is a valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally) obligation of each of the lessee and the lessor under such P Chem Lease, and neither Phillips nor, to Phillips' knowledge, the other party to any P Chem Lease is in default under such P Chem Lease in any material respect, other than such defaults, if any, which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on P Chem. As of the date of this Agreement, except where, individually or in the aggregate, there would not reasonably be expected to be a Material Adverse Effect on P Chem or as otherwise set forth on Schedule 4.11(a)(ii) of the Phillips Disclosure Schedule, (i) the enforceability of any of the P Chem Leases will not be impaired by the execution or delivery of this Agreement or the Amended LLC Agreement, (ii) the execution and delivery of this Agreement or the Amended LLC Agreement or the consummation of the transactions contemplated by this Agreement or the Amended LLC Agreement will not entitle the lessor under any P Chem Lease to terminate such P Chem Lease prior to the scheduled expiration thereof, and (iii) neither Phillips nor any P Chem Subsidiary is currently participating in any discussions or negotiations regarding termination of any P Chem Lease of a property at which P Chem conducts business operations prior to the scheduled expiration of such P Chem Lease by reason of a breach or alleged breach by the tenant thereunder.

                  SECTION 4.12. Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on P Chem, (a) the properties, operations and activities of P Chem are in material compliance with all applicable Environmental Laws; (b) P Chem is not subject to any existing, pending or, to Phillips' knowledge, threatened, action, suit, proceeding or remediation activity under any Environmental Law; (c) Hazardous Materials have not at any time been released or disposed of at the properties currently owned, operated, leased or used by P Chem; (d) the previous and current methods of releasing or disposing of Hazardous Materials generated, used, treated, recycled or stored at, upon or under the properties previously or currently owned, operated, leased or used by P Chem have been disclosed to Chevron; and (e) Phillips has not restricted access for the review of and copying by Chevron all of the environmental reports, documents, data and other information prepared by or for P Chem relating to the properties previously or currently owned, operated, leased or used by P Chem.

                  SECTION 4.13. Intellectual Property. (a) Phillips has, or will as of the Closing have, such ownership of or such rights by license or other agreement to use all patents and patent applications, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications, proprietary information and data, including trade secrets, as are necessary to permit P Chem to conduct its businesses as currently conducted (collectively, the "P Chem Intellectual Property"), except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, have a Material Adverse Effect on P Chem.

                  (b) To Phillips' knowledge, the conduct of the businesses of P Chem as currently conducted does not infringe the valid proprietary rights of any third party, and there are no present or threatened infringements of the P Chem Intellectual Property by any third party, except, in either case, for such infringements that would not, individually or in the aggregate, have a Material Adverse Effect on P Chem. There are no pending or, to Phillips' knowledge, threatened infringement proceedings, litigation or claims by any Person against the use by P Chem of any P Chem Intellectual Property or any third-party intellectual property.

                  (c) Schedule 6.18 of the Phillips Disclosure Schedule sets forth a list of all United States patents and United States patent applications which are primarily used by or identified as relating primarily to the P Chem business, including licensing, research, development and demonstration activities.

                  (d) Schedule 6.18 of the Phillips Disclosure Schedule sets forth a list of all United States registered trademarks other than Trademarks and Logos as defined in Section 6.9 which are primarily used or identified as relating to the P Chem business.

                  SECTION 4.14. Employee Benefit Plans. (a) Schedule 4.14(a) of the Phillips Disclosure Schedule includes a complete list of all Phillips Plans. Except as set forth on Schedule 4.14(a) of the Phillips Disclosure Schedule, none of the Phillips Plans is sponsored or maintained by P Chem or any P Chem Subsidiary.

                  (b) With respect to each Phillips Plan, Phillips has delivered or made available to Chevron a true, correct and complete copy of all plan documents and the current summary plan description.

                  (c) No Phillips Plans are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). None of the P Chem Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the P Chem Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

                  (d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any of the P Chem Subsidiaries following the Closing.

                  (e) Except as specifically provided in Annex A and except for stock options granted by Phillips to P Chem Employees, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any P Chem Employee.

                  SECTION 4.15. Labor Relations. Phillips is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employment discrimination, equal opportunity, affirmative action, workers' compensation, unemployment insurance, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable laws, except where the failure to comply would not reasonably be expected to cause a Material Adverse Effect on P Chem. Neither Phillips nor any Subsidiary of Phillips is a party to any collective bargaining agreement or other labor union contract with respect to any P Chem Employee, and, to Phillips's knowledge, there are no activities or proceedings of any labor union to organize any P Chem Employees. No claim has been made by any labor organization that the operations of P Chem to be contributed to the Company under this Agreement would be subject to any agreement with such labor organization or to a duty to bargain with such labor organization regarding the terms and conditions of employment for any group of employees involved in such operations. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of Phillips, threatened, against or affecting P Chem.

                  SECTION 4.16. Transactions with Affiliates. As of the date of this Agreement, except as set forth on Schedule 4.16 of the Phillips Disclosure Schedule and except for transactions contemplated by this Agreement, (a) no director or officer of Phillips is currently, directly or indirectly, a party to any transaction with P Chem, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such director or officer, and (b) P Chem has no outstanding material contract, agreement or other arrangement with Phillips or any of its Affiliates (other than P Chem) and has not engaged in any material transaction outside the ordinary course of business with Phillips or its Affiliates (other than P Chem) since January 1, 1999.

                  SECTION 4.17. Personal Property. Phillips owns, or holds valid leasehold interests in, the personal property owned or used by it, in each case, free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on P Chem.

                  SECTION 4.18. Year 2000. Phillips has developed and implemented a plan for addressing the Year 2000 Problem, except where its failure to do so would not reasonably be expected to have a Material Adverse Effect on P Chem. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect on P Chem, none of the assets or equipment owned or utilized by P Chem will fail to perform because of, or due in any way to, a Year 2000 Problem. As of the date of this Agreement, to Phillips' knowledge, no vendor, supplier or customer of P Chem is reasonably expected to experience a Year 2000 Problem that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on P Chem.

                  SECTION 4.19. Insurance. P Chem is, and has been continuously since December 31, 1999, insured with Phillips-affiliated insurance companies or with third-party insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses as conducted by P Chem during such time period. As of the date of this Agreement, P Chem has not received any notice of cancellation or termination with respect to any insurance policy of P Chem that would reasonably be expected to have a Material Adverse Effect on P Chem.

                  SECTION 4.20. Acquisition of Company Interests for Investment. With respect to Phillips' acquisition of Company Interests, Phillips has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of Company Interests. Phillips is acquiring the Company Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Interests. Phillips agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

                  SECTION 4.21. Sufficiency of Contribution. Except as disclosed elsewhere in this Agreement or in the Phillips Disclosure Schedule, as of the Closing, Phillips holds, and shall transfer and convey to the Company at Closing, all right, title and interest of Phillips and its Affiliates to all properties, rights, assets and Liabilities (other than the Phillips Excluded Assets and the Phillips Excluded Liabilities) of the chemicals businesses of Phillips and its Affiliates as conducted as of the date of this Agreement and as of the Closing.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF CHEVRON

                  Chevron hereby represents and warrants to each of Phillips and the Company that, except as disclosed on the Chevron Disclosure Schedule (PROVIDED that, as used in this Article V only, unless the context otherwise requires, all references to Chevron (and/or its Affiliates) shall be deemed to refer to Chevron and all of the Subsidiaries of Chevron, but, in each case, only with respect to the businesses of C Chem):

                  SECTION 5.1. Corporate Organization. Chevron and the C Chem Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization. Each of Chevron and each C Chem Subsidiary has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its businesses as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the businesses conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on either Chevron or C Chem, as applicable. True and complete copies of the certificate of incorporation and by-laws or comparable organizational documents of each C Chem Subsidiary, in effect as of the date of this Agreement, have previously been made available by Chevron to Phillips.

                  SECTION 5.2. Capitalization. Schedule 5.2 of the Chevron Disclosure Schedule sets forth a complete list of all of the C Chem Subsidiaries and their respective jurisdictions of organization and capitalization, as of the date hereof. All of the outstanding shares of capital stock or outstanding limited liability company interests of each C Chem Subsidiary are validly issued, fully paid and nonassessable, and, except as set forth on Schedule 5.2 of the Chevron Disclosure Schedule, such shares or interests are owned by Chevron or a wholly-owned Subsidiary of Chevron free and clear of any material Lien with respect thereto. Except as described above, as of the date of this Agreement, there are not, and, at the Closing, there will not be, any capital stock or other equity interests in any C Chem Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating any C Chem Subsidiary to issue, transfer or sell any of its capital stock or other equity interests, or any agreements, arrangements or understandings granting any person any rights in any C Chem Subsidiary similar to capital stock or other equity interests. Except as set forth on Schedule 5.2 of the Chevron Disclosure Schedule, C Chem does not include any material interest in any corporation, partnership, joint venture or other entity.

                  SECTION 5.3. Authority; No Violation. (a) Chevron has full corporate power and authority to execute and deliver this Agreement and the Amended LLC Agreement and to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement. The execution and delivery of this Agreement and the Amended LLC Agreement and the consummation of the transactions contemplated by this Agreement and the Amended LLC Agreement have been duly and validly approved by all corporate action on the part of Chevron. No other corporate proceedings on the part of Chevron or any of its Affiliates are necessary to approve this Agreement or the Amended LLC Agreement or to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement. This Agreement has been duly and validly executed and delivered by Chevron, and, assuming due authorization, execution and delivery by Phillips and the Company, constitutes a valid and binding obligation of Chevron, enforceable against Chevron in accordance with its terms.

                  (b) Chevron has full corporate power, right and authority to transfer and convey, or cause to be transferred and conveyed, to the Company at the Closing, C Chem.

                  (c) The execution, delivery and performance of this Agreement and the Amended LLC Agreement by Chevron do not, and the consummation by Chevron of the transactions contemplated by this Agreement and the Amended LLC Agreement will not, constitute (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Chevron, (ii) constitute a breach or violation of, or a default under, or give rise to any Lien, any buy-out right, any right of first offer or refusal, any acceleration of remedies, or any right of termination under or trigger any "change of control" rights or remedies under, any indenture, license, contract, agreement or other instrument to which Chevron is a party or by which any of its properties or assets may be bound, or
(iii) assuming compliance with the applicable requirements of the HSR Act, violate any law, rule, regulation, judgment, decree or order applicable to C Chem or any of its properties or assets, except, in the case of (ii) and (iii), for such breaches, violations, defaults, Liens, accelerations or rights as would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect on C Chem or to adversely affect the ability of Chevron to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 5.4. Consents and Approvals. Except for applicable requirements of the HSR Act and the European Commission, no notice to, filing with, authorization of, exemption by, or consent or approval of, or the taking of any other action in respect of, any Governmental Entity or any other Person on the part of Chevron is necessary for the consummation by Chevron of the transactions contemplated by this Agreement, except where the failure to provide such notice, make such filing or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on C

Chem or to adversely affect the ability of Chevron to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 5.5. Licenses; Compliance with Applicable Law. Chevron or a C Chem Subsidiary holds all Permits necessary for the lawful conduct of C Chem's businesses under and pursuant to, and has complied with and is not in default under, any applicable laws, statutes, orders, rules or regulations of any Governmental Entity relating to C Chem, except, in each case, where the failure to hold such Permit or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on C Chem. To Chevron's knowledge, the businesses of C Chem are not being and have not been conducted in violation of any applicable laws or any orders, writs, injunctions or decrees of any Governmental Entity, except for such violations, if any, as would not, individually or in the aggregate, have a Material Adverse Effect on C Chem.

                  SECTION 5.6. Financial Statements; Undisclosed Liabilities. Chevron has previously made available to Phillips copies of the unaudited consolidated balance sheets of C Chem as of December 31, for the fiscal years 1998 and 1999, and the related unaudited consolidated statements of income and cash flows for the years then ended. The financial statements referred to in this Section 5.6 fairly present in all material respects (except for the absence of footnotes) the financial position of C Chem at December 31, 1999 and 1998, and the results of its operations and its cash flows for the respective fiscal periods therein set forth. The financial statements described in this Section
5.6 (including the related notes, if any) comply in all material respects with applicable internal Chevron accounting requirements with respect thereto; and these statements (including the related notes, if any) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except for the absence of footnotes. C Chem does not have any liabilities required by GAAP to be set forth on a consolidated balance sheet of C Chem (other than as set forth on the notes thereto, if any), except (i) as set forth on the C Chem December 31 Balance Sheet, (ii) for liabilities incurred in the ordinary course of business since December 31, 1999 and (iii) for liabilities that would not reasonably be expected to have a Material Adverse Effect on C Chem.

                  The financial statements described in this Section 5.6 (including the related notes, if any) are derived from the financial statements used in preparing Chevron's audited financial statements set forth in Chevron's filings with the SEC. Schedule 5.6 of the Chevron Disclosure Schedule sets forth the C Chem December 31 Balance Sheet.

                  SECTION 5.7. Brokers' Fees. Except for Lehman Brothers, neither Chevron nor any Affiliate of Chevron nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any brokers' fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 5.8. Absence of Certain Changes or Events. From December 31, 1999 through the date of this Agreement, the businesses of C Chem have been operated in the ordinary and normal course in all material respects, and there has not been:

                  (a) any event (whether covered by insurance or not) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on C Chem;

                  (b) any increase in compensation (including severance or termination pay) payable to or to become payable to any consultants, officers, directors, employees or agents working in connection with the businesses of C Chem or any change in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such consultants, officers, directors, employees or agents, in each case, other than (i) general increases or changes reasonably consistent with past practices and applicable to at least 10% of the employees of Chevron and its Subsidiaries, or (ii) other increases that are in accordance with past practice and are not material in the aggregate;

                  (c) any change in financial accounting methods, principles or practices by C Chem materially affecting its assets, Liabilities or businesses, except insofar as such change may have been required by a change in GAAP;

                  (d) any indebtedness for borrowed money incurred by C Chem other than from Chevron or its Affiliates, any issuance of debt securities by C Chem other than to Chevron or its Affiliates, any assumption, guarantee, endorsement or other action that would result in C Chem having responsibility for the obligations of any other Persons, or any mortgage or encumbrance on properties or assets of C Chem other than Liens that do not materially restrict or detract from the value of such properties or assets; or

                  (e) any declaration, setting aside or payment of any distribution (other than in cash), directly or indirectly, except as permitted by this Agreement.

                  SECTION 5.9. Legal Proceedings. (a) As of the date hereof, neither Chevron nor any of its Subsidiaries is a party to any, and there are no pending or, to Chevron's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Chevron or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on C Chem, or (ii) would adversely affect the ability of Chevron to consummate the transactions contemplated by this Agreement or the Amended LLC Agreement. Schedule 5.9 of the Chevron Disclosure Schedule lists all legal, administrative, arbitral or other proceedings relating to the businesses and operations of C Chem to which Chevron or any of its Subsidiaries is a party, and all pending or, to Chevron's knowledge, threatened claims which are material to the business and operations of C Chem.

                  (b) There is no injunction, order, judgment or decree imposed upon C Chem, or any assets of C Chem, which has had, or would reasonably be expected to have, a Material Adverse Effect on C Chem.

                  SECTION 5.10. Contracts. (a) Schedule 5.10(a) of the Chevron Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all contracts, agreements and commitments of the following categories, whether oral or written, express or implied, to which Chevron or any C Chem Subsidiary is a party, relating to C Chem or by which any of C Chem's properties or assets are bound (excluding the agreements contemplated by this Agreement or the Amended LLC Agreement) (collectively, the "C Chem Material Contracts"):

                           (i) any employment, product design or development,
                  personal services, consulting, non-competition, severance, golden parachute or indemnification contract requiring payments by C Chem in excess of $500,000 per year;

                           (ii) any contract involving or requiring expenditures
                  or receipts by C Chem of more than $2,000,000 in any calendar year and not cancelable or terminable within one year from the Closing Date;

                           (iii) any contract containing covenants limiting the
                  freedom of C Chem to engage in any line of business or compete with any Person or operate at any location;

                           (iv) any contract granting a right of first refusal
                  or first negotiation other than for the purchase of goods or services in the aggregate less than $2,000,000;

                           (v) any partnership or joint venture agreement;

                           (vi) any agreement for the acquisition, sale or lease
                  of material properties or assets of C Chem (by merger, purchase or sale of assets or stock, or otherwise) entered into since January 1, 1998;

                           (vii) any contract or agreement with any Governmental
                  Entity requiring expenditures or receipts by C Chem in excess of $2,000,000;

                           (viii) any collective bargaining agreement or other
                  labor union contract;

                           (ix) any contract between C Chem, on the one hand,
                  and Chevron or any Affiliate of Chevron (other than C Chem), on the other hand; and

                           (x) any commitments and agreements to enter into any
                  of the foregoing.

                  (b) Each C Chem Material Contract is a valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally) obligation of C Chem. There is no default under any C Chem Material Contract by C Chem or, to Chevron's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by C Chem, or, to Chevron's knowledge, any other party, which default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on C Chem. As of the date of this Agreement, no party to any C Chem Material Contract has given notice to C Chem or made a claim against C Chem with respect to any breach or default thereunder, which breach or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on C Chem. As of the date of this Agreement, there has been no amendment or modification of any of the C Chem Material Contracts, except as specifically listed on Schedule 5.10(a) of the Chevron Disclosure Schedule. The enforceability of any C Chem Material Contract shall not be impaired by the execution and delivery of this Agreement or the Amended LLC Agreement or the consummation of the transactions contemplated hereby or thereby, and, as of the date of this Agreement, no C Chem Material Contract requires that a transaction of the kind contemplated by this Agreement or the Amended LLC Agreement receive the approval of any party to such C Chem Material Contract, except where such impairments or failures to receive approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on C Chem.

                  (c) As of the date of this Agreement, Chevron has delivered to Phillips or otherwise made available to Phillips at the offices of Chevron or its Subsidiaries true, correct and complete copies of all C Chem Material Contracts.

                  SECTION 5.11. Real Property. (a) Schedule 5.11(a)(i) of the Chevron Disclosure Schedule identifies all real property assets the fee title to which is owned, beneficially and/or of record, by Chevron as of the date of this Agreement and which are material to the businesses of C Chem. Schedule 5.11(a)(ii) of the Chevron Disclosure Schedule identifies all real property assets a leasehold interest in which is owned, beneficially and/or of record, by Chevron as of the date of this Agreement and which are material to the businesses of C Chem.

                  (b) With respect to any real property owned or leased by Chevron (the "C Chem Real Property"), Chevron has good and valid fee or leasehold title, as the case may be, to all real property owned or leased by Chevron, in each case, free and clear of all Liens, except for Permitted Encumbrances, defects in title or Liens described on Schedules 5.11(a)(i) and 5.11(a)(ii) of the Chevron Disclosure Schedule and other defects in title or Liens that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect on C Chem.

                  (c) Each of the leases (including subleases) to which Chevron is a party (the "C Chem Leases") is a valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally) obligation of each of the lessee and the lessor under such C Chem Lease, and neither Chevron nor, to Chevron's knowledge, the other party to any C Chem Lease is in default under such C Chem Lease in any material respect, other than such defaults, if any, which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on C Chem. As of the date of this Agreement, except where, individually or in the aggregate, there would not reasonably be expected to be a Material Adverse Effect on C Chem or as otherwise set forth on Schedule 5.11(a)(i) of the Chevron Disclosure Schedule, (i) the enforceability of any of the C Chem Leases will not be impaired by the execution or delivery of this Agreement or the Amended LLC Agreement, (ii) the execution and delivery of this Agreement or the Amended LLC Agreement or the consummation of the transactions contemplated by this Agreement or the Amended LLC Agreement will not entitle the lessor under any C Chem Lease to terminate such C Chem Lease prior to the scheduled expiration thereof, and (iii) neither Chevron nor any C Chem Subsidiary is currently participating in any discussions or negotiations regarding termination of any C Chem Lease of a property at which C Chem conducts business operations prior to the scheduled expiration of such C Chem Lease by reason of a breach or alleged breach by the tenant thereunder.

                  SECTION 5.12. Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on C Chem, (a) the properties, operations and activities of C Chem are in material compliance with all applicable Environmental Laws; (b) C Chem is not subject to any existing, pending or, to Chevron's knowledge, threatened, action, suit, proceeding or remediation activity under any Environmental Law; (c) Hazardous Materials have not at any time been released or disposed of at the properties currently owned, operated, leased or used by C Chem; (d) the previous and current methods of releasing or disposing of Hazardous Materials generated, used, treated, recycled or stored at, upon or under the properties previously or currently owned, operated, leased or used by C Chem have been disclosed to Phillips; and (e) Chevron has not restricted access for the review of and copying by Phillips all of the environmental reports, documents, data and other information prepared by or for C Chem relating to the properties previously or currently owned, operated, leased or used by C Chem.

                  SECTION 5.13. Intellectual Property. (a) Chevron has, or will as of the Closing have, such ownership of or such rights by license or other agreement to use all patents and patent applications, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications, proprietary information and data, including trade secrets, as are necessary to permit C Chem to conduct its businesses as currently conducted (collectively, the "C Chem Intellectual Property"), except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, have a Material Adverse Effect on C Chem.

                  (b) To Chevron's knowledge, the conduct of the businesses of C Chem as currently conducted does not infringe the valid proprietary rights of any third party, and there are no present or threatened infringements of the C Chem Intellectual Property by any third party, except, in either case, for such infringements that would not, individually or in the aggregate, have a Material Adverse Effect on C Chem. There are no pending or, to Chevron's knowledge, threatened infringement proceedings, litigation or claims by any Person against the use by C Chem of any C Chem Intellectual Property or any third-party intellectual property.

                  (c) Schedule 6.18 of the Chevron Disclosure Schedule sets forth a list of all United States patents and United States patent applications which are primarily used by or identified as relating primarily to the C Chem business, including licensing, research, development and demonstration activities.

                  (d) Schedule 6.18 of the Chevron Disclosure Schedule sets forth a list of all United States registered trademarks other than Trademarks and Logos as defined in Section 6.9 which are primarily used or identified as relating to the C Chem business.

                  SECTION 5.14. Employee Benefit Plans. (a) Schedule 5.14(a) of the Chevron Disclosure Schedule includes a complete list of all Chevron Plans. Except as set forth on Schedule 5.14(a) of the Chevron Disclosure Schedule, none of the Chevron Plans is sponsored or maintained by C Chem or any C Chem Subsidiary.

                  (b) With respect to each Chevron Plan, Chevron has delivered or made available to Phillips a true, correct and complete copy of all plan documents and the current summary plan description.

                  (c) No Chevron Plans are Multiemployer Plans. None of the C Chem Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the C Chem Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

                  (d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any of the C Chem Subsidiaries following the Closing.

                  (e) Except as specifically provided in Annex A and except for stock options granted by Chevron to C Chem Employees, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any C Chem Employee.

                  SECTION 5.15. Labor Relations. Chevron is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employment discrimination, equal opportunity, affirmative action, workers' compensation, unemployment insurance, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable laws, except where the failure to comply would not reasonably be expected to cause a Material Adverse Effect on C Chem. Neither Chevron nor any Subsidiary of Chevron is a party to any collective bargaining agreement or other labor union contract with respect to any C Chem Employee, and, to Chevron's knowledge, there are no activities or proceedings of any labor union to organize any C Chem Employees. No claim has been made by any labor organization that the operations of C Chem to be contributed to the Company under this Agreement would be subject to any agreement with such labor organization or to a duty to bargain with such labor organization regarding the terms and conditions of employment for any group of employees involved in such operations. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of Chevron, threatened, against or affecting C Chem.

                  SECTION 5.16. Transactions with Affiliates. As of the date of this Agreement, except as set forth on Schedule 5.16 of the Chevron Disclosure Schedule and except for transactions contemplated by this Agreement, (a) no director or officer of Chevron is currently, directly or indirectly, a party to any transaction with C Chem, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such director or officer, and (b) C Chem has no outstanding material contract, agreement or other arrangement with Chevron or any of its Affiliates (other than C Chem) and has not engaged in any material transaction outside the ordinary course of business with Chevron or its Affiliates (other than C Chem) since January 1, 1999.

                  SECTION 5.17. Personal Property. Chevron owns, or holds valid leasehold interests in, the personal property owned or used by it, in each case, free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on C Chem.

                  SECTION 5.18. Year 2000. Chevron has developed and implemented a plan for addressing the Year 2000 Problem, except where its failure to do so would not reasonably be expected to have a Material Adverse Effect on C Chem. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect on C Chem, none of the assets or equipment owned or utilized by C Chem will fail to perform because of, or due in any way to, a Year 2000 Problem. As of the date of this Agreement, to Chevron's knowledge, no vendor, supplier or customer of C Chem is reasonably expected to experience a Year 2000 Problem that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on C Chem.

                  SECTION 5.19. Insurance. C Chem is, and has been continuously since December 31, 1999, insured with Chevron-affiliated insurance companies or with third-party insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses as conducted by C Chem during such time period. As of the date of this Agreement, C Chem has not received any notice of cancellation or termination with respect to any insurance policy of C Chem that would reasonably be expected to have a Material Adverse Effect on C Chem.

                  SECTION 5.20. Acquisition of Company Interests for Investment. With respect to Chevron's acquisition of Company Interests, Chevron has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of Company Interests. Chevron is acquiring the Company Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Interests. Chevron agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

                  SECTION 5.21. Sufficiency of Contribution. Except as disclosed elsewhere in this Agreement or in the Chevron Disclosure Schedule, as of the Closing, Chevron holds, and shall transfer and convey to the Company at Closing, all right, title and interest of Chevron and its Affiliates to all properties, rights, assets and Liabilities (other than the Chevron Excluded Assets and the Chevron Excluded Liabilities) of the chemicals businesses of Chevron and its Affiliates as conducted as of the date of this Agreement and as of the Closing.

                                   ARTICLE VI

                                    COVENANTS

                  SECTION 6.1. Investigation of Business; Access to Properties and Records. (a) From the date of this Agreement through the Closing, Phillips and Chevron shall cause P Chem and C Chem, respectively, to afford to representatives of the other Party reasonable access to their offices, properties, books and records, during normal business hours, in order that the other Party may have a full opportunity to make such investigations as it desires of their affairs; PROVIDED, HOWEVER, that such investigation shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel or operations of Phillips or P Chem, or Chevron or C Chem, respectively. All requests for access to the offices, properties, books, and records relating to P Chem or C Chem shall be made to such representatives as may be designated in writing by Phillips or Chevron, as appropriate (the "Designated Representatives"), which Designated Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Phillips nor Chevron nor their respective representatives shall contact any of the employees, customers or suppliers of the other Party and its Subsidiaries, in connection with the transactions contemplated by this Agreement and the Amended LLC Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of the other Party's Designated Representatives, which consent shall not be unreasonably withheld.

                  (b) Any information provided to a Party or its representatives pursuant to this Agreement or the Amended LLC Agreement shall be held by such Party and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement and the Amended LLC Agreement, as applicable. From and after the Closing, each Party shall, and shall cause its Affiliates to, maintain in confidence and not use nonpublic information of the other Party, except as otherwise specifically permitted by this Agreement or the Amended LLC Agreement or as required by law.

                  (c) Except as contemplated by this Agreement and the Amended LLC Agreement, each of Phillips and Chevron agrees, and agrees to cause its representatives not to, until the earlier of the Closing or termination of this Agreement in accordance with its terms, not to (i) enter into any agreement with any third party, or engage in any discussions with attorneys, investment bankers, other advisors or representatives, or any third party, regarding a transaction involving the sale of, or creation of a joint venture involving, all or any material portion of the operations of P Chem or C Chem, as applicable, or
(ii) solicit, initiate or encourage offers in respect thereof.

                  (d) The Company agrees to (i) hold all of the books and records of each of P Chem and C Chem existing on the Closing Date and not to destroy or dispose of any thereof for a period of four years from the Closing Date or such longer time as may be required by law, and, thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing, at least 60 days prior to such destruction or disposition, to surrender them to Phillips or Chevron, respectively, and (ii) following the Closing Date to afford Phillips and Chevron, their respective accountants and counsel, during normal business hours, upon reasonable notice, full access to such books and records to the extent that such access may be requested for any legitimate purpose at no cost to Phillips or Chevron (other than for reasonable out-of-pocket expenses); PROVIDED, HOWEVER, that nothing herein shall limit any of Phillips' or Chevron's respective rights of discovery pursuant to any legal proceeding. The Company shall have the same rights, and Phillips and Chevron, respectively, the same obligations, as are set forth in this Section 6.1(d) with respect to any books, non-privileged records and employees of Phillips or Chevron pertaining to the Company and its Subsidiaries, with the exception of Tax Returns. The Company will provide additional information to the extent reasonably requested and required by Phillips or Chevron for a legitimate purpose.

                  SECTION 6.2. Consents and Approvals. (a) Subject to the terms and conditions of this Agreement and the Amended LLC Agreement, each of Phillips and Chevron agrees to use its best commercially reasonable efforts to promptly
(i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Amended LLC Agreement, (ii) obtain and maintain all approvals, consents, registrations, Permits and other confirmations required to be obtained from any third party (including any Governmental Entity) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement, (iii) lift or rescind any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement, and (iv) fulfill all conditions to this Agreement and the Amended LLC Agreement. Subject to applicable laws relating to the exchange of information, Phillips and Chevron shall each have the right to review, in advance, and to the extent practicable will consult each other on, all submissions and communications relating to P Chem or C Chem, as the case may be, made with any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Amended LLC Agreement.

                  (b) Notwithstanding anything to the contrary in this Agreement, in the event of any sale of non-current assets approved by Phillips or Chevron, as applicable, and consummated prior to the Closing pursuant to Sections 6.2, 6.4 or 6.5, at the Closing, all after-Tax proceeds from such sale shall be held by P Chem or C Chem, as applicable, and the representations and warranties in Articles IV and V shall be deemed to be adjusted appropriately.

                  (c) In furtherance and not in limitation of the foregoing, each of Phillips and Chevron agrees to (i) make appropriate antitrust filings, including filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, and filings with the European Commission, as promptly as practicable (if not already completed by the date of this Agreement), (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any applicable antitrust laws in connection with the transaction contemplated by this Agreement, and (iii) complete the review process under any relevant antitrust laws to permit the consummation of the transactions contemplated by this Agreement and the Amended LLC Agreement, including causing the expiration or termination of the applicable waiting periods under any relevant antitrust laws as soon as possible.

                  SECTION 6.3. Further Assurances. (a) Phillips and Chevron agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement and the Amended LLC Agreement.

                  (b) To the extent not already in the possession of the Company or its Subsidiaries on or before the Closing Date, Phillips shall deliver to the Company all original agreements, documents, books, records and files relating to the ownership or operation of the businesses of P Chem or its respective properties or assets, including all books of account, journals and ledgers, correspondence, memoranda, maps, plats, customer lists, information and account histories, supplier lists and information, personnel records relating to P Chem Employees, engineering plans, property records, title insurance policies, stock certificates and stock transfer records, minute books and corporate seals.

                  (c) To the extent not already in the possession of the Company or its Subsidiaries on or before the Closing Date, Chevron shall deliver to the Company all original agreements, documents, books, records and files relating to the ownership or operation of the businesses of C Chem or its properties or assets, including all books of account, journals and ledgers, correspondence, memoranda, maps, plats, customer lists, information and account histories, supplier lists and information, personnel records relating to C Chem Employees, engineering plans, property records, title insurance policies, stock certificates and stock transfer records, minute books and corporate seals.

                  SECTION 6.4. Conduct of the Phillips Chemicals Business. From the date of this Agreement through the Closing, except as disclosed on Schedule
6.4 of the Phillips Disclosure Schedule or otherwise provided for in, or contemplated by, this Agreement or the Amended LLC Agreement, and, except as consented to or approved by Chevron in writing, Phillips covenants and agrees that:

                  (a) Phillips shall cause the businesses of P Chem to be operated in the ordinary course in substantially the same manner as conducted as of the date hereof, including by funding all capital expenditures in the ordinary course as contemplated by the 2000 capital expenditure budget set forth on Schedule 6.4(a) of the Phillips Disclosure Schedule;

                  (b) none of the P Chem Subsidiaries shall (i) amend its respective certificate or articles of incorporation or by-laws or comparable organizational documents, or (ii) make any change in its authorized or issued capital stock, limited liability company interests or other equity interests;

                  (c) none of the P Chem Subsidiaries shall (i) issue, sell or agree to issue or sell any shares of capital stock, limited liability company interests or any other securities (including any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock, limited liability company interests or other securities), or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any securities of any of the P Chem Subsidiaries;

                  (d) except in the ordinary course of business, Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, enter into any joint venture, partnership or other similar arrangement, or enter into or assume any material contract which would be required to be listed on Schedule 4.10 of the Phillips Disclosure Schedule if such contract were entered into or assumed prior to the date of this Agreement;

                  (e) except (i) in the ordinary course of business or (ii) for the transactions set forth on Schedule 6.4(e) of the Phillips Disclosure Schedule and any other acquisition involving expenditures of less than $5,000,000, Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, (A) acquire any material assets or securities of any Person or any interests therein or (B) except pursuant to
Section 6.2, sell, assign, license, transfer, lease (as lessor) or otherwise dispose of any material assets or securities;

                  (f) except as contemplated by the 2000 capital expenditure budget set forth on Schedule 6.4(a) of the Phillips Disclosure Schedule, and except for acquisitions permitted under Section 6.4(e), Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, make or authorize any capital expenditure or expenditures that will be paid for by the Company following the Closing;

                  (g) Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, make any change in any of their present financial accounting methods and practices pertaining to P Chem, except as required by changes in GAAP;

                  (h) Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, declare or pay any non-cash dividend or make any similar distribution or payment, directly or indirectly; PROVIDED, HOWEVER, that Phillips shall be entitled to cause the Phillips Excluded Assets to be conveyed, transferred, leased or assigned to Phillips or a Subsidiary of Phillips (other than a P Chem Subsidiary);

                  (i) Phillips shall cause (i) any trade accounts payable, (ii) any payments required by any indentures, mortgages, financing arrangements, loan agreements or similar arrangements, or (iii) any other obligations, in each case pertaining to P Chem, to be paid in full when due unless Phillips or its Affiliate is in good faith contesting the same (with appropriate reserves);

                  (j) except in the ordinary course of business, Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, (i) incur any indebtedness for borrowed money other than from Phillips or its Affiliates, issue any debt securities other than to Phillips and its Affiliates, or assume, guarantee, endorse or otherwise be responsible for the obligations of any other Persons, or (ii) mortgage or encumber any of its properties or assets other than with Liens that do not materially restrict or detract from the value of such properties or assets;

                  (k) Phillips shall cause the P Chem Subsidiaries not to, and Phillips and its Affiliates shall not, with respect to P Chem, enter into any contract, agreement or other arrangement with Phillips or its Affiliates; and

                  (l) none of Phillips or its Affiliates (including Subsidiaries of Phillips) shall agree to take any action prohibited by this Section 6.4.

                  Notwithstanding the provisions of this Section 6.4, nothing in this Agreement or the Amended LLC Agreement shall be construed or interpreted to prevent any entity from (i) paying or making regular or special dividends or other distributions consisting of cash, (ii) making or accepting inter- or intra-company advances, or (iii) engaging in any transaction incident to the normal cash management procedures of Phillips and its Affiliates prior to the Closing.

                  SECTION 6.5. Conduct of the Chevron Chemicals Business. From the date of this Agreement through the Closing, except as disclosed on Schedule
6.5 of the Chevron Disclosure

Schedule or otherwise provided for in, or contemplated by, this Agreement or the Amended LLC Agreement, and, except as consented to or approved by Phillips in writing, Chevron covenants and agrees that:

                  (a) Chevron shall cause the businesses of C Chem to be operated in the ordinary course in substantially the same manner as conducted as of the date hereof, including by funding all capital expenditures in the ordinary course as contemplated by the 2000 capital expenditure budget set forth on Schedule 6.5(a) of the Chevron Disclosure Schedule;

                  (b) none of the C Chem Subsidiaries shall (i) amend its respective certificate or articles of incorporation or by-laws or comparable organizational documents or (ii) make any change in its authorized or issued capital stock, limited liability company interests or other equity interests;

                  (c) none of the P Chem Subsidiaries shall (i) issue, sell or agree to issue or sell any shares of capital stock, limited liability company interests or any other securities (including any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock, limited liability company interests or other securities), or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any securities of any of the C Chem Subsidiaries;

                  (d) except in the ordinary course of business, Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, enter into any joint venture, partnership or other similar arrangement, or enter into or assume any material contract which would be required to be listed on Schedule 5.10 of the Chevron Disclosure Schedule if such contract were entered into or assumed prior to the date of this Agreement;

                  (e) except (i) in the ordinary course of business or (ii) for the transactions set forth on Schedule 6.5(e) of the Chevron Disclosure Schedule and any other acquisition involving expenditures of less than $5,000,000, Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, (A) acquire any material assets or securities of any Person or any interests therein or (B) except pursuant to
Section 6.2, sell, assign, license, transfer, lease (as lessor) or otherwise dispose of any material assets or securities;

                  (f) except as contemplated by the 2000 capital expenditure budget set forth on Schedule 6.5(a) of the Chevron Disclosure Schedule, and except for acquisitions permitted under Section 6.5(e), Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, make or authorize any capital expenditure or expenditures that will be paid for by the Company following the Closing;

                  (g) Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, make any change in any of their present financial accounting methods and practices pertaining to C Chem, except as required by changes in GAAP;

                  (h) Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, declare or pay any non-cash dividend or make any similar distribution or payment, directly or indirectly; PROVIDED, HOWEVER, that Chevron shall be entitled to cause the Chevron Excluded Assets to be conveyed, transferred, leased or assigned to Chevron or a Subsidiary of Chevron (other than a C Chem Subsidiary);

                  (i) Chevron shall cause (i) any trade accounts payable, (ii) any payments required by any indentures, mortgages, financing arrangements, loan agreements or similar arrangements, or (iii) any other obligations, in each case pertaining to C Chem, to be paid in full when due unless Chevron or its Affiliate is in good faith contesting the same (with appropriate reserves);

                  (j) except in the ordinary course of business, Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, (i) incur any indebtedness for borrowed money other than from Chevron or its Affiliates, issue any debt securities other than to Chevron and its Affiliates, or assume, guarantee, endorse or otherwise be responsible for the obligations of any other Persons, or (ii) mortgage or encumber any of its properties or assets other than with Liens that do not materially restrict or detract from the value of such properties or assets;

                  (k) Chevron shall cause the C Chem Subsidiaries not to, and Chevron and its Affiliates shall not, with respect to C Chem, enter into any contract, agreement or other arrangement with Chevron or its Affiliates; and

                  (l) none of Chevron or its Affiliates (including Subsidiaries of Chevron) shall agree to take any action prohibited by this Section 6.5.

                  Notwithstanding the provisions of this Section 6.5, nothing in this Agreement or the Amended LLC Agreement shall be construed or interpreted to prevent any entity from (i) paying or making regular or special dividends or other distributions consisting of cash, making or accepting inter- or intra-company advances, or (iii) engaging in any transaction incident to the normal cash management procedures of Chevron and its Affiliates prior to the Closing.

                  SECTION 6.6. Preservation of Business. (a) Subject to the terms and conditions of this Agreement and the Amended LLC Agreement, Phillips shall use reasonable efforts to preserve the businesses of P Chem intact, to keep available to P Chem and the Company the services of P Chem Employees and to preserve the goodwill of customers and others having business relations with P Chem in all material respects.

                  (b) Subject to the terms and conditions of this Agreement and the Amended LLC Agreement, Chevron shall use reasonable efforts to preserve the businesses of C Chem intact, to keep available to C Chem and the Company the services of C Chem Employees and to preserve the goodwill of customers and others having business relations with C Chem in all material respects.

                  SECTION 6.7. Public Announcements. Except as otherwise required by law, each of Phillips and Chevron will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld or delayed) before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

                  SECTION 6.8. Assignment of Contracts, Leases, Permits, etc.
(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, lease or Permit, or any Claim or benefit if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of the Company, P Chem or C Chem thereunder.

                  (b) With respect to any contract, lease or Permit necessary to the conduct of businesses of P Chem or C Chem as presently conducted (and any Claim or benefit arising thereunder or resulting therefrom) and not held as of the Closing by a P Chem Subsidiary or a C Chem Subsidiary, and with respect to any P Chem Material Contract or C Chem Material Contract, and any other contract, lease or Permit pertaining to and advantageous for the businesses of P Chem or C Chem, Phillips, Chevron and the Company will use their best commercially reasonable efforts to obtain as expeditiously as possible the written consent of the other parties to such contract, lease or Permit for the assignment or, if required, novation, thereof to the Company or a Subsidiary thereof, as applicable, or, alternatively, written confirmation from such parties reasonably satisfactory in form and substance to Phillips and Chevron that such consent is not required. In furtherance of the foregoing, as soon as practicable following the date hereof, Phillips and Chevron shall submit, or cause to be submitted, to the other party or parties thereto documentation seeking the written waiver or approval of such other contracting party or parties thereto to the transfer and assignment of all of Phillips' or Chevron's (or their respective Affiliates'), as applicable, Claims, benefits and Liabilities thereunder to the Company or a Subsidiary thereof, as applicable.

                  (c) The failure by the Parties to obtain any required consent, waiver, confirmation, novation or approval with respect to any contract, lease or Permit shall not relieve either Party from its obligation to consummate at the Closing the transactions contemplated by this Agreement or the Amended LLC Agreement or any other obligations hereunder or thereunder unless such failures would, in the aggregate, have a Material Adverse Effect on C Chem or P Chem.

                  (d) If any consent, waiver, confirmation, novation or approval is not obtained prior to the Closing with respect to any contract, lease or Permit described in subparagraph (b) of this Section 6.8, then Phillips or Chevron, as applicable, shall establish, or cause to be established, an agency type or other arrangement satisfactory to the other Party and to the Company under which Phillips or Chevron, as applicable, shall hold, or cause to be held, such interest, lease or Permit for the Company and the Company would obtain the Claims and benefits and assume the corresponding Liabilities thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Phillips or Chevron, as applicable, would enforce, or cause to be enforced, at the direction of and for the benefit of the Company with the Company assuming and agreeing to pay Chevron's or Phillips' (or their respective Affiliates') obligations and expenses, any and all Claims and benefits of Phillips or Chevron (or their respective Affiliates) against a third party thereto; PROVIDED, HOWEVER, that Phillips' or Chevron's obligation to maintain, or cause to be maintained, any such arrangement shall terminate upon the earliest to occur of: (i) the expiration or termination of such contract, lease or Permit in accordance with its terms (without regard to any extensions, automatic or otherwise); or (ii) with regard to a Permit, such time as the Company shall obtain a Permit in reasonable substitution therefor, or have its application for such substitute Permit denied. In any such arrangement, Phillips or Chevron, as applicable, shall promptly pay, or cause to be paid, to the Company when received, all moneys relating to the period after the Closing Date received by it under any contract or any Claim, right or benefit arising thereunder not transferred pursuant to this Section 6.8, and the Company shall promptly pay, perform or discharge when due any Liability arising thereunder after the Closing Date.

                  SECTION 6.9. Corporate Names. (a) The Company and Phillips acknowledge that, from and after the Closing Date, the Company and Phillips shall have no rights with respect to any Trademarks and Logos incorporating "Chevron" by itself or in combination with any other Trademark or Logo, including the corporate design logos associated therewith, and that Chevron shall retain absolute and exclusive proprietary rights thereto or goodwill represented thereby or pertaining thereto, except as granted in the Tradename License Agreement among Phillips, Chevron and the Company, in the form set forth as Appendix B (the "Tradename License Agreement"). Phillips shall not and, except as permitted in such Tradename License Agreement, the Company shall not, nor shall they permit any of their respective Affiliates to, use any name, phrase or logo incorporating "Chevron" or such corporate design logo or any confusingly similar name, phrase, logo or corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; PROVIDED, HOWEVER, that the Company may continue to use any signage, printed literature, sales materials, purchase orders and sales or lease agreements, and sell any products, that are included in the inventories of C Chem on the Closing Date and that bear a name, phrase or logo incorporating "Chevron" or such corporate design logo, until the supplies thereof existing on the Closing Date have been exhausted, but in any event for not longer than one year from the Closing Date.

                  (b) The Company and Chevron acknowledge that, from and after the Closing Date, the Company and Chevron shall have no rights with respect to any Trademarks and Logos incorporating "Phillips" or "66" by themselves or in combination with any other Trademark or Logo, including the corporate design logos associated therewith, and that Phillips shall retain absolute and exclusive proprietary rights thereto or goodwill represented thereby or pertaining thereto, except as granted in the Tradename License Agreement. Chevron shall not and, except as permitted in such Tradename License Agreement, Company shall not, nor shall they permit any of their respective Affiliates to, use any name, phrase or logo incorporating "Phillips" or "66" or such corporate design logo or any confusingly similar name, phrase, logo or corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; PROVIDED, HOWEVER, that the Company may continue to use any signage, printed literature, sales materials, purchase orders and sales or lease agreements, and sell any products, that are included in the inventories of P Chem on the Closing Date and that bear a name, phrase or logo incorporating "Phillips" or "66" or such corporate design logo, until the supplies thereof existing on the Closing Date have been exhausted, but in any event for not longer than one year from the Closing Date.

                  (c) Each of Phillips, Chevron and the Company shall execute and deliver to each other the Tradename License Agreement on or prior to the Closing.

                  SECTION 6.10. D&O Indemnification. The parties hereto agree that the transactions contemplated by this Agreement and the Amended LLC Agreement shall not affect or diminish any duties and obligations of indemnification from Phillips or Chevron or their respective Affiliates (other than the P Chem Subsidiaries and the C Chem Subsidiaries) existing as of the Closing Date in favor of employees, agents, directors or officers of the P Chem Subsidiaries or the C Chem Subsidiaries, respectively, arising by virtue of their respective certificates of incorporation or by-laws or comparable organizational documents in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect and shall be honored by the Company for so long as they would (but for the transactions contemplated by this Agreement and the Amended LLC Agreement) otherwise survive and continue in full force and effect.

                  SECTION 6.11. Additional Agreements. (a) At the Closing, Phillips and certain of its Affiliates, Chevron and certain of its Affiliates shall enter into the Amended LLC Agreement. At the Closing, Phillips, Chevron and the Company shall enter into one or more transition services agreement(s) (the "Transition Services Agreements"), providing for the provision of certain administrative, information technology and other transitional services by Phillips and Chevron to be reasonably requested by the Company on a fully allocated cost basis for a period of not more than two years after the Closing Date and subject to termination by the Company at any time on thirty (30) days' notice.

                  (b) The P Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips and its Affiliates, on the other hand, shall enter into agreements relating to operating and supply commitments (including pricing) between, the P Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips and its Affiliates, on the other hand. Schedule 6.11(b)(i) of the Phillips Disclosure Schedule sets forth a list of such agreements to be entered into as of the Closing Date in the forms attached to Schedule 6.11(b)(i) of the Phillips Disclosure Schedule, such forms being agreed to as of the date hereof. Section 6.11(b)(ii) of the Phillips Disclosure Schedule sets forth a list of such agreements to be entered into as of the Closing Date (and the assets, properties or subject matter to which such agreements pertain) which shall be based on customary terms consistent with past practice and consistent in all material respects with financial information previously provided by Phillips to Chevron with regard to P Chem, except as may otherwise be provided in Schedule 6.11(b)(ii). The C Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Chevron and its Affiliates, on the other hand, shall enter into agreements relating to operating and supply commitments (including pricing) between, the C Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Chevron and its Affiliates, on the other hand. Schedule 6.11(b)(i) of the Chevron Disclosure Schedule sets forth a list of such agreements to be entered into as of the Closing Date in the forms attached to Schedule 6.11(b)(i) of the Chevron Disclosure Schedule, such forms being agreed to as of the date hereof. Section 6.11(b)(ii) of the Chevron Disclosure Schedule sets forth a list of such agreements to be entered into as of the Closing Date (and the assets, properties or subject matter to which such agreements pertain) which shall be based on customary terms consistent with past practice and consistent in all material respects with financial information previously provided by Chevron to Phillips with regard to C Chem, except as may otherwise be provided in Schedule 6.11(b)(ii).

                  (c) The P Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips and its Affiliates, on the other hand, shall enter into the lease and sublease agreements set forth in Schedule 6.11(c) of the Phillips Disclosure Schedule as of the Closing Date, in the forms attached to Schedule 6.11(c) of the Phillips Disclosure Schedule, such forms being agreed to as of the date hereof. The C Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Chevron and its Affiliates, on the other hand, shall enter into the lease and sublease agreements set forth in
Schedule 6.11(c) of the Chevron Disclosure Schedule as of the Closing Date, in the forms attached to Schedule 6.11(c) of the Chevron Disclosure Schedule, such forms being agreed to as of the date hereof.

                  (d) With regard to assets and facilities involving P Chem, C Chem or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips or Chevron, on the other hand, other than assets and facilities for which arrangements have been provided in the agreements listed in Schedule 6.11(b) or 6.11(c) of the Chevron Disclosure Schedule or in Schedule 6.11(b) or 6.11(c) of the Phillips Disclosure Schedule, such assets and facilities shall, to the extent reasonably practicable (including taking into account the costs of any actions taken), be severed, divided or otherwise separated from each other so that the P Chem Subsidiaries, C Chem Subsidiaries or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips or Chevron, on the other hand, shall own and control their respective assets as of the Closing Date; PROVIDED, HOWEVER, that none of Phillips, Chevron or the Company or its wholly owned subsidiaries shall be obligated to make significant expenditures to effect such separation prior to the Closing Date. Actions taken and expenditures incurred to separate the shared assets and facilities shall be subject to the agreement of Phillips, Chevron and the Company. Such separation may include subdivision of real property, subleasing or other division of shared buildings or premises and allocation of shared working capital, equipment and other assets. Such separation shall be effected in a manner that does not unreasonably disrupt either the businesses of P Chem, C Chem or the Company or its wholly owned subsidiaries or the businesses of Phillips or Chevron, and minimizes, to the extent practicable, current and future costs (and losses of tax or other economic benefits) of the respective businesses. With respect to any assets or facilities that cannot reasonably be separated or otherwise allocated as provided above, (i) right, title and interest shall be allocated between Phillips and its Affiliates (other than the P Chem Subsidiaries, the Company and/or its wholly owned subsidiaries) and the Company and between Chevron and its Affiliates (other than the C Chem Subsidiaries, the Company and/or its wholly owned subsidiaries) based on which entity predominantly uses or holds such asset or facility for use or to which entity's business the asset or facility predominantly relates, and (ii) the other entity shall have a right to use such assets or facilities in its businesses in a manner consistent with past practice for a period which is coterminous with the life of the asset or facility described in (i) (and the coextensive obligation to pay its allocable share of any costs or expenses related to such asset or facility pursuant to the last sentence of this Section 6.11(d)). To the extent the separation of assets and facilities cannot be achieved in a reasonably practicable manner, the parties will enter into appropriate arrangements regarding the shared assets and facilities. Such arrangements shall provide that any costs related to the use of shared assets or facilities that are not separated as of the Closing Date shall be allocated, with respect to the twelve month period beginning immediately after the Closing Date, based on the methodology historically used by Phillips or Chevron, as applicable, and, for any period thereafter, using such reasonable manner as agreed by Phillips and the Company or by Chevron and the Company, as applicable; provided, that the Company may terminate such arrangements at any time after six months after the Closing Date upon written notice to the other party or parties to such arrangements, and any party to such arrangements may terminate the arrangements at any time after twelve months from the Closing Date upon written notice to the other party or parties to such arrangements.

                  (e) From and after the Closing Date, (i) Phillips shall be entitled to require the Company or P Chem, as applicable, to convey, transfer, lease or assign to Phillips or a Phillips Subsidiary (other than the Company or a P Chem Subsidiary) any Phillips Excluded Assets that shall not have been conveyed, transferred, leased or assigned by P Chem prior to the Closing, and
(ii) Chevron shall be entitled to require the Company or C Chem, as applicable, to convey, transfer, lease or assign to Chevron or a Chevron Subsidiary (other than the Company or a C Chem Subsidiary) any Chevron Excluded Assets that shall not have been conveyed, transferred, leased or assigned by C Chem prior to the Closing.

                  SECTION 6.12. Company Integration Expenses. All integration expenses (excluding corporate expenses of Phillips or Chevron) shall be borne by the Company.

                  SECTION 6.13. Insurance. (a) Phillips and the Company acknowledge that the programs and policies of insurance maintained by Chevron and its Affiliates to provide coverage in favor of the C Chem operations shall be terminated effective 12:01 A.M. on the day following the Closing Date. From and after the Closing Date, except as otherwise provided in this Agreement, all risk of loss with respect to properties and assets of C Chem shall be borne by the Company, notwithstanding any insurance coverage that Phillips or Chevron have for their own benefit. With respect to events occurring after December 31, 1999 but prior to the Closing Date, the C Chem operations shall be entitled to the benefits of insurance from independent sources (not affiliated with Chevron), including insurance benefits from third-party reinsurance of any Chevron-affiliated insurance company maintained by or for the benefit of the C Chem operations with respect to properties and assets of C Chem; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in this Agreement, the Company is not an "insured" under any Chevron-affiliated insurance company policy with respect to events occurring from and after the Closing Date and therefore is not entitled to any insurance recovery under such insurance; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in this Agreement, Chevron retains its status as an "insured" under any Chevron-affiliated insurance company policy including its rights to such insurance for liability arising out of the transactions contemplated by this Agreement. Further, the Company shall indemnify and hold harmless Chevron and its Affiliates from any retroactive premiums imposed by any insurer under programs or policies maintained by Chevron prior to the Closing as a result of any claims made after the Closing Date with respect to the properties and assets of C Chem, regardless of the date of loss.

                  (b) Chevron and the Company acknowledge that the programs and policies of insurance maintained by Phillips and its Affiliates to provide coverage in favor of the P Chem operations shall be terminated effective 12:01 A.M. on the day following the Closing Date. From and after the Closing Date, except as otherwise provided in this Agreement, all risk of loss with respect to properties and assets of P Chem shall be borne by the Company, notwithstanding any insurance coverage that Phillips or Chevron have for their own benefit. With respect to events occurring after December 31, 1999 but prior to the Closing Date, the P Chem operations shall be entitled to the benefits of insurance from independent sources (not affiliated with Phillips), including insurance benefits from third-party reinsurance of any Phillips-affiliated insurance company maintained by or for the benefit of the P Chem operations with respect to properties and assets of P Chem; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, the Company is not an "insured" under any Phillips-affiliated insurance company policy with respect to events occurring from and after the Closing Date and therefore is not entitled to any insurance recovery under such insurance; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in this Agreement, Phillips retains its status as an "insured" under any Phillips-affiliated insurance company policy including its rights to such insurance for liability arising out of the transactions contemplated by this Agreement. Further, the Company shall indemnify and hold harmless Phillips and its Affiliates from any retroactive premiums imposed by any insurer under programs or policies maintained by Phillips prior to the Closing as a result of any claims made after the Closing Date with respect to the properties and assets of P Chem, regardless of the date of loss.

                  (c) Each of Phillips and Chevron shall cooperate to cause the Company to have insurance from independent sources (not affiliated with either Phillips or Chevron) in such amounts and against such risks and losses as are customary for companies conducting the businesses to be conducted by the Company.

                  SECTION 6.14. Guarantees. (a) In the event that, after the Closing Date, Phillips or any Affiliate of Phillips (other than the Company and its Subsidiaries) remains liable for any guarantees (whether of payment or performance), letters of credit or other undertakings it has delivered prior to the Closing Date to others for the benefit of P Chem, the Company agrees to indemnify and hold harmless Phillips or such Affiliate of Phillips from any cost, expense or loss (including reasonable attorneys' fees) incurred by Phillips or such Affiliate of Phillips arising, directly or indirectly, therefrom, except insofar as such cost, expense or loss constitutes or arises from a matter with respect to which the Company or any of its Affiliates (excluding Phillips) is entitled to indemnification hereunder. Any such guarantees, letters of credit or other undertakings (including performance guarantees) are set forth on Schedule 6.14(a) of the Phillips Disclosure Schedule. The Company shall use its commercially reasonable best efforts (including an offer of a substitute guarantee, letter of credit or undertaking) to cause or procure the release, as soon as practicable following the Closing Date, of all Liabilities of Phillips or any Affiliate of Phillips (other than the Company and its Subsidiaries) with respect to such guaranties, letters of credit or other undertakings from any of the P Chem Liabilities; PROVIDED HOWEVER, that neither the Company nor its Subsidiaries shall incur any cost or expense in causing or procuring such release.

                  (b) In the event that, after the Closing Date, Chevron or any Affiliate of Chevron (other than the Company and its Subsidiaries) remains liable for any guarantees (whether of payment or performance), letters of credit or other undertakings it has delivered prior to the Closing Date to others for the benefit of C Chem, the Company agrees to indemnify and hold harmless Chevron or such Affiliate of Chevron from any cost, expense or loss (including reasonable attorneys' fees) incurred by Chevron or such Affiliate of Chevron arising, directly or indirectly, therefrom, except insofar as such cost, expense or loss constitutes or arises from a matter with respect to which the Company or any of its Affiliates (excluding Chevron) is entitled to indemnification hereunder. Any such guarantees, letters of credit or other undertakings (including performance guarantees) are set forth on Schedule 6.14(b) of the Chevron Disclosure Schedule. The Company shall use its commercially reasonable best efforts (including an offer of a substitute guarantee, letter of credit or undertaking) to cause or procure the release, as soon as practicable following the Closing Date, of all Liabilities of Chevron or any Affiliate of Chevron (other than the

Company and its Subsidiaries) with respect to such guaranties, letters of credit or other undertakings from any of the C Chem Liabilities; PROVIDED HOWEVER, that neither the Company nor its Subsidiaries shall incur any cost or expense in causing or procuring such release.

                  SECTION 6.15. Actions by Affiliates of Phillips and Chevron. Each of Phillips and Chevron shall ensure that each of its Affiliates (other than, following the Closing, the Company and its Subsidiaries) takes all actions necessary to be taken by such Affiliate in order to fulfill the obligations of Phillips or Chevron, as the case may be under this Agreement.

                  SECTION 6.16. Financing. Each of Phillips and Chevron shall use its commercially reasonable best efforts and cooperate with each other to cause the Company to secure, by the Closing Date or as soon as practicable thereafter, bank credit facilities of $1,670,000,000 (or such lesser amount as would allow the Company to maintain an investment-grade debt rating) on reasonably available commercial terms mutually agreeable to the Parties (the "Financing"). Upon the funding of the Financing, the Company shall distribute 50% of the net proceeds of the Financing to Phillips and 50% of the net proceeds of the Financing to Chevron; PROVIDED, HOWEVER, that the amount distributed to Phillips shall be reduced by (a) the sum of any P Chem Liability as of the Closing Date representing indebtedness for borrowed money of a P Chem Subsidiary other than indebtedness of the entities set forth on Schedule 6.16 of the Phillips Disclosure Schedule and other than debt incurred in the ordinary course of business (pursuant to financial arrangements or plans previously disclosed to Chevron) by such entities, and (b) the SOLP adjustment amount set forth on
Schedule 6.16 of the Phillips Disclosure Schedule, and the amount distributed to Chevron shall be reduced by the sum of any C Chem Liability as of the Closing Date representing indebtedness for borrowed money of a C Chem Subsidiary other than indebtedness of the entities set forth on Schedule 6.16 of the Chevron Disclosure Schedule and other than debt incurred in the ordinary course of business (pursuant to financial arrangements or plans previously disclosed to Phillips) by such entities; and PROVIDED, FURTHER that the distributions set forth in this sentence shall be done in accordance with the terms of Section 9.2(f) of the Amended LLC Agreement.

                  SECTION 6.17. Special Indemnities and Risk Allocation between the Company and the Parties. The provisions of Annex C are hereby incorporated herein.

                  SECTION 6.18. Intellectual Property. (a) At the Company's election and expense, P Chem Patent Rights will be transferred and assigned to the Company upon Closing or at such later time as the Company may specify, subject to Phillips' reservation of (1) an irrevocable, nonexclusive royalty free worldwide license extendible to Phillips' Patent Subsidiaries for use in Phillips' and such Patent Subsidiaries' own business operations and (2) an irrevocable, nonexclusive royalty free worldwide right to Phillips, or its designee, to license any of its Affiliates or any third party for use in any field other than a field primarily related to the P Chem or C Chem business without obligation to account to any other party. If the Company elects not to be assigned any or all of the P Chem Patent Rights, Phillips shall provide the Company with an exclusive license under such P Chem Patent Rights as indicated in subsection (b) below. Notwithstanding the foregoing, Phillips shall not be obligated to assign to the Company title to specific letters patent and patent applications which contain claims that cover technology and inventions that are not primarily used by or identified as relating to the P Chem business or to the extent that such assignment would compromise or adversely impact the validity or enforceability of other letters patent and patent applications owned by Phillips. Nothing in this Agreement shall be deemed to require that Phillips obtain or maintain any patent; provided, however, that prior to Phillips' abandonment of any P Chem patent by failure to pay maintenance fees or taxes or by disclaimer of rights or other dedication to the public, Phillips will offer to assign such P Chem patent to the Company at the Company's expense.

                  (b) Upon Closing, Phillips shall and shall cause, if necessary, its Patent Subsidiaries to grant to the Company the exclusive, irrevocable, royalty free worldwide right and license, including the right to sublicense, to practice, make, use and sell under all P Chem Proprietary Technology and P Chem Patent Rights not otherwise assigned to Company; PROVIDED, HOWEVER, that Phillips reserves (1) an irrevocable, nonexclusive royalty free worldwide license extendible to Phillips' Patent Subsidiaries for use in Phillips' and such Patent Subsidiaries' own business operations and (2) an irrevocable, nonexclusive royalty free worldwide right to Phillips, or its designee, to license any of its Affiliates or any third party for use in any field other than a field primarily related to the P Chem or C Chem business without obligation to account to any other party. Phillips shall and shall cause its Affiliates and third parties to take appropriate measures to protect the confidentiality of P Chem Proprietary Technology and to limit its use, which shall be no less stringent than measures Phillips takes with respect to its own proprietary technology of the same type and shall cause its Affiliates and third parties to accept any applicable restrictions placed on proprietary technology by others.

                  (c) The Company shall have (1) an irrevocable, royalty-free worldwide license under any proprietary technology owned or otherwise licensable by Phillips or its Patent Subsidiaries not contained in the definition of P Chem Proprietary Technology and (2) an irrevocable, royalty-free worldwide immunity from suit under any patent rights which are owned or otherwise licensable by Phillips or its Patent Subsidiaries not contained within the definition of P Chem Patent Rights, insofar, and only insofar as such proprietary technology and claims of such patent rights cover technology and inventions that are used in the P Chem or C Chem business as of the Closing Date, or which embody technology or inventions relating to the P Chem or C Chem business conceived by the Company or on its behalf prior to the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, provided such patent rights are based on applications for patents filed or claiming priority from applications filed heretofore or hereafter prior to three years after the Closing Date, in each case subject to the terms and conditions, including the obligation to account to third parties, under which such rights are held. Such license and immunity from suit shall be limited to the conduct of the Company's business operations primarily related to the P Chem or C Chem business, including without limitation research, development, and demonstration activities, the manufacture, use, or sale of P Chem or C Chem products and the licensing of P Chem or C Chem technology by the Company, and may be extended by the Company to its Affiliates, contractors, suppliers, customers and other third parties, only as appropriate for the purpose of conducting such P Chem or C Chem business and P Chem or C Chem licensing operations; PROVIDED, HOWEVER, that no licenses or immunities will be granted to Company covering technology and inventions that are part of Phillips non-P Chem technology licensing packages being offered as of the date that is the later of December 31, 2000 or the six-month anniversary of the Closing Date, except under separate agreement by the Company and Phillips thereto. The Company shall and shall cause its Affiliates and third parties to take appropriate measures to protect the confidentiality of such proprietary technology and to limit its use as provided above, which shall be no less stringent than measures the Company takes with respect to its own proprietary technology of the same type and shall cause its Affiliates and third parties to accept any applicable contractual restrictions placed on proprietary technology obtained from others.

                  (d) Promptly after the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, Phillips shall fully disclose and, if necessary, shall cause its Patent Subsidiaries to fully disclose and make available to the Company any and all P Chem Proprietary Technology not theretofore disclosed and made available to Company, including any inventions within the scope of the P Chem Patent Rights, and shall cooperate and cause its personnel to cooperate with the Company or its nominee as may be reasonably required in order to obtain patent protection therefor.

                  (e) At the Company's election and expense, C Chem Patent Rights will be transferred and assigned to the Company upon Closing or at such later time as the Company may specify, subject to Chevron's reservation of (1) an irrevocable, nonexclusive royalty free worldwide license extendible to Chevron's Patent Subsidiaries for use in Chevron's and such Patent Subsidiaries' own business operations and (2) an irrevocable, nonexclusive royalty free worldwide right to Chevron, or its designee, to license its Affiliates or any third party for use in any field other than a field primarily related to the P Chem or C Chem business without obligation to account to any other party. If the Company elects not to be assigned any or all of the C Chem Patent Rights, Chevron shall provide the Company with an exclusive license under such C Chem Patent Rights as indicated in subsection (f) below. Notwithstanding the foregoing, Chevron shall not be obligated to assign to the Company title to specific letters patent and patent applications which contain claims that cover technology and inventions that are not primarily used by or identified as relating to the C Chem business or to the extent that such assignment would compromise or adversely impact the validity or enforceability of other letters patent and patent applications owned by Chevron. Nothing in this Agreement shall be deemed to require that Chevron obtain or maintain any patent; provided, however, that prior to Chevron's abandonment of any C Chem patent by failure to pay maintenance fees or taxes or by disclaimer of rights or other dedication to the public, Chevron will offer to assign such C Chem patent to Company at Company's expense.

                  (f) Upon Closing, Chevron shall and shall cause, if necessary, its Patent Subsidiaries to grant to the Company the exclusive, irrevocable, royalty free worldwide right and license, including the right to sublicense, to practice, make, use and sell under all C Chem Proprietary Technology and C Chem Patent Rights not otherwise assigned to the Company; PROVIDED, HOWEVER, that Chevron reserves (1) an irrevocable, nonexclusive royalty free worldwide license extendible to Chevron's Patent Subsidiaries for use in Chevron's and such Patent Subsidiaries' own business operations and (2) an irrevocable, nonexclusive royalty free worldwide right to Chevron, or its designee, to license its Affiliates or any third party for use in any field other than a field primarily related to the P Chem or C Chem business without obligation to account to any other party. Chevron shall and shall cause its Affiliates and third parties to take appropriate measures to protect the confidentiality of C Chem Proprietary Technology and to limit its use, which shall be no less stringent than Chevron takes with respect to its own proprietary technology of the same type and shall cause its Affiliates and third parties to accept any applicable contractual restrictions placed on proprietary technology obtained from others.

                  (g) The Company shall have (1) an irrevocable, royalty-free worldwide license under any proprietary technology owned or otherwise licensable by Chevron or its Patent Subsidiaries not contained in the definition of C Chem Proprietary Technology and (2) an irrevocable, royalty-free worldwide immunity from suit under any patent rights which are owned or otherwise licensable by Chevron or its Patent Subsidiaries not contained within the definition of C Chem Patent Rights, insofar as, and only insofar as such proprietary technology and claims of such patent rights cover technology and inventions that are used in the C Chem or P Chem business as of the Closing Date or which embody technology or inventions relating to C Chem or P Chem business conceived by the Company or on its behalf prior to the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, provided such patent rights are based on applications for patents filed or claiming priority from applications filed heretofore or hereafter prior to three years after the Closing Date; in each case subject to the terms and conditions, including the obligation to account to third parties, under which such rights are held. Such license and immunity from suit shall be limited to the conduct of the Company's business operations primarily related to the P Chem or C Chem business, including without limitation research, development, and demonstration activities, the manufacture, use, or sale of P Chem or C Chem products and the licensing of P Chem or C Chem technology by the Company, and may be extended by the Company to its Affiliates, contractors, suppliers, customers and to other third parties, only as appropriate for the purpose of conducting such P Chem or C Chem business and P Chem or C Chem licensing operations; PROVIDED, HOWEVER, that no licenses or immunities will be granted to the Company covering technology and inventions that are part of Chevron non-C Chem technology licensing packages being offered as of the date that is the later of December 31, 2000 or the six-month anniversary of the Closing Date, except under separate agreement by the Company and Chevron thereto. Company shall and shall cause its Affiliates and third parties to take appropriate measures to protect the confidentiality of such proprietary technology and to limit its use as provided above as the Company takes with respect to its own proprietary technology of the same type and shall cause its Affiliates and third parties to accept any applicable contractual restrictions placed on proprietary technology obtained from others.

                  (h) Promptly after the later of (i) December 31, 2000 or (ii) the six-month anniversary of the Closing Date, Chevron shall fully disclose and, if necessary, shall cause its Patent Subsidiaries to fully disclose and make available to the Company any and all C Chem Proprietary Technology not theretofore disclosed and made available to the Company, including any inventions within the scope of C Chem Patent Rights, and shall cooperate and cause its personnel to cooperate with the Company or its nominee as may be reasonably required in order to obtain patent protection therefor.

                  (i) The Company's exclusive license granted under subsections
(b) and (f) above and subject to the reservations therein, shall include, without limitation, the exclusive right to file, prosecute or abandon patent applications, issue patents, and license third parties under such patent rights and proprietary technology and the exclusive right to enforce such patents and proprietary technology rights, including the exclusive discretion to commence, control and settle any litigation and other proceedings and to recover for past, present, or future damages and other relief under such patents and proprietary technology rights; and the licensor shall participate in any such litigation or proceedings and provide the Company with such information and assistance as reasonably necessary for such litigation or other proceedings, including execution of documents and assignment of such patent or proprietary technology to the Company upon the Company's request and at the Company's cost.

                  (j) Phillips and Chevron recognize that each has entered into numerous agreements with third parties which contain provisions for the transfer of technology and improvements and for granting licenses and patent rights to such technology and improvements, and it is the intent of Chevron and Phillips that such third parties shall not acquire rights pursuant to this Agreement or at Closing except through separately negotiated contractual provisions with the Company. Consequently, notwithstanding anything in this Agreement to the contrary, the Company's licenses and rights to assignment under P Chem Patent Rights and C Chem Patent Rights and rights to use P Chem Proprietary Technology and C Chem Proprietary Technology shall not include:

                           (i) the right for the Company to disclose P Chem
                  Proprietary Technology to any third party or to license or sublicense any third party to use P Chem Proprietary Technology or to license or sublicense any third party under P Chem Patent Rights pursuant to contractual obligations entered into or otherwise existing between Chevron and such third party prior to Closing; and

                           (ii) the right for the Company to disclose C Chem
                  Proprietary Technology to any third party or to license or sublicense any third party to use C Chem Proprietary Technology or to license or sublicense any third party under C Chem Patent Rights pursuant to contractual obligations entered into or otherwise existing between Phillips and such third party prior to closing;

unless and until the Company after Closing has executed a separate written agreement with such third party providing for such disclosure, license or sublicense of proprietary technology or patent rights.

                  (k) All registered trademarks, other than Trademarks and Logos, which are primarily used or identified as relating to the P Chem business as listed in Schedule 6.18 of the Phillips Disclosure Schedule and to the C Chem business as listed in Schedule 6.18 of the Chevron Disclosure Schedule and all foreign counterparts thereof, shall be assigned to the Company at Closing (with recording of such assignments in the applicable trademark registration issuance office to occur as soon as practicable after the Closing with the costs of such assignment to be borne by the Company, subject to such written agreements, licenses or consents as exist as of the Closing Date.

                  SECTION 6.19. K-Resin Contribution. (a) Phillips shall make a cash advance to the Company that may be either repaid in part to Phillips or added to and treated as part of the capital contribution that Phillips and its Affiliates are making at the Closing, in any case, as set forth in this Section 6.19(a). At Closing, Phillips shall advance to the Company $70 million, subject to adjustment depending on the calendar month by which the Company has produced at the K-Resin Plant (and/or Designated Replacement Facilities) and sold into the market an aggregate of 143 million pounds of K-Resin, of which at least 114 million pounds must be of prime quality (the "Target Quantities") and subject to a maximum cap of $109 million. No adjustment shall be due if Target Quantities are achieved later than November 30, 2001 but prior to the close of business on

December 31, 2001, and in such event the entire advance shall be added to Phillips' capital contribution to the Company. For each calendar month prior to December 2001 by which Target Quantities have been achieved, Phillips' advance shall be repaid by $3.2 million and the balance of the advance shall be treated as a capital contribution to the Company. If it is determined that the Target Quantities have not been achieved by December 31, 2001, then the entire advance shall be treated as a capital contribution to the Company and, on the tenth business day of each calendar month after December 2001 until Target Quantities have been achieved, Phillips shall make an additional capital contribution of $3.2 million to the Company; provided that no contribution will be due after December 2002 even if Target Quantities have not been achieved by December 31, 2002.

                  (b) In addition to the capital contribution set forth in
Section 6.19(a), Phillips shall make a capital contribution to the Company equal in amount to the tax-adjusted shortfall (the "Tax-Adjusted Shortfall") from the Projected K-Resin EBITDA for the period commencing on the Closing Date and ending on the earlier of (i) December 31, 2002 or (ii) six months after production capacity equal to 370 million pounds per year has been restored at the K-Resin Plant (the "Cut-Off Date"), subject to a maximum cap of $30 million. The amount of Phillips' contribution pursuant to this Section 6.19(b) shall be determined as soon as practicable after the Cut-Off Date, and any contribution which is then due shall be made within three business days of such determination. However, no capital contribution will be due unless there is a cumulative EBITDA shortfall at the end of the period. The "Tax-Adjusted Shortfall" is an amount equal to the product of (i) the applicable cumulative EBITDA shortfall and (ii) the excess of 100% over the applicable Tax Rate (as defined in the Amended LLC Agreement). The "Tax-Adjusted Shortfall" shall be determined after giving effect to the provisions contained below in Section 6.19(e).

                  (c) The Parties intend that the capital contributions set forth in Sections 6.19(a) and 6.19(b) above are intended to be capital contributions to the Company and not taxable income to the Company or its members. In furtherance of this intent, Phillips shall indemnify Chevron and the Class C Members of the Company on a Net After-Tax Basis against any income or franchise tax incurred in the event that any such capital contribution is treated as taxable income. Phillips shall indemnify Chevron and the Class C Members of the Company on a Net After-Tax Basis against any income or franchise tax in the event that there is a disguised sale under section 707(a)(2)(B) of the Internal Revenue Code or corresponding provision of state or local law by Chevron or any Class C Member that would not have occurred but for Phillips capital contributions in Sections 6.19(a) and 6.19(b) and any related distribution to Chevron or any Class C Member or payment of a liability by the Company or any of its Subsidiaries, provided, however, that in each case the terms and conditions of the Amended LLC Agreement have been complied with.

                  (d) Phillips shall, by assignment or other means, take appropriate steps to ensure that the Company promptly receives, for the period following the Closing, the benefits of and proceeds (the "BI Insurance Proceeds") from any insurance policy for losses from business interruption ("BI Insurance Policy") due to the K-Resin Accident.

                  (e) The Company shall have the economic benefit of any BI Insurance Policy and any BI Insurance Proceeds and shall include such proceeds in the calculation of its taxable income for federal income tax purposes, and Phillips shall have no indemnity obligation with respect to any such income. When actually received by the Company, such proceeds will be credited toward the K-Resin Plant EBITDA. The amount credited toward the K-Resin Plant EBITDA will be equal to 100% of the amount of the BI Insurance Proceeds unless it is determined by a Final Determination with respect to the Company or Phillips that the Company should not include such proceeds in the calculation of its taxable income for federal income tax purposes then the amount credited towards the K-Resin Plant EBITDA shall be equal to the product of the amount of such proceeds and a fraction (expressed as a percent), the numerator of which is 100 and the denominator of which is 100 minus the Tax Rate. In the event that the Company receives the BI Insurance Proceeds and it is so determined that the Company should not include such proceeds in the calculation of its taxable income for federal income tax purposes, the Company shall refund to Phillips an amount equal to the product of (i) the BI Insurance Proceeds and (ii) the Tax Rate. Phillips, as a member of the Company and on behalf of the Company, will have sole and exclusive authority to manage any recovery under a BI Insurance Policy, and the Company will cooperate fully with Phillips in making and establishing claims and in seeking to maximize recovery under the BI Insurance Policies.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                  SECTION 7.1. Conditions to Phillips' Obligation to Close. Phillips' obligation to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement on the terms specified herein shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

                  (a) Representations, Warranties and Covenants of Chevron. (i) The representations and warranties of Chevron contained in this Agreement shall be true and correct both when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any Materiality Requirement) which, individually or in the aggregate, do not have a Material Adverse Effect on C Chem.

                           (ii) The covenants and agreements of Chevron to be
                  performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                           (iii) Phillips shall have received, at the Closing, a
                  certificate dated the Closing Date and validly executed on behalf of Chevron by an officer of Chevron to the effect that the conditions specified in Sections 7(a)(i) and 7(a)(ii) have been satisfied.

                  (b) Regulatory Approvals. Any waiting periods applicable to the transactions contemplated by this Agreement under applicable antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated.

                  (c) No Injunction. At the Closing Date, there shall be no statute, rule, regulation, injunction, restraining order or decree of any nature of any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of a material portion of the transactions contemplated by this Agreement.

                  (d) Material Adverse Effect. From December 31, 1999 through the Closing, other than actions contemplated by Section 6.2, no Material Adverse Effect on C Chem shall have occurred, and there shall exist no fact or circumstances that would reasonably be expected to have a Material Adverse Effect on C Chem.

                  (e) Affiliate Agreements. All contracts and agreements between C Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Chevron and its Affiliates (other than C Chem Subsidiaries, the Company and its wholly owned subsidiaries), on the other hand, relating to operating, supply and lease commitments and pricing between, C Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Chevron and its Affiliates (other than C Chem Subsidiaries, the Company and its wholly owned subsidiaries), including the agreements set forth on Schedules 6.11(b) and 6.11(c) of the Chevron Disclosure Schedule and the Tradename License Agreement, are in full force and effect.

                  SECTION 7.2. Conditions to Chevron's Obligation to Close. Chevron's obligation to consummate the transactions contemplated by this Agreement and the Amended LLC Agreement on the terms specified herein shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

                  (a) Representations, Warranties and Covenants of Phillips. (i) The representations and warranties of Phillips contained in this Agreement shall be true and correct both when made and on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any Materiality Requirement) which, individually or in the aggregate, do not have a Material Adverse Effect on P Chem.

                           (ii) The covenants and agreements of Phillips to be
                  performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                           (iii) Chevron shall have received, at the Closing, a
                  certificate dated the Closing Date and validly executed on behalf of Phillips by an officer of Phillips to the effect that the conditions specified in Sections 7.2(a)(i) and 7.2(a)(ii) have been satisfied.

                  (b) Regulatory Approvals. Any waiting periods applicable to the transactions contemplated by this Agreement under applicable antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated.

                  (c) No Injunction. At the Closing Date, there shall be no statute, rule, regulation, injunction, restraining order or decree of any nature of any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of a material portion of the transactions contemplated by this Agreement.

                  (d) Material Adverse Effect. From December 31, 1999 through the Closing, other than actions contemplated by Section 6.2, no Material Adverse Effect on P Chem shall have occurred, and there shall exist no fact or circumstances that would reasonably be expected to have a Material Adverse Effect on P Chem.

                  (e) Affiliate Agreements. All contracts and agreements between P Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips and its Affiliates (other than P Chem Subsidiaries, the Company and its wholly owned subsidiaries), on the other hand, relating to operating, supply and lease commitments and pricing between, P Chem Subsidiaries and/or the Company and/or its wholly owned subsidiaries, on the one hand, and Phillips and its Affiliates (other than P Chem Subsidiaries, the Company and its wholly owned subsidiaries), including the agreements set forth on Schedules 6.11(b) and 6.11(c) of the Phillips Disclosure Schedule and the Tradename License Agreement, are in full force and effect.

                                  ARTICLE VIII

                                   TERMINATION

                  SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

                  (a) the mutual written consent of Phillips and Chevron;

                  (b) either Phillips or Chevron if the Closing has not occurred by the close of business on September 30, 2000; PROVIDED, HOWEVER, that the failure to consummate the transactions contemplated by this Agreement did not result from the failure by the party seeking termination of this Agreement to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;

                  (c) either Phillips or Chevron if the other Party shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1(a) or 7.2(a), as applicable, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Phillips or Chevron, as applicable; or

                  (d) either Phillips or Chevron in the event that any order, law, statute, ordinance, rule, regulation or decree becomes effective (and final and nonappealable), permanently restraining, enjoining or otherwise prohibiting or making illegal or otherwise prohibiting the consummation of a material portion of the transactions contemplated by this Agreement or the Amended LLC Agreement, upon notification of the non-terminating party by the terminating party.

                  SECTION 8.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Phillips and Chevron pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto, except that the provisions of Section 6.1(b) shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which they were made by the party making such filing, application or other submission.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

                  SECTION 9.1. Indemnification by Company. Subject to the provisions of this Article IX, the Company shall indemnify and hold harmless each of Phillips and its Affiliates (other than the Company and its Subsidiaries) (each a "Phillips Indemnified Person") and Chevron and its Affiliates (other than the Company and its Subsidiaries) (each a "Chevron Indemnified Person") from and against any and all Damages incurred by such Phillips Indemnified Person or Chevron Indemnified Person in connection with any failure by the Company to perform any covenant or other agreement hereunder.

                  SECTION 9.2. Indemnification by Phillips and Chevron. (a) Subject to the provisions of this Article IX, Phillips shall indemnify and hold harmless Chevron and its Affiliates and the Company and its Affiliates (excluding Phillips, but including the P Chem Subsidiaries following the Closing) from and against any and all Damages incurred by Chevron and its Affiliates or the Company or its Affiliates (excluding Phillips, but including the P Chem Subsidiaries following the Closing) in connection with (i) a breach of any representation or warranty made by Phillips hereunder or in any schedule, exhibit or other document attached to or delivered pursuant to this Agreement, and (ii) any failure by Phillips to perform any covenant or agreement hereunder.

                  (b) Subject to the provisions of this Article IX, Chevron shall indemnify and hold harmless Phillips and its Affiliates and the Company and its Affiliates (excluding Chevron, but including the C Chem Subsidiaries following the Closing) from and against any and all Damages incurred by Phillips and its Affiliates or the Company and its Affiliates (excluding Chevron, but including the C Chem Subsidiaries following the Closing) in connection with (i) a breach of any representation or warranty made by Chevron hereunder or in any schedule, exhibit or other document attached to or delivered pursuant to this Agreement, and (ii) any failure by Chevron to perform any covenant or agreement hereunder.

                  (c) Matters relating to indemnification for Taxes shall not be governed by this Article IX (other than this Section 9.2(c)), except to the extent otherwise provided in Annex B. The parties hereto agree that the indemnification provisions in Annex B shall be the exclusive remedy of the parties with respect to breaches of the representations and warranties in Sections 6.1 and 6.2 of Annex B, except for actions grounded in fraud, with respect to which the remedies and limitations set forth in this Agreement shall not apply or in any manner limit the scope or availability of any other remedy at law or in equity.

                  SECTION 9.3. Indemnification Procedure. All claims by any Indemnified Party under this Article IX shall be asserted and resolved as set forth in Section 2.3 and Article 3 of Annex C.

                  SECTION 9.4. Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing and remain enforceable for 24 months from the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.7, 5.1, 5.2, 5.3 and 5.7 shall survive the Closing and remain enforceable without time limit and (ii) the representations and warranties set forth in Annex B shall survive to the extent provided in Annex B. No claim for indemnity under this
Article IX for any breach of a representation or warranty may be brought unless the appropriate Claim Notice shall have been delivered to the Indemnifying Party prior to expiration of the applicable survival period. Notwithstanding the foregoing, any covenants or agreements contained in this Agreement (including any covenants or agreements contained in any representation or warranty) shall survive the Closing and remain enforceable without time limit.

                  SECTION 9.5. Indemnification Limitation. (a) Each Indemnified Party under this Article IX shall use its reasonable efforts to mitigate Damages for which it seeks indemnification hereunder, and shall assign to the Indemnifying Party all of such Indemnified Party's claims for recovery against third parties as to Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

                  (b) Phillips' obligation to indemnify Chevron and its Affiliates and the Company and its Affiliates as provided in Section 9.2(a)(i) shall not become effective until the aggregate of all Damages sustained by Chevron and its Affiliates and the Company and its Affiliates as described in
Section 9.2(a)(i) shall have exceeded the Basket. If the aggregate amount of Damages sustained by Chevron and its Affiliates and the Company and its Affiliates as described in Section 9.2(a)(i) exceeds the Basket, then Chevron and its Affiliates and the Company and its Affiliates shall be entitled to assert claims under this Article IX for indemnification for the amount of such Damages in excess of the Basket only; PROVIDED that Phillips' obligation with respect to indemnification under Section 9.2(a)(i) shall not exceed the Cap in the aggregate.

                  (c) Chevron's obligation to indemnify Phillips and its Affiliates and the Company and its Affiliates as provided in Section 9.2(b)(i) shall not become effective until the aggregate of all Damages sustained by Phillips and its Affiliates and the Company and its Affiliates as described in
Section 9.2(b)(i) shall have exceeded the Basket. If the aggregate amount of Damages sustained by Phillips and its Affiliates and the Company and its Affiliates as described in Section 9.2(b)(i) exceeds the Basket, then Phillips and its Affiliates and the Company and its Affiliates shall be entitled to assert claims under this Article IX for indemnification for the amount of such Damages in excess of the Basket only; PROVIDED that Chevron's obligation with respect to indemnification under Section 9.2(b)(i) shall not exceed the Cap in the aggregate.

                  (d) Notwithstanding the foregoing, none of Phillips, Chevron or the Company or their respective Affiliates shall be entitled to assert claims for indemnification under this Article IX unless the aggregate amount of Damages claimed in any individual Claim Notice exceeds $2,000,000 in the aggregate.

                  (e) For avoidance of doubt, the indemnification provisions set forth in Sections 9.1, 9.2(a)(ii) and 9.2(b)(ii) shall not be subject to the Basket or Cap.

                  (f) The parties hereto agree that the indemnification provisions in this Article IX shall be the exclusive remedy of the parties with respect to breaches of the representations and warranties in Articles IV and V, except for actions grounded in fraud, with respect to which the remedies and limitations set forth in this Agreement shall not apply or in any manner limit the scope or availability of any other remedy at law or in equity.

                  SECTION 9.6. Materiality Qualifiers. For purposes of determining Damages and rights to indemnification under this Article IX, the representations and warranties set forth in Articles IV and V shall be read without giving effect to any Materiality Requirement set forth therein; PROVIDED that representations and warranties qualified by "Material Adverse Effect" shall be deemed to be true to the extent the breach thereof is reasonably attributable to the general state of the industries in which such Person and its Subsidiaries operate (including chemicals price levels), to general economic conditions in the United States (including prevailing interest rate and stock market levels,) or to the transactions contemplated by this Agreement or the Amended LLC Agreement.

                  SECTION 9.7. Knowledge Qualifiers. For purposes of determining Damages and rights to indemnification under this Article IX, the representations and warranties set forth in Sections 4.5 and 5.5 shall be read without giving effect to any Knowledge Requirement set forth therein.

                                    ARTICLE X

                                EMPLOYEE MATTERS

           [The provisions of Annex A are hereby incorporated herein.]

                                   ARTICLE XI

                                   TAX MATTERS

           [The provisions of Annex B are hereby incorporated herein.]

                                   ARTICLE XII

                                  MISCELLANEOUS

                  SECTION 12.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by facsimile) to the other parties hereto.

                  SECTION 12.2. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

                  (b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 12.2.

                  SECTION 12.3. Entire Agreement. This Agreement and the annexes, schedules and exhibits hereto (which are each incorporated herein and made a part hereof), together with the Confidentiality Agreement, contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for Annex C hereto and Articles IX and XI, which are intended to benefit, and to be enforceable by, any of the indemnified parties thereunder, this Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

                  SECTION 12.4. Expenses. (a) Except as set forth in this Agreement, whether or not the transactions contemplated in this Agreement or the Amended LLC Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the Amended LLC Agreement and the transactions contemplated by this Agreement and the Amended LLC Agreement shall be paid by the party incurring such costs and expenses.

                  (b) Any sales, use, transfer, excise or similar Taxes (but not Taxes imposed on income, gain or profit) incurred in connection with any transfers required by this Agreement shall be paid and borne as follows (provided both Parties consult and cooperate with each other regarding transfer tax planning):

                           (i) with respect to any transfer between the Company,
                  on the one hand, and Phillips or any of its Affiliates (other than P Chem Subsidiaries and the Company), or Chevron or any of its Affiliates (other than C Chem Subsidiaries and the Company), on the other hand, 100% by the Company;

                           (ii) with respect to any transfer between Phillips or
                  any Phillips Retained Affiliate, on the one hand, and any P Chem Subsidiaries, on the other hand, 100% by Phillips; and

                           (iii) with respect to any transfers between Chevron
                  or any Chevron Retained Affiliate, on the one hand, and any C Chem Subsidiaries, on the other hand, 100% by Chevron.

                  (c) Any Taxes imposed on income, gain or profit incurred in connection with any transfers required by this Agreement shall be paid and borne by Chevron and Phillips, respectively.

                  SECTION 12.5. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such party shall designate by like notice):

                  (a)      If to Phillips:

                           Phillips Petroleum Company
                           1266 Adams Building
                           Bartlesville, Oklahoma  74004
                           Attention:  Clyde W. Lea
                           Fax No.:  (918) 662-2301

                           With a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019

                           Attention:  Andrew R. Brownstein, Esq.
                           Fax No.:  (212) 403-2000

                  (b)      If to Chevron:

                           Chevron Corporation
                           575 Market Street
                           San Francisco, California  94104
                           Attention:  Harvey D. Hinman,
                           Vice President and General
                           Counsel
                           Fax No.:  (415) 894-6017

                           With a copy to:

                           Pillsbury Madison & Sutro
                           50 Fremont Street
                           San Francisco, California  94105
                           Attention:  Terry Kee, Esq.
                           Fax No.:  (415) 983-1200

                  (c)      If to the Company:


                           Chevron Phillips Chemical Company LLC
                           1301 McKinney Street
                           Houston, Texas  77010
                           Attention:  James Gallogly
                           Fax No.:

                  SECTION 12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto.

                  SECTION 12.7. Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated and except in the Annexes hereto, wherein references to Sections or Articles shall mean Articles or Sections of such Annex unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                  SECTION 12.8. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all parties hereto. The parties hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

                  SECTION 12.9. Schedules. The disclosure or inclusion of any matter or item in any Schedule to the Phillips Disclosure Schedule or the Chevron Disclosure Schedule shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement or whether the subject matter of such disclosure may have a Material Adverse Effect on P Chem or C Chem. Phillips and Chevron shall not be prejudiced in any manner whatsoever by, and no presumptions shall be created by virtue of, any disclosure of any matter in the Phillips Disclosure Schedule or the Chevron Disclosure Schedule, respectively, which is not expressly required to be disclosed under this Agreement. Information disclosed in any schedule hereto shall only constitute a disclosure with respect to the specific Section of this Agreement in which such schedule is referenced.

                  SECTION 12.10. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                  SECTION 12.11. Interpretation. For the purposes of this Agreement, "knowledge" shall mean, with respect to Phillips, except as otherwise specified in this Agreement, the actual knowledge (after due inquiry) of the Persons identified on Schedule 12.11 of the Phillips Disclosure Schedule and, with respect to Chevron, the actual knowledge (after due inquiry) of the Persons identified on Schedule 12.11 of the Chevron Disclosure Schedule. The phrase "including" shall be deemed to be followed by "without limitation." The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or
Article in which such words appear. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  SECTION 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, and that the parties shall be entitled to specific performance in such event in addition to any other remedy at law or in equity.

                  IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

                                  PHILLIPS PETROLEUM COMPANY

                                  By:  /s/ John E. Lowe
                                       -----------------------------------------
                                           John E. Lowe
                                           Senior Vice President
                                           Planning and Strategic Transactions

                                  CHEVRON CORPORATION

                                  By:  /s/ John S. Watson
                                       -----------------------------------------
                                           John S. Watson
                                           Vice President, Strategic Planning

                                  CHEVRON PHILLIPS CHEMICAL
                                  COMPANY LLC

                                  By:  /s/ James L. Gallogly
                                       -----------------------------------------
                                           James L. Gallogly
                                           President and Chief Executive Officer

                                   APPENDIX A



                                      FINAL


                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                     CHEVRON PHILLIPS CHEMICAL COMPANY LLC


                                DATED: June ,2000

                                TABLE OF CONTENTS

                                                                                   Page
ARTICLE 1 Definitions...........................................................     2

ARTICLE 2 Offices and Statutory Agent...........................................     9

  2.1    Registered Office and Statutory Agent..................................     9
  2.2    Principal Executive Office.............................................    10
  2.3    Business...............................................................    10

ARTICLE 3 Members; Classes; Voting Rights; Meetings of Members..................    10

  3.1    Members................................................................    10
  3.2    Classes of Members.....................................................    10
  3.3    Duties of Members......................................................    10
  3.4    Voting Rights..........................................................    10
  3.5    Place of Meetings......................................................    11
  3.6    Meetings of Members; Notice of Meetings................................    11
  3.7    Quorum.................................................................    11
  3.8    Waiver of Notice.......................................................    11
  3.9    Action by Members Without a Meeting....................................    11

ARTICLE 4 Board of Directors....................................................    12

  4.1    General................................................................    12
  4.2    Number and Classes of Directors........................................    13
  4.3    Election and Removal of Directors......................................    13
  4.4    Vacancies; Resignations, Replacements..................................    13
  4.5    Initial Directors......................................................    14
  4.6    Compensation of Directors..............................................    14
  4.7    Fiduciary Duties of Directors..........................................    14
  4.8    Limitation of Liability................................................    14

ARTICLE 5 Meetings of Board of Directors........................................    14

  5.1    Place of Meetings......................................................    14
  5.2    Meetings of Directors..................................................    14
  5.3    Quorum; Alternates; Participation in Meetings By
         Conference Telephone Permitted; Vote Required for Action...............    15
  5.4    Waiver of Notice; Consent to Meeting...................................    15
  5.5    Action by Board of Directors Without a Meeting.........................    15
  5.6    Committees and Subcommittees...........................................    16

ARTICLE 6 Officers..............................................................    16

  6.1    General................................................................    16
  6.2    Appointment and Removal................................................    16
  6.3    Chief Executive Officer and President..................................    16
  6.4    Vice Presidents........................................................    16
  6.5    Secretary..............................................................    17


   6.6   Chief Financial Officer................................................    17
   6.7   Initial Officers.......................................................    17

ARTICLE 7 Operational Matters...................................................    17

   7.1   Board of Director Approval.............................................    17
   7.2   Strategic and Business Plans; Reports..................................    19

ARTICLE 8 Capital Contributions and Percentage Interests........................    20

   8.1   Capital Contributions and Percentage Interests.........................    20
   8.2   Additional Capital Contributions.......................................    22
   8.3   Withdrawal or Reduction of Capital Contributions.......................    22
   8.4   No Interest on Capital Contributions...................................    22
   8.5   Capital Accounts.......................................................    22
   8.6   Loans by Members to the Company........................................    23
   8.7   Treatment of Certain Indemnity Payments................................    23

ARTICLE 9 Allocation of Profits and Losses; Distributions;
          Tax and Accounting Matters............................................    24
   9.1   Allocations............................................................    24
   9.2   Distributions..........................................................    27
   9.3   Accounting Matters.....................................................    29
   9.4   Tax Status and Returns.................................................    30
   9.5   754 Election and Other Tax Elections...................................    30
   9.6   Tax Matters Partner....................................................    30

ARTICLE 10 Restrictions on Transfer.............................................    31

   10.1  Transfer of Interests..................................................    31
   10.2  Conditions of Transfer.................................................    31
   10.3  Admission of Substitute Member.........................................    31
   10.4  Effect of Transfer without Approval....................................    32
   10.5  Liability for Breach...................................................    32
   10.6  Permitted Transfers Subject to Right of First Refusal..................    32
   10.7  Permitted Transfers Among Wholly-Owned Affiliates......................    33
   10.8  Transfers of Equity Interests in a Member..............................    33

ARTICLE 11 Competition..........................................................    34

   11.1  General................................................................    34
   11.2  Resolution of Competitive Conflicts....................................    34

ARTICLE 12 Term and Dissolution.................................................    35

   12.1  Term...................................................................    35
   12.2  Dissolution............................................................    35
   12.3  Liquidation............................................................    35
   12.4  Liabilities............................................................    36
   12.5  Settling of Accounts...................................................    36
   12.6  Distribution of Proceeds...............................................    36
   12.7  Certificate of Cancellation............................................    37

ARTICLE 13 Indemnification......................................................    37

   13.1   Indemnification: Proceeding Other Than by Company.....................    37
   13.2   Indemnification: Proceeding by Company................................    37
   13.3   Mandatory Advancement of Expenses.....................................    38
   13.4   Effect and Continuation...............................................    38
   13.5   Insurance and Other Financial Arrangements............................    38
   13.6   Notice of Indemnification and Advancement.............................    39
   13.7   Repeal or Modification................................................    39

ARTICLE 14 Inspection of Company Records; Annual and Other Reports..............    39

   14.1   Records to be Kept....................................................    39
   14.2   Access to Company Information.........................................    40
   14.3   Annual and Quarterly Reports..........................................    40

ARTICLE 15 Defaults and Remedies................................................    40

   15.1   Defaults..............................................................    40
   15.2   Remedies..............................................................    41
   15.3   No Waiver.............................................................    41

ARTICLE 16 Miscellaneous........................................................    41

   16.1   Amendments............................................................    41
   16.2   Representation of Shares of Companies or
          Interests in Other Entities...........................................    41
   16.3   Seal..................................................................    41
   16.4   Actions by Affiliates of Phillips and Chevron.........................    41
   16.5   Entire Agreement......................................................    42
   16.6   Third Parties.........................................................    42
   16.7   Governing Law; Jurisdiction and Forum; Waiver of Jury Trial...........    42
   16.8   Counterparts..........................................................    42
   16.9   Titles and Subtitles; Form of Pronouns; Construction and Definitions..    43
   16.10  Delaware Limited Liability Company Act Prevails.......................    43
   16.11  Severability..........................................................    43

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                      CHEVRON PHILLIPS CHEMICAL COMPANY LLC


       THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of the __ day of June __,2000 by and between Chevron Corporation, a Delaware corporation ("Chevron"), Phillips Petroleum Company, a Delaware corporation ("Phillips," or the "Initial Phillips Member"), Chevron U.S.A. Inc., a Pennsylvania corporation ("CUSA," or the "Initial Chevron Member"), Chevron Pipe Line Company, a Delaware corporation ("CPL"), Chevron Overseas Petroleum Inc., a Delaware corporation ("COPI"), Drilling Specialties Co., a Delaware corporation ("Drilling Specialties"), WesTTex 66 Pipeline Co., a [Delaware corporation] ("WesTTex 66"), and Phillips Petroleum International Corporation, [currently a Panamanian corporation that will be converted to a Delaware corporation] ("PPIC").

                              W I T N E S S E T H:

       WHEREAS, on May 23, 2000, a Certificate of Formation (the "Certificate") for Chevron Phillips Chemical Company LLC (the "Company"), a limited liability company organized under the laws of the State of Delaware, was filed with the Secretary of State of the State of Delaware; and

       WHEREAS, the Initial Chevron Member and the Initial Phillips Member entered into the original Limited Liability Company Agreement of the Company (the "Original LLC Agreement") on May 23, 2000; and

       WHEREAS, the purpose of the Company is to hold and manage its interests in entities which in aggregate will combine the existing chemicals businesses of Chevron and certain of its affiliates with the existing chemicals businesses of Phillips and certain of its affiliates and thereafter to conduct the combined businesses; and

       WHEREAS, Chevron and Phillips envision that the Company (together with its Subsidiaries and Affiliates) will be a competitive, growing chemical venture meeting or exceeding the financial return expectations of the owners on their investment in petrochemicals, plastics, and selected specialties; and

       WHEREAS, Chevron and Phillips intend that the Company will be a self-financing entity, premised on an investment grade credit rating, without the benefit of corporate guarantees; and

     WHEREAS, the Members (as defined herein), including the Initial Chevron Member and the Initial Phillips Member, now desire to amend and restate the limited liability company agreement of the Company in its entirety to reflect the consummation of the transactions contemplated by the Contribution Agreement (as defined herein) and to more particularly provide for their respective rights, powers, duties and obligations as Members, and the management, operations and activities of the Company; and

     WHEREAS, Chevron and Phillips desire to agree to the undertaking set forth in Section 10.8 of this Agreement:

     NOW, THEREFORE, the Members by this Agreement set forth the limited liability company agreement for the Company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101 et seq., the "Act") upon the following terms and conditions:

                                    ARTICLE 1

                                   Definitions

       Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1.

       "Adjusted Capital Account Balance" means each Member's Capital Account, increased by the amount of such Member's share of "minimum gain" and "partner nonrecourse debt minimum gain" as such terms are defined in Treasury Regulation 1.704-2 and such other amounts as such Member is unconditionally obligated to contribute hereunder.

       "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

              (a) Credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of sections 1.704-2(i)(5) and 1.704-2(g)(l) of the Income Tax Regulations; and

              (b) Debit such Capital Account by the items described in sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Income Tax Regulations.

       The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section l.704-l(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted consistently therewith.

       "Adjusted Class C Financial Statement Net Contribution" has the meaning set forth in Section 8.1 (c)(ii).

       "Adjusted Class P Financial Statement Net Contribution" has the meaning set forth in Section 8.1 (c)(ii).

       "Adjusted Taxable Income" means, for a Fiscal Year, Fiscal Quarter or other period, the federal taxable income allocated by the Company to the Member for such Fiscal Year, Fiscal Quarter or other period; provided, that such taxable income shall be computed by taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

       "Affiliate" has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

       "Agreement" means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

       "Basket" has the meaning set forth in Article I of the Contribution Agreement.

       "Board of Directors" has the meaning set forth in Section 4.1.

       "Cap" has the meaning set forth in Article I of the Contribution
Agreement.

       "Capital Account" has the meaning set forth in Section 8.5.

       "Capital Contributions" means the contributions made by the Members to the Company pursuant to Section 8.1 or 8.2 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

       "Carrying Value" means, with respect to any Company asset, such asset's adjusted basis for federal income tax purposes, except as follows:

              (a) The fair market value as agreed by the Members, when contributed, of an asset contributed to the Company by any Member. The aggregate Carrying Value effective as of the Closing of the assets initially contributed by each Member to the Company pursuant to Section 8.1(a), shall be the amount determined in accordance with Section 8.1(c), which amount shall be set forth opposite such Member's name on Schedule 3 hereto.

              (b) The Carrying Values of all Company assets shall be adjusted to equal their respective fair market values as agreed to by the Board of Directors, and the resulting unrecognized gain or loss allocated to the Capital Accounts of the Members as though such assets had been sold for their respective fair market values as of the following times: (i) immediately before the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) upon the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in the Company; (iii) the date the Company is liquidated within the meaning of section 1.704-l(b)(2)(ii)(g) of the Income Tax Regulations; and (iv) the termination of the Company pursuant to the provisions of this Agreement.

              (c) The Carrying Value of the Company assets shall be increased or decreased to the extent required under section l.704-l(b)(2)(iv)(m) of the Income Tax Regulations in the event that the adjusted tax basis of Company assets are adjusted pursuant to section 732, 734 or 743 of the Code, provided, however, that the Carrying Value shall not be adjusted pursuant to this subparagraph (c) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (c).

              (d) The Carrying Value of a Company asset that is distributed (whether in liquidation of the Company or otherwise) to one or more Members shall be adjusted to equal its fair market value at the time of such distribution as determined by the Board of Directors, and the resulting unrecognized gain or loss shall be allocated to the Capital Accounts of the Members as though such asset had been sold for such fair market value.

              (e) The Carrying Value of a Company asset shall be adjusted by the Depreciation attributable to such asset.

       "Chemicals Business" means the lines of business comprising P Chem and C Chem (as defined in the Contribution Agreement), other petrochemicals businesses and related businesses; provided, however, that Chemicals Business shall not include any specific businesses comprising Chevron Excluded Assets or Phillips Excluded Assets (as defined in the Contribution Agreement).

       "Chevron Pine Line Contribution" shall have the meaning set forth in Exhibit A-2 of the Contribution Agreement.

       "Class C Financial Statement Net Contribution" has the meaning set forth in Section 8.l(c)(i).

       "Class C Member" includes CUSA, CPL and COPI, and any other Member to whom a Class C Member Transfers a Membership Interest in accordance with this Agreement; provided, however, that a Class C Member shall cease to be a Class C Member upon the Transfer of all of such Person's Membership Interest in accordance with this Agreement.

       "Class C Members Aggregate Allocable Share" means, for each Fiscal Year, Fiscal Quarter or other period of the Company, the sum of the Adjusted Taxable Income of the Company allocated to all Class C Members for such Fiscal Year, Fiscal Quarter or other period.

       "Class P Financial Statement Net Contribution" has the meaning set forth in Section 8.l(c)(i).

       "Class P Member" includes Phillips, Drilling Specialties, WesTTex 66 and PPIC, and any other Member to whom a Class P Member Transfers a Membership Interest in accordance with this Agreement; provided, however, that a Class P Member shall cease to be a Class P Member upon the Transfer of all of such Person's Membership Interest in accordance with this Agreement.

       "Class P Members Aggregate Allocable Share" means, for each Fiscal Year, Fiscal Quarter or other period of the Company, the sum of the Adjusted Taxable Income of the Company allocated to all Class P Members for such Fiscal Year, Fiscal Quarter or other period.

       "Class Membership Interest" means the aggregate Membership Interest of all of the Class C Members or all of the Class P Members, as the case may be.

       "Closing" has the meaning provided for in the Contribution Agreement.

       "Closing Date" means the date of the Closing.

       "Code" means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.

       "Company Indemnifiable Payment" has the meaning set forth in Section 8.7.

       "Company Minimum Gain" has the meaning set forth in sections 1 .704-2(b)(2) and 1.704- 2(d) of the Income Tax Regulations for the phrase
"partnership minimum gain."

       "Contribution Agreement" means that certain Contribution Agreement, dated as of May 23, 2000, by and among Chevron Corporation, Phillips Petroleum Company and the Company.

       "Costs" means the sum of all cash expenditures made by the Company in connection with the ownership of the Company's assets and the operation of the Company's business, including, without limitation, the cost of all materials purchased, goods returned, services provided and other similar fees, costs and expenses; all real estate and sales taxes; all insurance premiums; all payments of principal and interest on Company indebtedness; any distributions to Members, and other similar expenditures.

       "Depreciation" means, for a Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, then Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board of Directors.

       "Director" means a Person who is elected as a Director of the Company pursuant to Section 4.3 or 4.4 of this Agreement.

       "Fiscal Quarter" means the three (3) month period beginning on the first day of the Company's Fiscal Year, and each subsequent (3) month period within the Company's Fiscal Year.

       "Fiscal Year" means the Company's tax year for U.S. federal income tax purposes specified in Section 9.3.

       "Income Tax Regulations" means the regulations issued with respect to the Code.

       "Indemnified Party" and "Indemnifying Party" shall have the meanings set forth in Article I of the Contribution Agreement.

       "K-Resin Accident" means the fire and explosion on March 27, 2000 that took place at the Phillips K-Resin plant located in Pasadena, Texas.

       "Leverage Ratio Deficit" means, as of any relevant date, the amount, if any, by which the book value of the indebtedness for money borrowed would need to increase, without the Company's receiving and holding an asset of corresponding value, to cause the Company's Total Debt to Total Capitalization Ratio, as of such date, to increase to 20%.

       "Member" has the meaning set forth in Section 3.1.

       "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member, equal to the Company Minimum Gain that would result if all such Member's Member Nonrecourse Debt were treated as a Nonrecourse Liability, as determined in accordance with section 1 .704-2(i)(3) of the Income Tax Regulations.

       "Member Nonrecourse Debt" has the meaning set forth in section 1 .704-2(b)(4) of the Income Tax Regulations for the phrase "partner nonrecourse debt."

       "Member Nonrecourse Deduction" has the meaning set forth in section 1 .704-2(i)(2) of the Income Tax Regulations for the phrase "partner nonrecourse deduction."

       "Member's Proportionate Tax Share" means (i) with respect to a Class C Member, the product of(X) the Tax Distribution for the Fiscal Year, Fiscal Quarter or other period, as applicable, and (Y) a fraction, the numerator of which is the Percentage Interest of such Class C Member for such Fiscal Year, Fiscal Quarter or other period and the denominator is the sum of the Percentage Interests for all Class C Members for such Fiscal Year, Fiscal Quarter or other period and (ii) with respect to a Class P Member, the product of (X) the Tax Distribution for the Fiscal Year, Fiscal Quarter or other period, as applicable, and (Y) a fraction, the numerator of which is the Percentage Interest of such Class P Member for such Fiscal Year, Fiscal Quarter or other period and the denominator is the sum of the Percentage Interests for all Class P Members for such Fiscal Year, Fiscal Quarter or other period. In the event that the Percentage Interest of a Member changes during any Fiscal Year, Fiscal Quarter or other period, the Member's Proportionate Tax Share of such Member and the other Class P Members or Class C Members, as the case may be, for such Fiscal Year, Fiscal Quarter or other period shall be appropriately adjusted to take into account the Class P Members' or Class C Members', as the case may be, varying interests. In no event shall the application of the foregoing formula result in the Class C Members in the aggregate or the Class P Members in the aggregate receiving an amount in excess of the Tax Calculation Share applicable to such Fiscal Year, Fiscal Quarter or other period.

       "Membership Interest" means the ownership interest of a Member in the Company, including a Member's right to share in the Company's items of income, gain, loss, deduction, credits and similar items, and the right to receive distributions from the Company, as well as a Member's rights to vote and otherwise participate in the operation or affairs of the Company as provided for herein and under the Act.

       "Minimum Leverage Distribution" means the lesser of(x) five (5) times the amount of the Leverage Ratio Deficit or (y) the Net Cash Available for Distribution.

       "Net Cash Available for Distribution" means (i) the excess, for each semi-annual period ending on the last day of the second and fourth Fiscal Quarter of each Fiscal Year, of Revenues for such period over Costs for such period; plus (ii) cash and cash equivalent securities on hand at the beginning of such period; minus (iii) adequate reserves for working capital, approved future expenditures and known liabilities.

       "Net Profit" or "Net Loss" means for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

              (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

              (b) Any expenditure of the Company described in section 705(a)(2)(B) of the Code or treated as such expenditure pursuant to section 1.704-1 (b)(2)(iv)(i) of the Income Tax Regulations, and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

              (c) Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Carrying Value;

              (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

              (e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to section 734(b) of the Code or section 743(b) is required pursuant to section 1.704-1(b)(2)(iv)(m)(4) of the Income Tax Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profit and Net Loss;

              (f) If the Carrying Value of any Company asset is adjusted in accordance with either of clauses (b) or (d) of the definition of "Carrying Value," the amount of such adjustment shall be taken into account in the Fiscal Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss; and

              (g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 9.1(b) shall not be taken into account in computing Net Profit or Net Loss.

       "Nonrecourse Deductions" has the meaning set forth in section 1.704-2(c) of the Income Tax Regulations.

       "Nonrecourse Liability" has the meaning set forth in section 1 .704-2(b)(3) of the Income Tax Regulations.

       "Parent" means, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which owns or controls, directly or indirectly, 50% or more of the outstanding voting securities (or equivalent voting interests) of such Person.

       "Percentage Interest" means a Member's percentage interest in the Company determined in the manner set forth in Section 8.1 (a), provided, however, that the aggregate percentage interests of the Class C Members shall be 50% and the aggregate percentage interests of the Class P Members shall be 50%. After the Percentage Interests of each Member has been determined in accordance with
Section 8.1(a), each such Member's Percentage Interest shall be set forth opposite such Members name on Schedule 3 hereto.

       "Person" means any general partnership, limited partnership, joint venture, association, corporation, limited liability company, trust or other entity and, where the contexts so permits or requires, a natural person.

       "Pre-Adjustment Excess" has the meaning set forth in Section 8.1(b).

       "Quarterly Tax Distribution" means, for each Member for each of the first three Fiscal Quarters of the Company during the term of the Company, such Member's Proportionate Tax Share for such Fiscal Quarter.

       "Revenues" means revenues and receipts of every kind and nature (from both cash and credit transactions), including sales proceeds, rental, license, lease or other income, net proceeds from issuance of indebtedness, proceeds from insurance and all other similar items, but excluding (i) payments received as an advance or deposit, until actually applied by the Company;

and (ii) except as otherwise expressly agreed by the Members, the amount of any Capital Contributions.

       "Subsidiary" means, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, 50% or more of the outstanding voting securities (or equivalent voting interests).

       "Tax Basket Amount" shall have the meaning set forth in Section 1.11 of Annex B to the Contribution Agreement.

       "Tax Calculation Share" means, for each Fiscal Year, Fiscal Quarter or other period, the greater of(i) the Class P Members Aggregate Allocable Share for such Fiscal Year, Fiscal Quarter or other period and (ii) the Class C Members Aggregate Allocable Share for such Fiscal Year, Fiscal Quarter or other period.

       "Tax Distribution" means, for each Fiscal Year, Fiscal Quarter or other period of the Company during the term of the Company, the product of(i) the Tax Calculation Share for such Fiscal Year, Fiscal Quarter or other period and (ii) the Tax Rate for such Fiscal Year, Fiscal Quarter or other period.

       "Tax Rate" means the marginal blended tax rate determined by assuming that (i) such Person is a corporation subject to the highest marginal corporate United States federal income tax rate applicable for the applicable period, (ii) such Person is subject to franchise and other income taxes at a combined rate initially determined to be 5% (which rate may be periodically changed to such rate as shall be agreed upon by the Class C Member(s) and Class P Member(s)), and (iii) the franchise and other income taxes described in the preceding clause
(ii) are deductible for United States federal income tax purposes.

       "Total Debt to Total Capitalization Ratio" means the ratio, the numerator of which is the sum of the Company's long-term debt plus current maturities, commercial paper and other short- term borrowings, and the denominator of which is the sum of the Company's long-term debt plus current maturities, commercial paper and other short-term borrowings plus members' equity plus minority interest, if any.

       "Ultimate Parent" means, with respect to any Person, a Parent who is not a Subsidiary of any other Person.

       "Wholly-Owned Affiliate" means a wholly-owned Subsidiary of the Ultimate Parent of a Member.

                                    ARTICLE 2

                           Offices and Statutory Agent

       2.1 Registered Office and Statutory Agent. The registered office and statutory agent in Delaware required by the Act shall be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.

       2.2 Principal Executive Office. The location of the principal executive office for the transaction of the business of the Company shall be Houston, Texas, or such other location as determined by the Board of Directors from time to time.

       2.3 Business. The Company may carry on any lawful business, purpose or activity which is permitted to be carried on by a limited liability company under the Act. The actual business of the Company shall be determined by the Board of Directors.

                                    ARTICLE 3

              Members; Classes; Voting Rights; Meetings of Members

       3.1 Members. Each party to this Agreement, except for Chevron, and each person admitted as a Member pursuant to this Agreement shall be a member of the Company until they cease to be a member in accordance with the provisions of the Act, the Certificate or this Agreement (the "Members"). The names of the Members shall be set forth on Schedule I hereto.

       3.2 Classes of Members. The Membership Interests in the Company shall be divided into two (2) classes of members, such classes being designated as Class C Members and Class P Members.

       3.3 Duties of Members. Members shall not owe duties, fiduciary or otherwise, or obligations to the Company or other Members, except as expressly set forth herein.

       3.4 Voting Rights.

       (a) Except as may otherwise be provided by this Agreement or the Act or the Certificate, the unanimous vote of the Members on a matter shall constitute the act of the Members.

       (b) The Members shall have the right to elect Directors in accordance with Sections 4.3 and 4.4 of this Agreement.

       (c) Only Persons whose names are listed as Members on the records of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Members is held (except that the record date for Members entitled to give consent to action without a meeting shall be determined in accordance with
Section 3.9) shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting. Any Member entitled to vote on any matter shall be entitled to cast that number of votes equal to such Member's Percentage Interest and may cast part of the votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than elections of a Director), but if the Member fails to specify the number of votes such Member is exercising affirmatively, it will be conclusively presumed that the Member's approving vote is with respect to all votes such Member is entitled to cast. Such vote may be viva voce or by ballot; provided, however, that all elections for Directors must be by ballot upon demand made by a Member at any election and before the voting begins.

       3.5 Place of Meetings. All meetings of the Members shall be held at any place within or without the State of Delaware which may be designated either by the Board of Directors or by the written consent of all Members entitled to vote thereat given either before or after the meeting and filed with the secretary. In the event of any inconsistency in the places designated by the Board of Directors or the Members as herein provided, or in the absence of any such designation, Members' meetings shall be held at the principal executive office of the Company.

       3.6 Meetings of Members: Notice of Meetings. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by a majority of the Directors or by Members holding a majority of the Percentage Interests. Upon request in writing that a meeting of Members be called for any proper purpose, the Secretary forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, notice of such meetings shall be given personally, in writing, via electronic means or via facsimile to each Member entitled to vote not less than thirty-five (35) nor more than sixty (60) days before the meeting. Such notices shall state:

       (a) The place, date and hour of the meeting;

       (b) Those matters which the Directors, at the time of the mailing of the notice, intend to present for action by the Members; and

       (c) The names of the Directors intended at the time of the notice to be presented for election.

       3.7 Quorum. The presence at any meeting in person or by proxy of Members holding one-hundred percent (100%) of the aggregate Percentage Interests entitled to vote at such meeting shall constitute a quorum for the transaction of business.

       3.8 Waiver of Notice. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to a holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of Members. All such waivers, consents or approvals shall be filed with the Company records and made a part of the minutes of the meeting.

       Attendance of a Member at a meeting shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

       3.9 Action by Members Without a Meeting. Directors may be elected or removed without a meeting by a consent in writing, setting forth the action so taken, signed by Members entitled to elect or remove Directors in accordance with Section 4.3; in addition, a Director may be elected at any time to fill a vacancy by a written consent signed by Members entitled to elect or remove Directors in accordance with Section 4.3. Notice of such election shall be promptly given to nonconsenting Members.

       Any other action which, under any provision of the Act or the Certificate or this Agreement, may be taken at a meeting of the Members, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company's records.

       Unless the consents of all Members entitled to vote have been solicited in writing, prompt notice shall be given of the taking of any action approved by Members without a meeting by less than unanimous written consent to those Members entitled to vote who have not consented in writing.

       Unless the Board of Directors sets a record date for the determination of Members entitled to notice of and to give such written consent, the record date for such determination shall be the day on which the first written consent is given.

       Any Member giving a written consent, or the Member's proxyholders, or a personal representative of the Member or their respective proxyholders, may revoke the consent by a writing received by the secretary prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the secretary, but may not do so thereafter. Such revocation is effective upon its receipt by the secretary or, if there shall be no person then holding such office, upon its receipt by any other officer or Director of the Company.

                                    ARTICLE 4

                               Board of Directors

       4.1 General. Subject to the provisions of the Act and any limitations in the Certificate and this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by the Members, who have in turn delegated their authority to manage the business and affairs of the Company and to exercise all of the Company's powers to the board of directors of the Company (the "Board of Directors"), who have in turn delegated to the Officers (as defined herein) such portions of the authority of the Board of Directors as set forth herein (and as may be set forth in resolutions of the Board of Directors), provided that any delegation of authority to the Officers set forth herein or otherwise is subject to the discretion of the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Board of Directors shall have the following powers:

       (a) To conduct, manage and control the business and affairs of the Company, including, to the extent determined by the Board of Directors, managing any Subsidiary limited liability company and to make such rules and regulations therefor not inconsistent with law or with the Certificate or with this Agreement, as the Board of Directors shall deem to be in the best interests of the Company;

       (b) To appoint and remove at pleasure the officers, agents and employees of the Company, prescribe their duties and fix their compensation;

       (c) To borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company's name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor;

       (d) To designate an executive and other committees, each consisting of two or more Directors, to serve at the pleasure of the Board of Directors, and to prescribe the manner in which proceedings of such committees shall be conducted; and

       (e) To acquire real and personal property, arrange financing, enter into contracts and complete all other arrangements needed to effectuate the business of the Company.

       4.2 Number and Classes of Directors. The Board of Directors shall consist of four (4) voting Directors (the "Voting Directors") and two (2) non-voting Directors (the "Non-Voting Directors").

       4.3 Election and Removal of Directors. The Directors shall be elected as follows:

       (a) The Class C Member(s) shall elect two (2) Voting Directors (individually, a "Class C Director", and together, the "Class C Directors").

       (b) The Class P Member(s) shall elect two (2) Voting Directors (individually, a "Class P Director", and together, the "Class P Directors").

       (c) The Class C Member(s) may remove, at any time, either or both of the Class C Directors, with or without cause. The Class P Member(s) may remove, at any time, either or both of the Class P Directors, with or without cause.

       (d) The chief executive officer and the chief financial officer of the Company shall be ex officio the two Non-Voting Directors. The Non-Voting Directors may be removed at any time by the Board of Directors. If either the office of chief executive officer or the office of chief financial officer is vacant, the Non-Voting Director position associated with such office shall also be vacant.

       4.4 Vacancies: Resignations, Replacements.

       (a) Upon the death, resignation or removal of any Voting Director, the Member(s) that elected such Voting Director is authorized to fill the vacancy and shall have power to elect a successor to take office when the resignation, removal or deemed vacancy becomes effective.

       (b) Any Voting Director may resign effective upon giving thirty (30) days written notice to each Member of the Company, unless the notice specifies a later time for the effectiveness of such resignation.

       4.5 Initial Directors. The names and addresses of the initial Class C Directors and Class P Directors are set forth in Schedule 2. The initial Class C Directors and Class P Directors shall hold office from and after the date of this Agreement until their removal pursuant to this Agreement or until their respective successors are elected and qualified pursuant to this Agreement.

       4.6 Compensation of Directors. Directors of the Company, as such, shall not be entitled to compensation, unless otherwise unanimously approved by the Members.

       4.7 Fiduciary Duties of Directors. The Class C Directors shall owe fiduciary duties exclusively to the Class C Member(s), and the Class P Directors shall owe fiduciary duties exclusively to the Class P Member(s). No person shall be authorized to institute an action against a Voting Director for breach of fiduciary duty other than a Member to whom a fiduciary duty is owed pursuant to the previous sentence.

       4.8 Limitation of Liability. The Voting Directors shall not be liable to the Company or its Members for actions taken in good faith.

                                    ARTICLE 5

                         Meetings of Board of Directors

       5.1 Place of Meetings. Meetings of the Board of Directors shall be held at any place within or without the State of Delaware that has been designated from time to time by the Board of Directors. In the absence of such designation, meetings of the Board of Directors shall be held at the principal executive office of the Company, except as provided in Section 5.2.

       5.2 Meetings of Directors. The Board of Directors shall meet at least eight (8) times per year, pursuant to a schedule established by the Board of Directors as early as practicable each year. In addition, meetings of the Board of Directors for any purpose or purposes may be called at any time by any Director. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or sent by first-class mail or by telex, telegram, electronic mail or facsimile transmission, charges prepaid, addressed to him or her at his or her address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, at the place at which the meetings of the Board of Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is telegraphed or sent by telex, electronic mail or facsimile transmission, it shall be delivered to a common carrier for transmission to the Director or actually transmitted by the person giving the notice by electronic means to the Director at least forty-eight (48) hours prior to the time of the holding of the meeting. In case such notice is delivered personally or by telephone as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Any notice given personally or by telephone shall be communicated directly to the Director. Such deposit in the mail, delivery to a common carrier, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to such Directors. The notice need not specify the purpose of the meeting.

       5.3 Quorum: Alternates: Participation in Meetings By Conference Telephone
Permitted: Vote Required for Action.

       (a) The presence of at least one Class C Director and at least one Class P Director constitutes a quorum for the transaction of business. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Board of Directors, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

       (b) Each Voting Director may, by written notice given to the chief executive officer, appoint an alternate to attend and vote at meetings, or at any particular meeting, if the Voting Director is unable to attend. The presence of an alternate at any meeting shall be deemed to be presence of the Director at such meeting for all purposes, and the vote of such alternate shall be deemed to be the vote of the relevant Director. No Director may retract the vote of any duly appointed alternate on behalf of such Director after the close of the meeting at which such vote is made. In the event that the Director who appointed an alternate attends a meeting, the appointment of such alternate shall be ineffective for such meeting, and the alternate shall have no right to be present or to participate in that meeting.

       (c) Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can communicate with and hear one another.

       (d) Every act or decision done or made the Board of Directors shall require the unanimous consent of all Voting Directors present at a meeting duly held at which a quorum is present.

       5.4 Waiver of Notice: Consent to Meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company's records and made a part of the minutes of the meeting.

       5.5 Action by Board of Directors Without a Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if at least one Class C Director and at least one Class P Director (or their alternates who have been appointed pursuant to Section 5.3(b) above) shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.


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
       5.6 Committees and Subcommittees. The provisions of this Article 5 shall also apply, with necessary changes in points of detail, to committees and subcommittees of the Board of Directors, if any, and to actions by such committees or subcommittees (except for the first sentence of Section 5.2, which shall not apply, and except that special meetings of a committee or subcommittee may also be called at any time by any two members of the committee or subcommittee), unless otherwise provided by this Agreement or by the resolution of the Board of Directors designating such committee or subcommittee. For such purpose, references to the Directors collectively shall be deemed to refer to each such committee or subcommittee, and references to "Directors" shall be deemed to refer to members of the committee or subcommittee. In addition, the Members intend that the Board of Directors appoint a separate committee responsible for taxes and that such committee at least be given the authority to make routine and/or recurring decisions with respect to taxes.

                                    ARTICLE 6

                                    Officers

       6.1 General. Subject to the provisions of the Act, the Certificate and this Agreement, the Board of Directors shall from time to time to appoint one or more individuals who shall be termed officers of the Company (the "Officers"). Subject to the decision and control of the Board of Directors, the Officers of the Company shall manage the day-to-day activities and affairs and will have discretion with regard to all matters not otherwise reserved to the Board of Directors of the Company. Each Officer shall hold his or her respective office at the pleasure of the Board of Directors. Except as otherwise specifically provided for below, an Officer need not be a Member or Director of the Company, and any number of offices may be held by the same person. The Officers of the Company shall include a president and chief executive officer, a chief financial officer, and a secretary. The Company may also have, at the discretion of the Board of Directors, one or more vice presidents, and such other Officers as may be designated from time to time by the Board of Directors.

       6.2 Appointment and Removal. Officers shall be appointed by the Board of Directors. Each Officer, including an Officer elected to fill a vacancy, shall hold office until his or her successor is elected, except as otherwise provided by the Act or the Certificate, unless earlier removed pursuant to this Section
6.2. Any Officer may be removed, with or without cause, at any time by the Board of Directors.

       6.3 Chief Executive Officer and President. The chief executive officer and president shall, subject to the oversight and control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Company. Subject to Section 7.1 hereof, the chief executive officer and president shall have all of the powers which are ordinarily inherent in the office of the chief executive officer and president of a corporation, and he shall have such further powers and shall perform such further duties, as may be prescribed for him by the Board of Directors.

       6.4 Vice Presidents. In the absence or disability of the president, the vice presidents in order of their rank as fixed by the chief executive officer, or, if not ranked, the vice president designated by the chief executive officer, shall perform all of the duties of the chief executive officer and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by president or by this Agreement or by the Board of Directors.

       6.5 Secretary. The secretary shall keep or cause to be kept at the principal executive office of the Company, or such other place as the president may order, a book of minutes of all proceedings of the Members and of the Board of Directors, with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those present and the number of votes present or represented at Members' or Board of Directors meetings. The secretary or an assistant secretary, or, if they are absent or unable or refuse to act, any other officer of the Company, shall give or cause to be given notice of all the meetings of the Members required by the Agreement or by law to be given, and he shall keep the seal of the Company, if any, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the president or by this Agreement or by the Board of Directors.

       6.6 Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. The chief financial officer shall keep or cause to be kept at the principal executive office a record of Members in the form of Schedule 3 hereto showing the names of the Members and their addresses, their initial and all subsequent Capital Contributions and their respective Percentage Interests, as they may vary from time to time. The chief financial officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same only in such manner as the chief executive officer or the appropriate officers of the Company may from time to time determine, shall render, whenever requested, an account of all his transactions as chief financial officer and of the financial condition of the Company, and shall perform such further duties as the chief executive officer or this Agreement or the Board of Directors may prescribe.

       6.7 Initial Officers. The initial Officers of the Company are set forth in Schedule 4 hereto. These initial Officers shall be appointed for a term of three years from the Closing, which term may be renewed by the Board of Directors. Notwithstanding the foregoing sentence, the initial Officers shall serve at the pleasure of the Board of Directors and may be removed by the Board of Directors in its discretion at any time prior to the end of their three year terms pursuant to Section 6.2 hereof.

                                    ARTICLE 7

                               Operational Matters

       7.1 Board of Director Approval.

       (a) Unless otherwise determined by the Board of Directors pursuant to subsection (b) below, the Company shall not have the authority to approve or undertake any of the following matters without the approval of the Board of Directors (obtained as set forth in Section 5.3(d)):

              (i) The hiring, firing, renewal, compensation, evaluation and planning for succession of the chief executive officer and president, the chief financial officer and senior vice presidents and other Officers of similar rank.

              (ii) Compensation policies for Company employees, including specific compensation and benefit plans and programs.

              (iii) Annual strategic and business plans and amendments thereto (including entering into any unrelated new lines of business) in accordance with Section 7.2, Company-wide financing plans, and Company-wide risk management plans (including a program of insurance).

              (iv) Any distribution to the Members in excess of, or in an amount less than, the Minimum Tax Distributions and Minimum Leverage Distributions (both of which are deemed automatically approved by the Board of Directors).

              (v) The following material transactions:

                     (A) Projects, long-term contracts (including cancellation
              thereof), mergers, consolidations, re-capitalization, acquisitions, divestitures, joint ventures or alliances involving the commitment or transfer by the Company of value in excess of $25 million and shut-downs of material facilities; and

                     (B) Investments and transactions outside the normal lines
              of business in excess of $10 million.

              (vi) Capital expenditures in excess of 110% of the approved capital expenditure budget or overruns on major projects greater than 10%.

              (vii) Individual borrowings and leasing arrangements in excess of $25 million, or if the Board of Directors in its discretion sets a debt ceiling, any borrowing in excess of such debt ceiling.

              (viii) Unusual, non-recurring uses of Company credit in support of operations above a $10 million exposure.

              (ix) The settlement of actions or claims against the Company involving more than $10 million.

              (x) Related-party transactions involving the receipt or payment of more than $5 million in any one transaction or $10 million in any series of related transactions, irrespective of individual amounts (other than transactions reflected by the agreements referred to on Schedules 6.11(b) and 6.11(c) of each of the Phillips Disclosure Schedule to the Contribution Agreement and the Chevron Disclosure Schedule to the Contribution Agreement).

              (xi) Any amendment to the Certificate or this Agreement.

              (xii) Except as otherwise specifically provided for in Article X, the admission of an additional Member or other equity holder of the Company.

              (xiii) Any redemption of an equity interest in the Company.

              (xiv) Any adoption of or change in the Company's form of business or accounting principles.

              (xv) Any material consolidation or relocation of the Company's research and development facilities, or the exercise or waiver of any right affecting the term of any leasehold for research and development facilities.

              (xvi) The commencement of voluntary bankruptcy proceedings for the Company.

              (xvii) Any material decision regarding repair, replacement or startup relating to the K-Resin Accident.

              (xviii) The liquidation or dissolution of the Company.

              (xix) Any use by the Company of the "Chevron" or "Phillips" name, by itself.

       (b) The Board of Directors shall review periodically the appropriateness of the list of items contained in Section 7.1(a) (including the related threshold dollar amounts contained therein) which must be brought before the Board of Directors, and will implement changes if and when appropriate. Any such changes shall be set forth in a written resolution, and, to the extent that such written resolution is inconsistent with Section 7.1(a), the written resolution will control.

       7.2 Strategic and Business Plans: Reports.

       (a) The Board of Directors and the Officers will conduct an interactive strategic planning process on an annual basis. In connection with this process, the Officers shall prepare and submit to the Board of Directors and the Board of Directors shall review, consider and adopt:

              (i) a strategic plan for the Company; and

              (ii) a three (3) year business plan, including capital and operating budgets.

Such process shall be conducted in accordance with the strategic planning processes of the Members, as determined by the Board of Directors.

       (b) In the event that the Board of Directors fails to timely approve capital or operating budgets for any period, the Officers will be authorized to spend such amounts as are necessary or appropriate to meet the Company's prior commitments and obligations and to conduct and maintain the Company's operations and properties in a safe and efficient manner in accordance with industry practice.

       (c) The Officers shall provide the Board of Directors with monthly reports of the operating results of the Company compared with the strategic and business plan, including the capital and operating budgets, and annual and periodic reports of compliance matters (e.g. financial controls, environmental, human resources, etc.).

                 Capital Contributions and Percentage Interests

       8.1 Capital Contributions and Percentage Interests.

       (a) Effective as of the Closing, each of the Members shall make a Capital Contribution to the Company as contemplated by Article II of the Contribution Agreement and the credit balance in the Capital Account of each Member, as a result of such contribution, shall be determined in accordance with Sections 8.1(b). The Percentage Interest of each Class C Member shall be equal to the product, expressed as a percentage, of (i) a fraction, the numerator of which is the credit balance in the Capital Account of such Class C Member determined as set forth in Section 8.1(b) and the denominator of which is the sum of the credit balances in the Capital Accounts of all Class C Members determined as set forth in Section 8.1(b), and (ii) 50. The Percentage Interest of each Class P Member shall be equal to the product of (i) a fraction, the numerator of which is the credit balance in the Capital Account of such Class P Member as determined in accordance with Section 8.1(b) and the denominator of which is the sum of the credit balances in the Capital Accounts of all Class P Members determined as set forth in Section 8.1(b), and (ii) 50. It is the agreement of the parties that (i) the aggregate Percentage Interests of all Class C Members shall equal 50% and the aggregate Percentage Interests of all Class P Members shall equal 50%, (ii) such aggregate Percentage Interests shall not change unless otherwise agreed by the Members and (iii) such aggregate Percentage Interests shall not be affected by the Chevron Pipe Line Contribution.

       (b) As soon as practicable after the Closing, Chevron and Phillips shall determine the Capital Account balance of each Member as of the Closing Date which shall be equal to the excess of(x) the Carrying Value of the assets contributed by such Member as of the Closing Date determined in accordance with
Section 8.1(c) over (y) the liabilities of the Member that are assumed by the Company in connection with such contribution or to which such assets are subject.

       (c) As soon as practicable after the Closing, (i) Chevron and Phillips shall determine the Capital Account balance of each Member as of the Closing Date by determining in accordance with this Section 8.1(c) the Carrying Values as of the Closing Date of the assets contributed effective as of the Closing Date to the Company by each Member pursuant to Article II of the Contribution Agreement and the liabilities of such Member assumed by the Company effective as of the Closing Date and the liabilities that are secured by assets contributed effective as of the Closing Date to the Company by such Member pursuant to
Article II of the Contribution Agreement, (ii) Chevron and Phillips shall determine in accordance with Section 8.1(a) the Percentage Interest as of the Closing Date of each Member, (iii) Schedule 3 hereto shall be completed so that it reflects such Capital Account Balances and Percentage Interests of each Member, and (iv) Chevron and Phillips shall agree to schedules setting forth the Carrying Values specified in clause (i) of this sentence. Except to the extent the Members otherwise unanimously agree, the Carrying Value of the assets contributed by each Member pursuant to Article II of the Contribution Agreement shall be determined as follows:

              (i) Chevron and Phillips shall compute (x) the excess of the net book value for financial reporting purposes as of the Closing Date of the assets contributed pursuant to Article II of the Contribution Agreement by the Class P Members in the aggregate over the aggregate amount of liabilities of such Members that are assumed by the Company in connection with such contribution or to which the such assets are subject ("Class P Financial Statement Net Contribution") and (y) the excess of the net book value for financial reporting purposes as of the Closing Date of the assets contributed pursuant to Article II of the Contribution Agreement by the Class C members in the aggregate over the amount of liabilities of such Members that are assumed by the Company in connection with such contribution or to which such assets are subject ("Class C Financial Statement Net Contribution").

              (ii) If(x) the Class P Financial Statement Net Contribution reduced by the aggregate amount to be distributed to the Class P Members pursuant to Section 9.2(0 ("Adjusted Class P Financial Statement Net Contribution") and (y) the amount of the Class C Financial Statement Net Contribution reduced by the aggregate amount to be distributed to the Class C Members pursuant to Section 9.2(0 ("Adjusted Class C Financial Statement Net Contribution") are not equal, an amount equal to the difference between the Adjusted Class P Financial Statement Net Contribution and the Adjusted Class C Financial Statement Net Contribution shall, unless the Members otherwise unanimously agree, be allocated among the assets included in the Class P Financial Statement Net Contribution or Class C Financial Statement Net Contribution, whichever is smaller after reduction of each as provided above in this
       Section 8.l(c)(ii) by the amounts to be distributed pursuant to Section 9.2(0. The allocation of such difference between the Adjusted Class P Financial Statement Net Contribution and the Adjusted Class C Financial Statement Net Contribution shall be made among such assets in the ratio of each such asset's net book value to the aggregate net book values of all such assets. For purposes of the preceding sentence, the net book value for each such asset shall be the net book value for such asset used in computing the Class P Financial Statement Net Contribution or Class C Financial Statement Net Contribution, as applicable.

       (d) Section 8.1(b) and (c) are designed to result in the aggregate credit balances in the Capital Accounts of the Class C Members being equal to the aggregate credit balances in the Capital Accounts of the Class P Members after giving effect to the distributions provided for in Section 9.2(0 which is consistent with the agreement of the Members that the fair market value of the net assets being contributed to the Company by the Class C Members and the fair market value of the net assets being contributed to the Company by the Class P Members are equal after giving effect to the distributions provided for in
Section 9.2(0, and this result shall not be affected by the Chevron Pipe Line Contribution.

       8.2 Additional Capital Contributions. No Member may make additional Capital Contributions other than pursuant to its obligations under the Contribution Agreement without the consent of the Board of Directors. The Board of Directors shall approve all material terms of any such Capital Contribution, including its effect on the Members' relative Capital Accounts and Percentage Interests.

       8.3 Withdrawal or Reduction of Capital Contributions.

       (a) Except as expressly provided in this Agreement, no Member shall have the right to withdraw from the Company all or any part of its Capital Contribution.

       (b) A Member, irrespective of the nature of its Capital Contribution, shall not have the right to demand and receive a distribution in kind in return for its Capital Contribution, unless the Members shall have otherwise unanimously agreed.

       8.4 No Interest on Capital Contributions. No interest shall be payable on or with respect to the Capital Contributions or Capital Accounts of Members.

       8.5 Capital Accounts. A single Capital Account shall be maintained for each Member (regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired) in accordance with the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder (including without limitation section 1.704-1(b)(2)(iv) of the Income Tax Regulations) and as further described in this Section 8.5.

       (a) There shall be established for each Member a Capital Account reflecting the excess (or deficit) of(a) the sum of(i) the Carrying Value of assets contributed to the Company by such Member and the amount of cash contributed to the Company or paid pursuant to a note contributed to the Company by such Member, (ii) such Member's share of Net Profits and any items in the nature of income or gain that are specifically allocated to such Member and
(iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member over (b) the sum of(i) such Member's share of Net Losses and any items in the nature of losses or expenses that are specifically allocated to such Member, (ii) any distributions to such Member and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member. In determining the amount of any liability for purposes of this section, there shall be taken into account section 752(c) of the Code and any other applicable provisions of the Code and Income Tax Regulations.

       (b) In the event of a transfer of all or any portion of a Member's interest in the Company pursuant to Article 10 hereof, the Capital Account of any transferee shall include the appropriate portion of the Capital Account of the Member from which the transferee's interest in the Company was obtained.

       (c) When Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking into account section 770 1(g) of the Code) on the date of distribution.

       (d) The appropriate Officers shall make or cause to be made all necessary adjustments in each Member's Capital Account as required by the capital accounting rules of section 704(b) of the Code and the regulations thereunder.

       8.6 Loans by Members to the Company. No Member shall be obligated to lend money to the Company. No Member may lend money to the Company without the consent of the Board of Directors. The Board of Directors shall approve all material terms of such a loan, including, without limitation, the interest rate and term. Any loan by a Member to the Company with the required consent of the Board of Directors shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution, and shall be evidenced by a promissory note duly executed by at least one Class C Director and one Class P Director on behalf of the Company and delivered to the lending Member.

       8.7 Treatment of Certain Indemnity Payments.

       (a) If Company makes any payment to a third party that is subject to indemnification by a Class C Member or a Class P Member (or any Affiliate thereof) pursuant to the Contribution Agreement or Annex B or C thereto (a "Company Indemnifiable Payment"), the Members intend such payment to be treated as preserving the value of the contribution made pursuant to Article II of the Contribution Agreement by the Member liable for the indemnity payment. Toward that end, each indemnity obligation arising in respect of a Company Indemnifiable Payment will be treated as having arisen immediately prior to such contribution of assets by the Indemnifying Party, the Indemnifying Party will be treated as if it had originally contributed assets with a Carrying Value increased by the amount of the Company Indemnifiable Payment, and the Company will be treated as having assumed an additional liability in the amount of the Company Indemnifiable Payment. As a result, the amounts credited to the Capital Accounts of the Class C Members in the aggregate and the Class P Members in the aggregate will remain equal. The Members also intend that the tax consequences of such Company Indemnifiable Payment and the indemnification payment itself shall inure to the Indemnifying Party, but, except as otherwise agreed by the Members, only to the extent that such tax result can be achieved without causing the Capital Accounts of the Class C Members in the aggregate and the Capital Accounts of the Class P Members in the aggregate to fail to be equal.

       (b) If a Member makes any payment to a third party that is subject to indemnification by the Company pursuant to the Contribution Agreement or Annex B or C thereto (a "Member Indemnifiable Payment"), the Members intend that the tax consequences of such Member Indemnifiable Payment and the indemnification payment itself shall inure to the Company and be shared by the Members in accordance with their respective Percentage Interests, but, except as otherwise agreed by the Members, only to the extent that such tax results can be achieved without causing the Capital Accounts of the Class C Members in the aggregate and the Capital Accounts of the Class P Members in the aggregate to fail to be equal.

       8.8 Treatment of Certain Deferred Capital Contributions. As a result of the K-Resin Accident, the value of certain assets contributed by the Class P Members has declined from that which existed when the Members were first agreeing on the economic terms of the arrangement described in this Agreement. The Members cannot agree on the amount of the decline in value, in part because they are currently unable to reach an agreement on the likely time and expense involved in repairing the damage caused by the K-Resin Accident and the degree and permanence of any loss of customers that the K-Resin Accident may cause. In order to resolve the issue, one or more of the Class P Members may have to make capital contributions to the Company after the Closing under the circumstances and in the amounts calculated under the provisions of the Contribution Agreement. The Members view such deferred capital contributions as necessary to preserve the pre K-Resin Accident value of the business and assets contributed by the Class P Members. The Members agree that any deferred contributions are capital contributions and will not be reported as income by the Company.

       8.9 Special Rule. An Indemnifying Party will indemnify the Indemnified Party on a Net After-Tax Basis against any income or franchise tax incurred in the event that any indemnification payment is treated as taxable income to the Indemnified Party. For purposes of this paragraph, "Net After-Tax Basis" means after any U.S. federal, state or local income or franchise taxes (computed using the Tax Rate) incurred as a result of such indemnification (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax), reduced by any tax benefit arising as a result of such indemnification.

       8.10 Application of the Basket. Tax Basket Amount and Cap. No provision of this Agreement or the Contribution Agreement (including the Annexes thereto) shall be applied or interpreted in a manner that would cause any indemnification payment to be made that otherwise would not be payable because of application of the Basket, Tax Basket Amount or the Cap.

                                    ARTICLE 9

   Allocation of Profits and Losses; Distributions; Tax and Accounting Matters

       9.1 Allocations. Net Profit and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year, Fiscal Quarter or other period of the Company as follows:

       (a) General Allocation. Except as otherwise provided in this Article 9, Net Profit and Net Loss for each Fiscal Year, Fiscal Quarter or other period shall be allocated to the Members in accordance with their Percentage Interests.

       (b) Regulatory Allocations. Notwithstanding the foregoing, the following special allocations shall be made for each Fiscal Year or other period in the following order of priority:

              (i) If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of net decrease in Company Minimum Gain, determined in accordance with section 1.704-2(g)(2) of the Income Tax Regulations. This subsection (b)(i) is intended to comply with the minimum gain chargeback requirement of section 1.704-2(0 of the Income Tax Regulations and shall be interpreted consistently therewith.

              (ii) If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1 .704-2(i)(5) of the Income Tax Regulations, shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in the amount equal to such Member's share of net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of section 1 .704-2(i)(4) of the Income Tax Regulations. This subsection (b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of section 1 .704-2(i)(4) of the Income Tax Regulations and shall be interpreted consistently therewith.

              (iii) If any Member unexpectedly receives (or Members unexpectedly receive) an adjustment, allocation or distribution of the type contemplated by section l.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations, items of income and gain shall be allocated to such Member (or if more than one Member receives such an adjustment, allocation or distribution, items of income and gain shall be allocated to such Members in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount (or amounts) and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member (or deficits of such Members) as quickly as possible. It is intended that this subsection (b)(iii) qualify and be construed as a "qualified income offset" within the meaning of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations.

              (iv) If the allocation of Net Loss to a Member as provided in
       Section 9.1(a) would create or increase an Adjusted Capital Account Deficit and one or more other Members would have a positive Capital Account balance, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall, subject to the Adjusted Capital Account Deficit limitations of such sentence, be allocated to those Members having positive Capital Account balances up to the amount of such positive Capital Account balances in the ratios that each such Member's positive Capital Account Balance bears to the sum of such positive Capital Account balances. To the extent that allocations of Net Losses have been made pursuant to this subsection (b)(iv), future allocations of Net Profits, notwithstanding anything to the contrary in this Agreement, shall be made first to restore such Net Losses.

              (v) Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of section 1.752-2 of the Income Tax Regulations) for the

       Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

              (vi) Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

              (vii) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to section 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1
       (b)(2)(iv)(m)(4) of the Income Tax Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in compete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event section 1.704-1 (b)(2)(iv)(m)(2) of the Income Tax Regulations applies, or to the Member to whom such distribution was made in the event section 1.704-l(b)(2)(iv)(m)(4) of the Income Tax Regulations applies

              (viii) The allocations set forth in subsections (b)(i) through
       (b)(vii) (the "Regulatory Allocations") are intended to comply with certain requirements of sections 1.704-1(b), 1.704-2(0 and 1.704-2(i) of the Income Tax Regulations. Notwithstanding the provisions of Section 9.1(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

       (c) Tax Allocations.

              (i) Except as provided in subsection (c)(ii), for income tax purposes under the Code and the Income Tax Regulations, Company taxable income and loss shall be allocated to each Member in the same manner that Company Net Profit and Net Loss (and items entering into the determination thereof) are allocated.

              (ii) Section 704(c). In accordance with section 704(c) of the Code and the Income Tax Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Carrying Value of such property. If the Carrying Value of any Company property is adjusted as described in the definition of "Carrying Value", subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Carrying Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the

       Income Tax Regulations thereunder. With respect to assets contributed or required to be contributed by the Members at the Closing pursuant to the Contribution Agreement, for purposes of applying section 704(c) of the Code and this Section 9.1(c)(ii), the Company shall use the traditional method with curative allocations set forth in section 1.704-3(c) of the Income Tax Regulations. Any elections or other decisions relating to such allocations shall be made by the Board of Directors.

       (d) Depreciation Recapture. Solely for tax purposes, a Member's share of the Company's depreciation recapture recognized for tax purposes upon the disposition of Company property shall be computed in the manner provided for in sections 1.704-3(a)(11), 1.1245-1(e) and 1.1250-1(0 of the Income Tax
Regulations. The provisions of this Section 9.1(d) are intended to affect only the character of the items of gain allocated by the Company to the Members. This
Section 9.1(d) shall not affect the aggregate amount of gain (including gain characterized under this Section 9.1(d) as depreciation recapture) otherwise allocable to a Member pursuant to this Section 9.1.

       (e) Change in Percentage Interests. Except as otherwise required by law, if the Percentage Interests of the Members of the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in Section 9.1(a) during each such portion of the taxable year in question.

       (0 Excess Nonrecourse Liabilities. Nonrecourse liabilities of the Company that constitute "excess nonrecourse liabilities" within the meaning of section 1
 .752-3(a)(3) of the Income Tax Regulations, shall be allocated among the Members in proportion to their respective Percentage Interests.

       (g) Allocations Relating to Capital Transactions. In connection with the sale or other disposition of all or substantially all of the assets of the Company (including upon a liquidation of the Company), items of income, gain, loss and deduction shall, except as otherwise required by subsections (b) through (0 above, be allocated to the Members in such amounts as shall cause their relative Adjusted Capital Account Balances to equal as nearly as possible, their relative Percentage Interests.

       (ii) State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 9.1.

       9.2 Distributions.

       (a) The Company shall distribute to each Member as promptly as practicable (and in any event within forty-five (45) days) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Company an amount equal to such Member's Quarterly Tax Distribution for such Fiscal Quarter. In addition, the Company shall distribute to each Member as promptly as practicable (and in any event within forty-five
(45) days) after the end of each Fiscal Year an amount equal to the excess, if any, of such Member's Proportionate Tax Share for such Fiscal Year over the aggregate amount of Quarterly Tax Distributions made to such Member with respect to such Fiscal Year.

       (b) At the end of each of the second Fiscal Quarter and the fourth Fiscal Quarter, the Board of Directors shall determine if a Leverage Ratio Deficit exists. If a Leverage Ratio Deficit exists, the Board of Directors, as promptly as practicable after the end of such Fiscal Quarter, shall meet and take such action as the Directors deem necessary to reduce the Leverage Ratio Deficit to zero. If the Board of Directors fails to reduce the Leverage Ratio Deficit to zero within forty-five (45) days following the end of the second or fourth Fiscal Quarter, the Chief Executive Officer shall cause the Company to distribute to the Members in proportion to their relative Percentage Interests an amount equal to the Minimum Leverage Distribution for the applicable six-month period.

       (c) Any distributions by the Company to the Members, other than the Tax Distribution and the Minimum Leverage Distribution, shall be payable at the discretion of the Board of Directors.

       (d) To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member, the Company may withhold such amounts and make such tax payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

       (e) Notwithstanding anything to the contrary contained in this Section 9.2, the Company shall not make any distribution to the Members which would render the Company insolvent or which is otherwise prohibited by applicable law.

       (f) Notwithstanding anything to the contrary contained in this Agreement, in accordance with Section 6.16 of the Contribution Agreement, (i) the Company shall secure, by the Closing Date or as soon as practicable thereafter, bank credit facilities or other credit of $1,670,000,000 (or such lesser amount as would allow the Company to maintain an investment grade debt rating) on reasonably available commercial terms agreeable to the Members (the "Initial Financing"); and (ii) upon the funding of the Initial Financing, the Company shall distribute the net proceeds of the Initial Financing as follows: an aggregate of 50% of the net proceeds of the Initial Financing to the Class P Members (to each Class P Member in the ratio of its Percentage Interest to the sum of the Percentage Interests of all Class P Members as of the Closing Date) and an aggregate of 50% of the net proceeds of the Initial Financing to the Class C Members (to each Class C Member in the ratio of its Percentage Interest to the sum of the Percentage Interests of all Class C Members as of the Closing
Date);provided, however, that if the Percentage Interests of the Class P Members and the Class C Members have not been determined as of the date of such distribution, then the Company shall distribute the net proceeds of the Initial Financing that are distributable to the Class P Members to the Initial Phillips Member as agent for such Class P Members and shall distribute the net proceeds of the Initial

Financing that are distributable to the Class C Members to the Initial Chevron Member as agent for such Class C Members, and the Initial Phillips Member will transfer such proceeds to each such Class P Member in the ratio of its Percentage Interest to the sum of the Percentage Interests of all Class P Members and the Initial Chevron Member will transfer such proceeds to each such Class C Member in the ratio of its Percentage Interest to the sum of the Percentage Interests of all Class C Members when such Percentage Interests are fixed; provided further, however, that the aggregate amount distributed to the Class P Members shall be reduced by (A) the sum of any indebtedness of P Chem (as defined in the Contribution Agreement) as of the Closing Date other than indebtedness of the entities set forth on Schedule 6.16 of the Phillips Disclosure Schedule to the Contribution Agreement and other than debt incurred in the ordinary course of business (pursuant to financial arrangements or plans previously disclosed to Chevron) by such entities and (B) the SOLP adjustment amount set forth on Schedule 6.16 of the Phillips Disclosure Schedule to the Contribution Agreement, and the aggregate amount distributed to the Class C Members shall be reduced by the sum of any indebtedness of C Chem (as defined in the Contribution Agreement) as of the Closing Date other than indebtedness of the entities set forth on Schedule 6.16 of the Chevron Disclosure Schedule to the Contribution Agreement and other than debt incurred in the ordinary course of business (pursuant to financial arrangements or plans previously disclosed to Phillips) by such entities. It is the agreement of the parties that after such distributions, the aggregate Capital Accounts of the Class C Members will be equal to the aggregate Capital Accounts of the Class P Members. The Company will take steps to segregate the proceeds of the Initial Financing so that the distribution thereof to the Members can be easily traced to such proceeds.

       (g) The Company will use its best efforts to avoid taking any action that, or failing to take any action the failure of which to take, is likely to cause all or part of the distribution of the proceeds of the Initial Financing to be taxable to one or more of the Members and in connection therewith the Members shall cooperate with the Company and each other. In addition, in the event that, within two years of the Closing or the contribution of an asset to the Company, the Members desire for the Company to make a distribution or payment to any of the Members or pay all or a portion of any liability, and if such distribution or payment to a Member or such payment of a liability may give rise to a disguised sale under section 707(a)(2)(B) of the Code or corresponding provision of state or local law, the Members shall cooperate to avoid such result without changing the intended economics of the arrangement.

       9.3 Accounting Matters. The Company's tax year shall be the calendar year unless otherwise required by section 706 of the Code or the Income Tax Regulations thereunder. The Board of Directors shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Board of Directors is most appropriate; provided, however, that books and records with respect to the Company's Capital Accounts and allocations under this Agreement of Net Profit and Net Loss (and items entering into the determination thereof) and income, gain, loss, deduction or credit (or item thereof) shall be kept on the basis of the Company's Fiscal Year and under United States federal income tax accounting principles as applied to partnerships.

       9.4 Tax Status and Returns.

       (a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income shall not be construed to expand the purposes of the Company or expand the obligations or liabilities of the Members.

       (b) The chief financial officer shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and shall make timely filing thereof. Within one-hundred eighty (180) days after the end of each calendar year, the Company shall cause to be prepared and delivered to each Member a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare its federal, state and local income tax returns in accordance with applicable law then prevailing.

       9.5 754 Election and Other Tax Elections. In the event of a distribution of property to a Member, or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company, upon the written request of the transferor or transferee, shall file a timely election under section 754 of the Code and the Income Tax Regulations thereunder to adjust the basis of the Company's assets under section 734(b) or 743(b) of the Code and a corre-sponding election under the applicable provisions of state and local law, and the person making such request shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys' and accountants' fees. Other tax elections and decisions relating to Taxes not specifically governed by any other express provision of this Agreement shall be made as agreed by the Board of Directors.

       9.6 Tax Matters Partner. (a) The Initial Phillips Member shall be the Company's "tax matters partner" for purposes of subchapter C of chapter 63 of subtitle F of the Code (dealing with the tax treatment of partnership items); provided, however, that the tax matters partner shall not take any action without the approval of the Board of Directors or its designee; and provided, further, that the tax matters partner shall receive no compensation for its services as tax matters partner but shall be reimbursed for any out-of-pocket expenses incurred in acting in such capacity.

       (b) The Company shall indemnify the tax matters partner (including the officers and directors of a corporate tax matters partner) against judgments, fines, amounts paid in settlement, and expenses (including attorney fees) reasonably incurred in any civil, criminal, or investigative proceeding in which they are involved or threatened to be involved by reason of being the tax matters partner unless the tax matters partner acted in bad faith or with gross negligence. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of Partners, or otherwise.

                                   ARTICLE 10

                            Restrictions on Transfer

       10.1 Transfer of Interests. No Member may sell, assign, transfer or hypothecate ("Transfer") all or any part of its Membership Interest in the Company, or any interest therein, except in accordance with the terms and conditions set forth in this Article 10.

       10.2 Conditions of Transfer. No Member may Transfer all or any part of such Member's Membership Interest, or any interest therein, except in compliance with Section 10.6, Section 10.7 or Article 11, such compliance to be jointly determined by the chief executive officer and the chief financial officer and documented by a certificate evidencing such Transfer. Moreover, no Member may Transfer all or any part of such Member's Membership Interest, or any interest therein, unless such Transfer will not (and, upon request of the Board of Directors, the transferring Member provides an opinion of counsel in form and substance reasonably satisfactory to the Board of Directors that such Transfer will not): (A) violate any applicable federal or state securities laws or regulations, subject the Company to registration as an investment company or election as a "business development company" under the Investment Company Act of 1940; (B) require any Member or any affiliate of a Member to register as an investment adviser under the Investment Advisers Act of 1940; (C) violate any other federal, state or local laws; (D) effect a termination of the Company under section 708 of the Code; (E) cause the Company to be treated as an association taxable as a corporation for federal income tax purposes; (F) cause the Company or any Member to be treated as an ERISA fiduciary; or (G) otherwise violate this Agreement.

       10.3 Admission of Substitute Member. In the event of a Transfer pursuant to Section 10.6, 10.7 or Article 11, and the requirements of Section 10.2 and this Section 10.3 are met, then the transferee of the Member's Membership Interest shall be entitled to be admitted to the Company as a substitute Member, and this Agreement (and all exhibits hereto) shall be amended to reflect such admission, provided that the following conditions are complied with:

       (a) The transferor and transferee shall have executed and acknowledged such instruments as the Board of Directors may deem necessary or desirable to effect the substitution;

       (b) The transferee acknowledges all of the terms and provisions of this Agreement as the same may have been amended and agrees in writing to be bound by the same;

       (c) The transferee reimburses the Company for all reasonable expenses connected with such admission including, but not limited to, legal fees and costs;

       (d) The filing with the Company, if required by the Board of Directors, of such proof of the investment intent and financial status of the transferee as the Board of Directors may request; and

       (e) Compliance with all applicable federal and state securities laws.

       10.4 Effect of Transfer without Approval. Any purported Transfer of all or any part of a Member's Membership Interest, or any interest therein, which is not in compliance with this Article 10 shall be void and, except as provided for in Section 10.5, below, shall be of no effect.

       10.5 Liability for Breach. Notwithstanding anything to the contrary in this Article 10, any Member purporting to Transfer its Membership Interest, or any part thereof, in violation of this Article 10 shall be liable to the Company and the other Members for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) arising as a direct or consequential result of such non-complying transfer, attempted transfer or purported transfer, including specifically, any additional cost or taxes created by non-compliance with any of the requirements and conditions provided for in Section 10.2.

       10.6 Permitted Transfers Subject to Right of First Refusal.

       (a) At any time after the three (3) year anniversary of the Closing Date, the Class C Member(s) or the Class P Member(s) (a "Transferring Class") may Transfer not less than all of their respective Class Membership Interest to a Person for cash, subject to the Right of First Refusal provided for in this
Section 10.6 and the last sentence of Section 10.2.

       (b) In the event that any Transferring Class has received a bona fide written cash offer, which such Transferring Class is willing to accept, for the Transferring Class to sell not less than all of its respective Class Membership Interest (the "Transferred Interest") to any Person, the Transferring Class shall deliver a written notice (the "Transfer Notice") to all of the Members, other than the Members in the Transferring Class, (the "Non-Transferring Class") stating the Transferring Class's intent to sell the Transferred Interest pursuant to a bona fide cash offer. The Transfer Notice shall (i) specify the purchase price for and other material terms with respect to the sale of the Transferred Interest, (ii) identify the proposed purchaser of the Transferred Interest, (iii) specify the date scheduled for the transfer (which date shall not be earlier than one hundred twenty (120) days from the date the Transfer Notice is delivered), (iv) contain a statement that the offer has been accepted pending compliance with the right of first refusal set forth herein and receipt of required regulatory and other approvals, and (v) shall have attached thereto a copy of the written offer containing all of the terms and conditions on which the Transferred Interest is to be sold.

       (c) The Non-Transferring Class shall have the exclusive option to purchase all (but not less than all) of the Transferred Interest on terms and conditions substantially the same in all material respects as, and at the same price, set forth in the written offer delivered pursuant to subsection (b) above. The Non-Transferring Class shall notify the Company and the Transferring Class of its intention to exercise or not to exercise the right of first refusal hereunder within forty-five (45) days of receipt by the Non-Transferring Class of a Transfer Notice.

       (d) In the event that the Non-Transferring Class shall have duly elected to purchase the Transferred Interest (the "Electing Class"), the Electing Class and the Transferring Class shall diligently pursue obtaining all regulatory approvals and use best commercially reasonable efforts to consummate the closing of the purchase of the Transferred Interest as soon as practicable and in any event within one year from receipt of the Transfer Notice; provided that, if such closing does not occur within such one-year period due to the failure to obtain any required regulatory approvals, the Electing Class's right to close such sale may be extended at the option of the Electing Class, until such regulatory approvals are obtained, but in no event for a period of greater than one additional year. In the event of a failure of the Non-Transferring Class to elect to purchase all of the Transferred Interest or a failure of the Electing Class to consummate such purchase in accordance herewith, the Transferring Class will be free, at any time within 120 days from the date the Non-Transferring Class elect not to exercise their purchase rights hereunder or from the date the time periods specified in this section for such election have expired, subject, in each case, to extension for up to an additional eight (8) months to the extent necessary to achieve any required regulatory approvals, to consummate the sale of the Transferred Interest to the purchaser at a price and upon terms and conditions no more favorable to the purchaser than those specified in the Transfer Notice; provided that the purchaser shall assume all of the liabilities and obligations of the Transferring Class under this Agreement by a binding written instrument which shall be enforceable by the Company and the Non-Transferring Class.

       (e) A Transferring Class shall not be relieved of any of its obligations arising under this Agreement prior to such Transfer. The Transferring Class and any transferee shall execute such documents as the Non-Transferring Class shall reasonably request to evidence the Transfer and the assumption and continuing obligations under this Agreement.

       (0 At the request of a Member, the Company will provide prospective purchasers of such Member's Class Membership Interest with reasonable access to financial, operating and other information of the Company, subject to customary confidentiality agreements which shall include provisions to protect competitively sensitive information. Each Member shall cooperate with, and shall not oppose, the closing of any Transfer which is in Compliance with this Section 10.6.

       10.7 Permitted Transfers Among Wholly-Owned Affiliates. Notwithstanding anything contained herein to the contrary, any Member may Transfer all or any portion of its Membership Interest to a Wholly-Owned Affiliate of such Member, and such Transfer shall be deemed automatically approved by the Board of Directors; provided, however, that such Transfer otherwise meets the conditions and requirements of Sections 10.2 and 10.3.

       10.8 Transfers of Equity Interests in a Member. A sale, assignment, transfer or hypothecation of any direct or indirect equity interest in a Member by a Parent of such Member shall be deemed to be a Transfer by that Member of its Membership Interest in the Company for purposes of this Article 10 and shall not be permitted except in accordance with the terms and conditions set forth in this Article 10. Chevron and Phillips shall comply with this Section 10.8 and shall take all necessary action to cause their Affiliates to comply with this
Section 10.8. For the purpose of clarification of this Section 10.8, a change of control of the Ultimate Parent of any Member shall not be considered a Transfer of such Member's Membership Interest or a Transfer of the equity interest in such Member.

                                   ARTICLE 11

                                   Competition

       11.1 General. The Members expect that the Company shall be the primary vehicle by which each the Members (together with their Affiliates) engage in the Chemicals Business. If a majority in interest of the Members of one class (the "Non-Competing Class") concludes in good faith that the Company is no longer the primary vehicle by which the Members of the other class (together with its Affiliates) (the "Competing Class") is engaged in the Chemicals Business, then the Non-Competing Class shall have the right to send written notice of such good faith conclusion ("Conflict Notice") to the Competing Class. Upon receipt of the Conflict Notice, the Competing Class shall enter into good faith negotiations with the Non-Competing Class to resolve any or all substantial conflicts of interest resulting from the ownership of businesses competing with the businesses of the Company.

       11.2 Resolution of Competitive Conflicts.

       (a) In the event that:

              (i) A Non-Competing Class exercises its right to require a Competing Class to engage in good faith negotiations pursuant to Section 11.1;

              (ii) The Non-Competing Class and Competing Class are unable to resolve the conflicts of interest within 150 days of the delivery of the Conflict Notice; and

              (iii) The value (in the opinion of a nationally recognized investment bank selected by the Board of Directors) of the Competing Class's (including its Affiliates') interests in businesses competing with the businesses of the Company exceeds 50% of the enterprise value of the Company;

then, in such case, the Non-Competing Class shall have the right, within 30 days from the later of (x) the expiration of the period in (ii) above or (y) the determination in (iii) above, to state a single cash price at which it is prepared to purchase the Class Membership Interest of the Competing Class, which will constitute a binding offer to purchase (the "Initial Offer"). In the event of an Initial Offer, the Competing Class shall have 60 days to decide either to accept the Initial Offer or to make a counter-offer by stating a single cash price, which is at least 5% higher than the Initial Offer, at which it is prepared to purchase the Class Membership Interest of the Non-Competing Class (a "Counter-Offer"). In the event of a Counter-Offer, the Non-Competing Class shall have 30 days to decide either to accept the Counter-Offer or to make another offer by stating a single cash price, which is at least 5% higher than the Counter-Offer, at which it is prepared to purchase the Class Membership Interest of the Competing Class (a "Subsequent Offer"). In the event of a Subsequent Offer by the Non-Competing Class, the Competing Class shall have 30 days to decide either to accept the Subsequent Offer or to make another counter-offer by stating a single cash price, which is at least 5% higher than the Subsequent Offer, at which it is prepared to purchase the Class Membership Interest of the Non-Competing Class. The offering process described in this paragraph shall continue in this manner until a price is reached at which either the Competing Class or the Non-Competing Class is willing to sell its Class Membership Interest to the other class. Notwithstanding anything to the contrary in the foregoing, a Member may also sell its Class Membership Interest pursuant to the right of first refusal provisions set forth in Section 10.6.

       (b) In the event that a Non-Competing Class has concluded in good faith that the Company is no longer the primary vehicle by which a Competing Class is engaged in the Chemicals Business in accordance with Section 11.1, and:

              (i) a sale pursuant to subsection (a) above is not concluded (whether or not the condition expressed in subsection (a)(iii) above is satisfied); and

              (ii) the Competing Class and Non-Competing Class have not been able to resolve, pursuant to Section 11.1 above, all substantial conflicts of interest resulting from the ownership by the Competing Class of a substantial business competing with the businesses of the Company;

then either the Competing Class or the Non-Competing Class may require the other class from time to time to enter into good faith negotiations to cause the Company (and/or the Members) to adopt such reasonable, mutually acceptable provisions as would mitigate the potential adverse consequences of the conflicts of interests on the continuing businesses of the Company. Such provisions could include, for example, restrictions on the dissemination and use of confidential information, greater delegation of authority to management of the Company, or modification of minimum distribution requirements or the non-involvement of the Competing Class in business decisions of the Company potentially affecting such competing businesses.

                                   ARTICLE 12

                              Term and Dissolution

       12.1 Term. Except as provided in Section 12.2 hereof, the existence of the Company shall be perpetual.

       12.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

       (a) The approval of dissolution by the Board of Directors; or

       (b) The bankruptcy or dissolution of either all of the Class C Members or all of the Class P Members.

       12.3 Liquidation.

       (a) Upon the occurrence of an event of dissolution as defined in the Act or in Section 12.2 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Board of Directors, or if there be no Directors then in office the Members, shall appoint a liquidator (who may, but need not, be a Member) who shall have sole authority and control over the winding up and liquidation of the Company's business and affairs and shall diligently pursue the winding up and liquidation of the Company. As soon as practicable after his appointment, the liquidator shall cause to be filed a statement of intent to dissolve as required by section 18-203 of the Act.

       (b) During the course of liquidation, the Members shall continue to share profits and losses as provided in Section 9.1 of this Agreement, but there shall be no cash distributions to the Members until the Distribution Date (as defined in Section 12.4).

       (c) A Member shall not have any obligation to contribute any amount to the Company in the event of a negative balance in its Capital Account.

       12.4 Liabilities. Liquidation shall continue until the Company's affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in section 1 .704-l(b)(2)(ii)(g) of the Income Tax Regulations, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the "Distribution Date"). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 12.6 hereof not later than the Distribution Date.

       12.5 Settling of Accounts. Subject to section 18-804 of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows: (a) first, to pay all expenses of liquidation and winding up; (b) second, to pay all debts, obligations and liabilities of the Company, in the order of priority as provided by law, other than debts owing to the Members or on account of Members' contributions; (c) third, to pay all debts of the Company owing to a Member; and (d) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Members pursuant to Section 12.6 hereof.

       12.6 Distribution of Proceeds. Subject to section 18-804 of the Act, upon final liquidation of the Company but not later than the Distribution Date, the net proceeds of liquidation remaining following the settling of accounts in accordance with Section 12.5 hereof shall be distributed to the Members in proportion to and up to the balance of their respective positive Capital Accounts as those accounts are determined after all adjustments to such Capital Accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Income Tax Regulations section 1.704-1(b), such adjustments to be made within the time specified in such Income Tax Regulations.

       12.7 Certificate of Cancellation. Upon dissolution and liquidation of the Company, the liquidator shall cause to be executed and filed with the Secretary of State of the State of Delaware, a certificate of cancellation in accordance with section 18-203 of the Act.

                                   ARTICLE 13

                                 Indemnification

       13.1 Indemnification: Proceeding Other Than by Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a Director, Member or officer of the Company (and may similarly indemnify employees or agents of the Company), or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       13.2 Indemnification: Proceeding by Company.

       (a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an officer of the Company (and may similarly indemnify employees or agents of the Company), or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

       (b) The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith in accordance with Section 4.8 hereof.

       (c) With respect to indemnification pursuant to subsection (a) or (b) above, such indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       13.3 Mandatory Advancement of Expenses. The expenses of Directors, Members and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director, Member or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The provisions of this
Section 13.3 do not affect any rights to advancement of expenses to which personnel of the Company other than Directors, Members or officers may be entitled under any contract or otherwise.

       13.4 Effect and Continuation. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 13.1 to Section 13.3, inclusive:

       (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Certificate or any limited liability company agreement, vote of Members or disinterested Directors, if any, or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 13.2 or for the advancement of expenses made pursuant to Section 13.3, may not be made to or on behalf of any Member, Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

       (b) Continues for a person who has ceased to be a Member, Director, officer, employee or agent and inures to the benefit of his heirs, executors and administrators.

       13.5 Insurance and Other Financial Arrangements.

       (a) The Board of Directors may cause the Company to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Member, Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, Member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a Director, member, director, officer, employee or agent, or arising out of his status as such, whether or not the Company has the authority to indemnify him against such liability and expenses.

      (b) The other financial arrangements made by the Company pursuant to
Section 13.5(a) may include:

            (i) The creation of a trust fund;

            (ii) The establishment of a program of self-insurance;

            (iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Company; or

            (iv) The establishment of a letter of credit, guaranty or surety.

      No financial arrangement made pursuant to this Section 13.5(b) may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

      (c) In the absence of fraud:

            (i) The decision of the Company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 13.5 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

            (ii) The insurance or other financial arrangement:

                  (A) Is not void or voidable; and

                  (B) Does not subject any Director or Member approving it to personal liability for his action,

      even if a Director or Member approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

      13.6 Notice of Indemnification and Advancement. Any indemnification of, or advancement of expenses to, a Director, Member or officer in accordance with this Article 13, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members' meeting.

      13.7 Repeal or Modification. Any repeal or modification of this Article 13 by the Members of the Company shall not adversely affect any right of a Director, Member or officer of the Company existing hereunder at the time of such repeal or modification.

                                   ARTICLE 14

             Inspection of Company Records; Annual and Other Reports

      14.1 Records to be Kept. The Company shall keep at its registered office:

      (a) A current list of the full name and last known business, residence or mailing address of each Member and Director separately identifying the Members in alphabetical order and the Directors, if any, in alphabetical order;

      (b) A copy of the filed Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

      (c) Copies of this Agreement, and all amendments hereto;

      (d) Copies of the Company's federal income tax returns and reports, if any, for, at least, the three most recent years; and

      (e) Copies of any financial statements of the Company for, at least, the three most recent years.

      14.2 Access to Company Information. The accounting books and records, the record of Members, and minutes of proceedings of the Members of the Company, including, without limitation such information necessary to conduct periodic audits of various kinds (e.g. EHS, financial), shall be open to inspection upon the reasonable request of any Member at any reasonable time during usual business hours, for a purpose reasonably related to such Member's interest as a Member. Such inspection by a Member may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts. In addition, the Members shall have reasonable access to the Officers of the Company in order to discuss the Company's business.

      14.3 Annual and Quarterly Reports.

      (a) The Board of Directors shall within 45 days after the end of the first three Fiscal Quarters and within 90 days after the close of a Fiscal Year, deliver or mail to the Members, the quarterly and annual, respectively, financial statements of the Company.

      (b) The income statements and balance sheets referred to in this Section
14.3 shall be accompanied by the report thereon, if any, of any independent accountants engaged by the Company or the certificate of an authorized officer of the Company that such financial statements were prepared without audit from the books and records of the Company.

      (c) The annual financial statements of the Company shall be audited by independent accountants, and independent accountants shall participate in the preparation of quarterly financial statements of the Company, in each case consistent with the rules of the Securities and Exchange Commission relating to annual and quarterly financial statements of publicly-traded companies.

                                   ARTICLE 15

                              Defaults and Remedies

      15.1 Defaults. If a Member materially defaults in the performance of its obligations under this Agreement, and such default is not cured within ten (10) days after notice of such default is given by a Director to the defaulting Member for a default that can be cured by the payment of money, or within thirty (30) days after notice of such default is given by a Director to the defaulting Member for any other default, then the non-defaulting Members shall have the rights and remedies described in Section 15.2 hereunder in respect of the default.

      15.2 Remedies. If a Member fails to perform its obligations under this Agreement, any ether Member shall have, in addition to any rights and remedies provided hereunder, all such rights and remedies as are provided at law or in equity.

      15.3 No Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by another Member in the performance by such other Member of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by any other Member. Failure by a Member to complain of any act or omission to act by another Member, or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement.

                                   ARTICLE 16

                                  Miscellaneous

      16.1 Amendments.

      (a) Subject to any contrary provisions of the Act, this Agreement may be amended only by the affirmative vote of Members owning all of the Class Membership Interest of both Class C and Class P. Any such amendment shall be in writing, duly executed by all the Members.

      (b) Subject to any contrary provisions of the Act, the Certificate may only be amended by the affirmative vote of Members owning one hundred percent (100%) of all of the Percentage Interests entitled to vote. Any such amendment shall be in writing, and shall be executed and filed in accordance with section 18-202 of the Act.

      16.2 Representation of Shares of Companies or Interests in Other Entities. The chief executive officer, any vice president or the secretary or any assistant secretary of this Company is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other entity, standing in the name of this Company. The authority herein granted to said officers to vote or represent on behalf of this Company any and all shares held by this Company in any other company or companies, or any interests in any other entity, may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

      16.3 Seal. The Members or Board of Directors may adopt a seal of the Company in such form as the Members or the Board of Directors (as the case may be) shall decide.

      16.4 Actions by Class P Members and Class C Members. Phillips shall ensure that each of the Class P Members, and Chevron shall ensure that each of the Class C Members, takes all actions necessary to be taken by such Member in order to fulfill the obligations of such Member, or of Phillips or Chevron, as the case may be, under this Agreement.

      16.5 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement between the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

      16.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the provisions of Article 13 are for the benefit of the persons to be indemnified by the Company.

      16.7 Governing Law: Jurisdiction and Forum: Waiver of Jury Trial.

      (a) This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.

      (b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

      (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

      (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 16.7.


      16.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

      16.9 Titles and Subtitles: Form of Pronouns: Construction and Definitions. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular. Unless otherwise specified, references to Sections or Articles are to the Sections or Articles in this Agreement. Unless the context otherwise requires, the term "including" shall mean "including, without limitation".

      16.10 Delaware Limited Liability Company Act Prevails. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Act and the Delaware General Corporation Law shall govern the construction of this Agreement; provided, however, that in the event of any inconsistency between such laws, the provisions of the Act shall prevail.

      16.11 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

      IN WITNESS WHEREOF, the undersigned hereby execute this Limited Liability Company Agreement as of the date first set forth above.


                             CHEVRON U.S.A. INC.


                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________


                             CHEVRON CORPORATION


                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________


                             CHEVRON OVERSEAS PETROLEUM INC.


                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________

                             CHEVRON PIPE LINE COMPANY


                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________

                             PHILLIPS PETROLEUM COMPANY


                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________


                             DRILLING SPECIALTIES CO.

                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________


                             WESTTEX 66 PIPELINE CO.

                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________


                             PHILLIPS PETROLEUM INTERNATIONAL
                             CORPORATION

                             By ____________________________________________

                             Name __________________________________________

                             Title _________________________________________

                                   SCHEDULE I

                         NAMES AND ADDRESSES OF MEMBERS






                                      S1-I

                                   SCHEDULE 2

                                INITIAL DIRECTORS

         Name                                   Address

Class C Directors:

Darry W. Callahan
Martin R. Klitten

Class P Directors:

James Mulva
John E. Lowe

Non-Voting Directors:

James Gallogly
Kent Potter




                                      S2-1

                                   SCHEDULE 3

           NAMES AND ADDRESSES, CLASS OF MEMBERSHIP INTEREST, CAPITAL
                CONTRIBUTIONS AND PERCENTAGE INTERESTS OF MEMBERS


                               Class of
  Name and Address of         Membership      Date of                       Percentage
       Members                 Interest    Contribution   Capital Account    Interest
Chevron U.S.A. Inc.                C         Closing        $                      %
Chevron Overseas                   C         Closing        $                      %
Petroleum Inc.
Chevron Pipe Line                  C         Closing        $                      %
Company
Phillips Petroleum                 P         Closing        $                      %
Company
Drilling Specialties Co.           P         Closing        $                      %
WesTTex 66 Pipeline Co.            P         Closing        $                      %
Phillips Petroleum                 P         Closing        $                      %
International Corporation

Total Capital Contributions                                 $                 100.0%



                                      S3-1

                                   SCHEDULE 4

                                INITIAL OFFICERS

       Name                           Office

Jim Gallogly            President & Chief Executive Officer
Kent Potter             Senior Vice President & Chief Financial Officer
Greg Garland            Senior Vice President, Planning & Strategic Transactions
Scott Meyer             Senior Vice President, Styrenics & Specialty Chemicals
Mike Parker             Senior Vice President, Aromatics
Tim Taylor              Senior Vice President, Olefins & Polyolefins
Bob Hunt                Vice President, Health, Environment & Safety
Sherry Richard          Vice President, Human Resources
Mary Jane Hagenson      Vice President, Technology
Jeff Taylor             Vice President, North Americas Polyethylene
Greg Maxwell            Vice President & Controller
Joe McKee               Vice President & Treasurer
Larry Frazier           Chief Information Officer
Bruce Waits             General Tax Counsel
Rick Roberts            Manufacturing Vice President




                                      S4-1

                                   Appendix B


                           TRADENAME LICENSE AGREEMENT

      THIS AGREEMENT, made as and from the ________ day of __________, 2000, between PHILLIPS PETROLEUM COMPANY, a corporation organized under the laws of Delaware, with an office at 232 Patent and Library Building, Bartlesville, Oklahoma 74004, United States of America (hereinafter referred to as "PHILLIPS") and CHEVRON CORPORATION, a corporation organized under the laws of Delaware, with an office at 575 Market Street, San Francisco, California 94105, United States of America (hereinafter referred to as "CHEVRON") (PHILLIPS and CHEVRON hereinafter sometimes collectively referred to as "LICENSORS") and CHEVRON PHILLIPS CHEMICAL COMPANY LLC, a Delaware limited liability company, with an office at ______________________________________ United States of America,
(hereinafter referred to as "LICENSEE"),

                        W I T N E S E T H:

      WHEREAS, PHILLIPS is the worldwide owner of PHILLIPS 66 and PHILLIPS 66 Shield trademarks and service marks (set forth in the attached Schedule A and hereinafter referred to as the "Phillips Trademarks"); and

      WHEREAS, CHEVRON is the worldwide owner of the CHEVRON trademarks and service marks (set forth in the attached Schedule B and hereinafter referred to as the "Chevron Trademarks"); and

      WHEREAS, PHILLIPS and CHEVRON have entered into a Letter of Intent and Exclusivity Agreement dated February 4, 2000 (hereinafter referred to as the Exclusivity Agreement"); and

      WHEREAS, PHILLIPS has adopted the word Phillips and CHEVRON has adopted the word Chevron which are used alone and/or in combination with other words; in corporate titles or trading names (hereinafter collectively referred to as "the Names") in the field of activity in which the parties are engaged; and

      WHEREAS, LICENSEE believes that various commercial advantages could result if LICENSEE is permitted to include the Names as part of the corporate title of LICENSEE and the corporate titles of certain of LICENSEE's subsidiaries and affiliates; and

      WHEREAS, it is the mutual desire of the parties to set forth formally the terms and conditions under which LICENSEE is permitted to include the Names as part of LICENSEE's corporate title and the corporate titles of certain of LICENSEE's subsidiaries and affiliates;

      NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.    Grant of License

      1.1. LICENSORS hereby grant to LICENSEE a royalty-free, non-exclusive right to use the Names, but only in the composition "Chevron Phillips" and only as part of the corporate title of LICENSEE and its subsidiaries and affiliates to be used in the states and/or nations in which LICENSEE is authorized by its formative agreements to operate (hereinafter referred to as the "TERRITORY").

      1.2. Each LICENSOR hereby approves the use of the Names in LICENSEE's corporate title as first written above. To the extent that LICENSEE desires to use the Names as a part of a title for a corporation, partnership or other association that is a subsidiary or affiliate of LICENSEE, LICENSEE shall obtain prior written approval from each LICENSOR of any such proposed title, which approval shall not be withheld unreasonably by either LICENSOR; provided that each LICENSOR hereby gives its prior approval for the proposed titles listed in Schedule C.

      1.3. The parties understand and agree that neither LICENSOR grants to LICENSEE any license to use the Chevron Trademarks or the Phillips Trademarks, or either LICENSOR's logos, hallmarks or trade dress by this Agreement. Only the Names are licensed hereunder.

2.    Quality Control

      LICENSEE undertakes to use the Names in the TERRITORY only so long as such use is in accordance with the standards, specifications and instructions submitted and approved by LICENSORS from time to time.

3.    Inspection

      3.1. Each LICENSOR and its duly appointed agents shall have the right, at all reasonable times, to request and receive free of charge samples of stationery, brochures, advertising, promotional materials, business cards, office placards and other written materials on which the Names appear, to enable each LICENSOR to satisfy itself that the use of the Names meets with standards, specifications and instructions agreed upon by LICENSORS from time to time. Approval of the form of such uses on such materials shall not be unreasonably withheld.

      3.2. LICENSEE undertakes that it will use the Names at all times in an ethical and dignified manner consistent with the standing, character and reputation of LICENSORS and the Names, recognizing the importance of maintaining the high quality and prestige associated with the Names.

      3.3. LICENSEE undertakes that it shall have the present Agreement read, in its entirety, into the minutes of the first Shareholders Meeting immediately following execution of this Agreement.

4.    Ownership of the Names

      4.1. LICENSEE recognizes LICENSORS' ownership and title in and to their respective Names; and it is understood that throughout the term of this Agreement and thereafter LICENSEE shall not contest the validity of the Names, claim adversely to either LICENSOR any right, title or interest in and to the Names, and shall not register or apply to register the Names or any confusingly similar names or trademarks in the TERRITORY or elsewhere.

      4.2. LICENSEE agrees that all use of the Names by LICENSEE shall inure to the benefit of LICENSORS.

5.    Indemnification

      LICENSEE hereby indemnifies and holds harmless each LICENSOR from and against any claims (including product liability claims) which may be made or brought against LICENSORS and/or which it may suffer or incur as a result of, or in respect of, or arising out of (i) the advertisement, promotion, sales, offering for sale, and/or distribution of Chemicals Products and Related Services by LICENSEE or its sublicensees, (ii) the operation of Manufacturing and Retail Facilities by LICENSEE or its sublicensees, or (iii) otherwise in connection herewith, in each case after the date hereof.

6.    Infringements

      LICENSEE agrees that LICENSEE shall promptly call to the attention of LICENSORS the use of any trademarks or name by any third party that LICENSEE considers might be an infringement or passing off of one or both of the Names. However, the LICENSOR or LICENSORS affected by such infringement or passing off shall have the sole right to decide whether or not proceedings shall be brought against such third parties. In the event that a LICENSOR decides that action should be taken against such third parties, LICENSOR shall take such action in its own name. The parties agree to cooperate fully with each other to the extent necessary to prosecute such action.

7.    Export Control

      LICENSEE agrees that it will not directly or indirectly deliver products or technical data concerning such products to:

      7.1. Cuba, Iran, Iraq, Libya, North Korea, or any country or territory that is prohibited by U.S. Law;

      7.2. The government or any national of any such country or any vessel or aircraft owned or controlled by or chartered to such government or national or flying the flag of any such country;

      7.3. National Union for the Total Independence of Angola ("UNITA") and related titles;

      7.4. Any facility or end-use related to the design, development, product, stockpiling or use of missiles; nuclear, chemical or biological weapons; radioactive materials; or components or material for systems using radioactive materials, even if the products from LICENSEE will not be used in such activities; or

      7.5.  Any other entity prohibited by U.S. Law.


8.    Term and Termination

      This Agreement shall continue in force for a term while the respective LICENSORS' Trademark registrations are in force; provided, however that the rights of LICENSEE to use the Names shall terminate forthwith in the event of any of the following circumstances:

      8.1.  As to both Names:

            8.1.1. If the LICENSEE goes into voluntary or involuntary
                   liquidation, or takes the benefits of any insolvency law or is judicially or administratively declared bankrupt or insolvent, or if a receiver is appointed for all or any substantial part of the assets or business of LICENSEE;

            8.1.2. Governmental expropriation of a material portion of the assets of LICENSEE that relate to LICENSEE's activities as contemplated by the [Joint Venture Documents];

            8.1.3. Upon thirty (30) days written notice if LICENSEE fails to comply with the standards and specifications submitted and/or approved by LICENSORS;

            8.1.4. Upon twelve (12) months' prior written notice from both
                   LICENSORS of the termination of this Agreement for any reason.

      8.2.  As to one of the Names:

            8.2.1. Governmental expropriation of a material portion of the assets of a LICENSOR relating to LICENSEE's activities as contemplated by the Contribution Agreement;

            8.2.2. Decrease of a LICENSOR's interest in the LICENSEE below fifty percent (50%), at such LICENSOR's option exercisable by thirty (30) days' written notice to the other LICENSOR and to LICENSEE prior to the date of termination.

            .8.3. Upon termination of this Agreement in whole or in part for any reason, LICENSEE shall discontinue using the Name or Names to which this Agreement no longer applies, and shall promptly take all steps to refrain from using such Name or Names as part of LICENSEE's corporate title or its subsidiaries' and affiliates' corporate titles in advertising, industry publications, commercial registers and directories, telephone directories and similar listings as promptly as possible. LICENSEE shall not thereafter use the Name or Names as to which this Agreement has terminated, or any colorable imitation of such Name or Names, in any manner or form whatsoever in the conduct of LICENSEE's business, unless specific prior written permission to do so shall have been given to LICENSEE by LICENSOR.

            8.4. Without limiting the provisions of Section 8.3 of this Agreement, once this Agreement has terminated as to one or both of the Names, LICENSEE hereby agrees to use its best efforts and due diligence to obtain whatever approval is necessary to change its corporate title to delete the Name or Names therefrom.

            8.5. After termination of this Agreement as to one or both of the Names, LICENSEE may sell existing inventory of products bearing the Name or Names no longer subject to this Agreement until such inventory is depleted, but in no event later than twelve (12) months from the date of termination as to the applicable Name or Names.

9.    Assignments and Sublicenses

      9.1. LICENSEE shall not have the right to assign the licenses granted hereunder to any other entity without the prior written approval of each LICENSOR, and then only if the assignee agrees to be bound by all the terms and conditions of the licenses granted hereunder.

      9.2. LICENSEE shall not have the right to grant sublicenses of the Names licensed hereunder.

10.   Waiver

      Any waiver by LICENSORS or LICENSEE of a breach or condition of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other term or condition hereof.

11.   Invalidity

      If any provision of this Agreement is declared void or unenforceable by any judicial or administrative authority, this shall not in and of itself nullify the remaining provisions of this Agreement unless LICENSORS, in LICENSORS' discretion, decide that such declaration adversely affects the original intent of the parties, in which event LICENSORS shall give notice in writing to LICENSEE of the basis for their decision. Thereafter, LICENSEE shall have fifteen (15) days within which to comment thereon. Upon the expiration of said fifteen

      (15) day period, LICENSORS, in their sole discretion, may terminate this Agreement upon thirty (30) days' written notice to LICENSEE.

12.   Notices

      All notices, claims, requests, and demands hereunder (hereinafter referred to as "communications") shall be in writing and shall be deemed to have been duly given if mailed (by registered or Certified mail, return receipt requested and postage pre-paid) as follows:

           If LICENSOR, to:

           PHILLIPS PETROLEUM COMPANY
           232 Patent and Library Building
           Bartlesville, Oklahoma 74004

           Attention:   Lynda S. Jolly, Esq.
                        Trademark Counsel

           and

           CHEVRON CORPORATION
           2613 Camino Ramon
           San Ramon, California 94583

           Attention:   Trademark Counsel

           If LICENSEE, to:

           CHEVRON PHILLIPS CHEMICAL COMPANY LLC
           ______________________________________
           ______________________________________
           Attention: ___________________________

      or to such other address the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the tenth (10th) business day following that on which the communication is mailed; provided that any communication sent by telecopier or telex and confirmed by mail (postage pre-paid) shall be deemed to have been given at the time of transmission.

13.   Governing Law

      This Agreement shall be deemed to have been made in the State of Delaware, United States of America, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of Conflict of Law thereof.

14.   Survival of Obligations

      Sections 4.1, 4.2, 5, 8.3, 8.4 and 8.5 shall survive termination of this Agreement.

15.   Parties in Interest; Assignment

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the successors and assigns of LICENSORS; however, this Agreement is not assignable by the LICENSEE and shall not be assigned by the LICENSEE without prior written approval of the LICENSORS.

16.   Amendments to Agreement

      Any amendment or modification to this Agreement must be made in writing and signed by all parties.

17.   Headings

      The paragraph headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      PHILLIPS PETROLEUM COMPANY


                                      By___________________________________
                                      Title _______________________________

                                      CHEVRON CORPORATION


                                      By___________________________________
                                      Title _______________________________

                                      CHEVRON PHILLIPS CHEMICAL COMPANY LLC


                                       By ___________________________________
                                       Title ________________________________

                 Schedule A

Trademarks and Service Marks of Phillips Petroleum Company

                   PHILLIPS 66


                 PHILLIPS 66 Shield

              Schedule B

Trademarks and Service Marks of Chevron Corporation

                CHEVRON

                                   Schedule C

           Listing of Approved Titles for Subsidiaries and Affiliates

Chevron Phillips Chemical Company LLC

Chevron Phillips Chemical Company LP

Chevron Phillips Holding Company I LLC

Chevron Phillips Holding Company II LLC

Chevron Phillips K R Copolymer Company, Ltd.

Chevron Phillips Chemical FSC Corporation

Chevron Phillips Chemical Malaysia

Chevron Phillips Chemical International Inc.

Chevron Phillips Chemicals International Corporation

Chevron Phillips Chemical International Ventures Corporation

Shanghai Golden Chevron Phillips Petrochemical Company

Chevron Phillips Singapore Chemicals (Private) Limited

Chevron Phillips Chemicals Asia Re. Limited

Chevron Phillips Chemical Iberica S.L.

Arabian Chevron Phillips Petrochemical Company

Saudi Chevron Phillips Petrochemical Company

Chevron Phillips Plexco International S.A. de C.V.

Chevron Phillips Productos Plasticos Plexco S.A. de C.V.

Chevron Phillips Plexco de Mexico S.A. de C.V.

Chevron Phillips Chemical International Sales Inc.

Chevron Phillips Chemical Zhangjiagang Co. Ltd.

Chevron Phillips Chemical Puerto Rico Core Inc.

Chevron Phillips Chemical Drilling Specialties LLC

Chevron Phillips Petrochemical France

N.V. Chevron Phillips Petrochemicals S.A.

Chevron Phillips Chemical S.r.L.

Chevron Phillips Petrochemical N.V.

Chevron Phillips Petrochemical S.A. de C.V.

Chevron Phillips Chemicals (Shanghai) Corporation

Chevron Phillips Driscopipe Mexicana S. de R.L. de C.V.

                                                                FINAL


                              Exhibit A-1

                             [P Chem Assets]


                                 Part I

                                [Assets]

Houston Chemical Complex

      Phillips' Polypropylene interests, including its interest in Phillips Sumika Polypropylene Company, and Phillips' interest in the Polyethylene, Neohexene, and K- Resin chemical plant facilities located in, or in the vicinity of Pasadena, Texas, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities, excluding that certain Gypsum Pile in the Northwest portion of the property.

Sweeny Facilities

      Phillips' interest in the Propylene, DCPD, NGL Fractionation and Ethylene chemical plant facilities, including Phillips' interest in SOLP, located in, or in the vicinity of Old Ocean, Texas, including the improvements, information systems, furniture, fixtures and machinery, and, to the extent dedicated solely to use at such chemical plant facilities, mobile equipment which are associated with such chemical plant facilities, together with a 99-year leasehold estate in the underlying land.

Borger Facilities

      Phillips' interest in the Methyl Mercaptan, Ryton, Mining Chemicals, Dimethyl Sulfide and Philtex plant facilities located in, or in the vicinity of Borger, Texas, including the improvements, information systems, furniture, fixtures and machinery,, and, to the extent dedicated solely to use at such chemical plant facilities, mobile equipment which are associated with such chemical plant facilities, together with a 99- year leasehold estate in the underlying land.

Conroe Plant

      Phillips' interest in the Drilling Specialties plant facilities located in, or in the vicinity of Conroe, Texas, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

Puerto Rico Core Plant

      Phillips' interest in the Core Aromatics Chemicals plant facilities located in, or in the vicinity of Guayama, Puerto Rico, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

Elkhart Rail Shop

      Phillips' interest in the Rail Maintenance and Repair facilities located in, or in the vicinity of Elkhart, Texas, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such facilities.


Phillips Driscopipe Plants and General Office

      Phillips' interest in the Driscopipe plant facilities located in, or in the vicinity of Watsonville, California, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such plant facilities.

      Phillips' interest in the Driscopipe plant facilities located in, or in the vicinity of Brownwood, Texas, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such plant facilities.

      Phillips' interest in the Driscopipe plant facilities located in, or in the vicinity of Pryor, Oklahoma, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such plant facilities.

      Phillips' interest in the Driscopipe plant facilities located in, or in the vicinity of Williamstown, Kentucky, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such plant facilities.

      Phillips' interest in the Driscopipe plant facilities located in, or in the vicinity of Startex, South Carolina, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such plant facilities.

      Phillips' interest in the Driscopipe plant facilities located in, or in the vicinity of Hagerstown, Maryland, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such plant facilities

      Phillips' interest in the Driscopipe facilities located in, or in the vicinity of Abilene, Texas, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such facilities.

      Phillips' interest in the assets associated with the Driscopipe general office facilities located in, or in the vicinity of Richardson, Texas, including the information systems, furniture, fixtures, machinery, trucks and automobiles which are associated with such general office facilities.

China Joint Venture

      Phillips' interest in Shanghai Golden Phillips Petrochemical Company Limited, a joint venture, with operations in China.

Korean Joint Venture

      Phillips' interest in K R Copolymer Co., Ltd., a joint venture, with operations in South Korea.

Mexico Joint Venture

      Phillips' interest in Driscopipe Mexicana, S. de R.L. de C.V., a joint venture, with operations in Mexico.

Qatar Venture

      Phillips' interest in Qatar Chemical Company Ltd., a joint venture, with operations in Qatar.

Singapore Venture

      Phillips' interest in Phillips Petroleum Singapore Chemicals (Private) Limited, a joint venture, with operations in Singapore.

Tessenderlo, Belgium

      Phillips' interest in the offices and plant facilities located in, or in the vicinity of Tessenderlo, Belgium, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such offices and plant facilities, used in P Chem.

Kallo, Belgium

      Phillips' interest in the offices and plant facilities located in, or in the vicinity of Kallo, Belgium, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such offices and plant facilities, used in P Chem.

Overuse, Belgium

      Phillips' interest in the offices located in, or in the vicinity of Overijse, Belgium, including the land, improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such offices, used in P Chem.

Pipelines

      The Gulf Coast ethylene, Gulf Coast propylene and Gulf Coast Crude Butadiene, Gulf Coast 8" LPG, Mt Belvieu-Sweeny E/P, West Texas To Sweeny E-Z NGL and West Texas, and New Mexico NGL Gathering Lines. A description of the pipelines is attached.

Caverns

      Phillips' interest in all facilities at the Phillips Petroleum Company Clemens Terminal, including caverns.


* Note: the assets identified under the heading "Pipelines" are being contributed to the Company only to the extent of the pipelines themselves and those related assets and rights necessary to permit the operation of such pipelines in the ordinary course of the Company's business. Without limiting the generality of the foregoing, in the case of any pipelines located within multiple-line rights easements on which one or more lines are currently being used in the businesses of P Chem and one or more lines are currently being used in Phillips businesses other than in the businesses of P Chem, Phillips will assign to the Company the right to continue using those pipelines which are currently being used in the businesses of P Chem. However, in the case of pipelines located within (i) single-line rights easements or (ii) multiple-line rights easements on which each and every line currently being used is being used in the businesses of P Chem, Phillips will assign such easements, as well as the pipeline(s) thereon, to the Company.

      Phillips' interest in the NGL underground storage caverns and associated NGL facilities at Benedum, Gaines and Goldsmith, Texas.


Railcars

      Railcars used by P Chem as of Closing and owned by Phillips Petroleum Company, as specified in a list to be provided by Phillips Petroleum Company.

      Leasehold interests in railcars used by P Chem as of Closing and held by Phillips Petroleum Company (leased from unaffiliated third-parties).

Research Center Facilities

      Leasehold interests in those portions of the Phillips Research Center located at Bartlesville, Oklahoma, used by P Chem, including the Plastics Technical Center, pursuant to a 10-year lease (see attached).


Other Assets

      Actual Contributed Cash.

      Actual Net Working Capital.

      All rights under contracts, leases or Permits (i) to which any P Chem Subsidiary is a party and which relate to P Chem, or (ii) which exist at Closing, are necessary to or utilized in the business of P Chem as conducted on the Closing Date, and are to be assigned to, or held for the benefit of, the Company or a Subsidiary thereof at or following the Closing pursuant to Section
6.8 or Section 6.18 of the Contribution Agreement or the Tradename License.

GULF COAST PIPELINES
Ethylene Pipelines

* Route Z - a 10" ethylene pipeline extending from Sweeny Refinery, at Old Ocean, Texas, to McBeth Junction at McBeth, Texas

* Route Z - a 12" ethylene pipeline extending from McBeth Junction at McBeth, Texas, to Beasley Station at Liverpool, Texas, together with a 4" lateral ethylene pipeline to a Dow tie-in at CR 45, Angleton, Texas

* Route A - a 10" ethylene pipeline extending from Clemens Terminal at Brazoria, Texas, to McBeth Junction at McBeth, Texas

Route S - a 6" ethylene pipeline extending from Sweeny Refinery at Old Ocean, Texas, to a Union Carbide tie-in at CR 743, Old Ocean, Texas

* Route Z - a 12" ethylene pipeline extending from Beasley Station at Liverpool, Texas, to Route M at Melody Lane Road in Friendswood, Texas

* Route M - a 12" ethylene pipeline extending from Melody Lane Road in Friendswood, Texas, to the Route A corridor at Fairmont Parkway in Pasadena, Texas

* Route A - a 12" ethylene pipeline extending from Fairmont Parkway in Pasadena, Texas, to HCC at Pasadena, Texas, together with the following laterals:
   * 6" line to USI Equistar/Mobil at Deer Park, Texas
   * 3" line to ARCO at Deer Park, Texas
   * 6" line to Oxy Vinyls at Deer Park, Texas
   * 6" line to Solvay at Deer Park, Texas
   * 4" line to AKZO at Deer Park, Texas
   * 6" line to OxyChem VCM at Deer Park, Texas


* Route Z and M - an idle 6" ethylene pipeline extending from Ellington Junction at South Houston, Texas, to Route M at Highway 3, Clear Lake, Texas

* Route A - an idle 4" ethylene pipeline lateral to the Ethyl Plant at Pasadena, Texas

* Route L - approximately 20 miles of idle 4" pipeline (last in ethylene service) extending from School Junction at Webster, Texas, to Texas City, Texas.

* Route Z - an idle 4" ethylene pipeline extending from Tate Junction at Alvin, Texas,to Friendswood Junction at Friendswood, Texas.

* Route N - a 6" ethylene pipeline extending from Ellington Junction, Texas, to a Hunstman Plant at Bayport, Texas, together with the following laterals:
  * 4" line to Celanese at Bayport, Texas
  * 6" line to OxyChem at Highway 3, Clear Lake, Texas

Propylene Pipelines

* Route A - a 6" propylene pipeline extending from Clemens Terminal at Brazoria, Texas, to McBeth Junction at McBeth, Texas

* Route Z - a 10" propylene pipeline extending from McBeth Junction at McBeth, Texas, to Beasley Station at Liverpool, Texas

* Route Z - a 10" propylene pipeline extending from Tate Junction at Alvin, Texas, to HCC, at Pasadena, Texas

* Route Z - a 6" propylene pipeline extending from Beasley Station at Liverpool, Texas, to Tate Junction at Alvin, Texas, together with a 4" lateral pipeline extending to Amoco's Chocolate Bayou Plant at Alvin, Texas

* Route A - an idle 6" propylene pipeline extending from School Junction at Webster, Texas, to Webster Junction at Webster, Texas

* Route A - an idle 4" propylene pipeline extending from School Junction at Webster, Texas, to Bayport, Texas

* Route Z - an idle 6" propylene pipeline extending from McBeth Junction at McBeth, Texas, to Beasley Station at Liverpool, Texas


* A 12"/l0" propylene pipeline extending from HCC to the Battleground Monument Area. The 10" segment of this pipeline extends from HCC to Battleground Road at Deer Park, Texas, where it reduces to a 4" line that continues to the Montel Plant at Bayport, Texas, together with the following laterals:
  * 4" line to Englehard Plant at Bayport, Texas
  * 6" line to ITC Plant/Chevron Pipeline at Deer Park, Texas
  * 4" line to Fina Plant at Deer Park, Texas
  * 4"line to an ARCO meter skid at Deer Park, Texas

Butadiene Pipelines

* Route A - a 4" crude butadiene pipeline extending from Clemens Terminal, at Brazoria, Texas, to Tate Junction, at Alvin, Texas

* Route A - a 6" crude butadiene pipeline extending from Tate Junction, at Alvin, Texas, to Webster Junction, at Webster, Texas

* Route A - a 4" finished ("pure") butadiene pipeline extending from Shell's Deer Park Refinery to HCC, at Pasadena, Texas

Natural Gas Liquids Pipelines

* Line EZ - a ten inch (10") natural gas liquids pipeline, consisting of active and idle sections of pipe, extending from Benedum, in Upton County, Texas, to Sweeny Refinery, in Brazoria County, Texas, together with the following laterals:
  * Line EZ-l - a 4" line from Texaco Ozona to Line EZ
  * Line EZ-l Ext. - a 3" line from Ladd Plant to Line EZ-l
  * Line EZ-2 - a 3" line from Sonora to Line EZ
  * Line EZ-3 - a 3" line from Luling to Line EZ
  * Line EZ-4 - a 6" line from Giddings to Line EZ
  * Line 80-1-6-9 - a 3" line from Hullsdale to Line EZ

* Clemens-Pasadena Line - an 8" propane and butane pipeline extending from Clemens Terminal, in Brazoria County, Texas, to Pasadena Junction, in Harris County, Texas

* Mont Belvieu-Sweeny E/P Line - an 8" ethane-propane mix pipeline extending from Mont. Belvieu, in Chamber County, Texas, to Sweeny Refinery, in Brazoria County, Texas

* Gaines-Hobbs NGL Line - a 4" and 10" natural gas liquids pipeline extending from Gaines, Texas, to Mapco/Hobbs

* West Texas-New Mexico NGL Lines, consisting of the following: * Interstate:
    * Line 80-I & Loop - a 6"/8"/12" line from Goldsmith to Gaines
    * Line 80-1-6 & Loop 2 - a 6"/8"/l0" line from Goldsmith to Benedum
    * Line 80-1-10 - a 6" line from Eunice to Line 80-1
    * Line 80-1-12 - a 6" line from Goldsmith Station to Goldsmith Cavern
    * Line 80-10 - a 3" line from East Vacuum to Line 80-10-I
    S Line 80-10-I - a 6" line from Hobbs to Line 80-12
    * Line 80-10-2 - a 3" line
    * Line 80-12 - a 4"16"18" line from Lusk to Gaines
    * Line 80-12-I - a 4" line from Artesia to Lusk
    * Line 80-13 - an 8" line from Linam Ranch to Gaines

    * Intrastate:
    * Line 80-1-3 - a 6" line from Fullerton to Drew
    * Line 80-I-I I - a 6" line from Goldsmith to Koch
    * Line 80-1-6-13 - a 6" line from Line 80-1-6 to Headlee
    * Line 80-1-6-13-I - a 6" line from Headlee to Huntsman


Sweeny Pipelines

RAS-2-134 Main Corridor, a six inch (6") Isobutane Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 5 and Bartlesville Pipeline Number 90.

RAS-2-134 Main Corridor, a six inch (6") Normal Butane Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 6 and Bartlesville Pipeline Number 88.

RAS-2-134 Main Corridor, a four inch (4") Off-Test Propylene Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 8 and Bartlesville Pipeline Number 86.

RAS-2-134 Main Corridor, a six inch (6") Propylene Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 9 and Bartlesville Pipeline Number 85.

RAS-2-134 Main Corridor, a ten inch (10") NGL Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 12 and Bartlesville Pipeline Number 83.

RAS-2- 134 Main Corridor, an eight inch (8") Propane Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 14 and Bartlesville Pipeline Number 93.

RAS-2-134 Main Corridor, a ten inch (10") Ethane-Propane Mix Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 20 and Bartlesville Pipeline Number 77.

RAS-2-134 Main Corridor, a six inch (6") Ethylene Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 22 and Bartlesville Pipeline Number 76.

RAS-2-134 Alternate Corridor, a ten inch (10") LPG Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean. Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 35 and Bartlesville Pipeline Number 219.

RAS-2-134 Main and Alternate Corridors, a six inch (6") DAC Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Freeport Terminal Freeport, Texas. Sweeny Refinery Pipeline Number 36 and Bartlesville Pipeline Number 220.

RAS-2-134 Alternate Corridor, an eight inch (8") Ethylene Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 37 and Bartlesville Pipeline Number 221.

RAS-2-134 Main Corridor, a six inch (6") Ethylene Pipeline extending from Clemens Terminal Brazoria Texas to Oxychem Meter Station Brazoria, Texas. Sweeny Refinery Pipeline Number 39 and Bartlesville Pipeline Number 224.

RAS-2-134 Alternate Corridor, a four inch (4") Butadiene Pipeline extending from Sweeny Refinery and Petrochemical Complex Old Ocean, Texas to Clemens Terminal Brazoria, Texas. Sweeny Refinery Pipeline Number 38 and Bartlesville Pipeline Number 222.
(This line continues on as a WesTTex 66 line from Clemens to Webster Texas)

                                     Part II

                                   [Entities]

K R Copolymer Company, Ltd. (60% interest)

Qatar Chemical Company Ltd. (49% interest)

Phillips Petroleum FSC Corporation

Phillips Petroleum Company Qatar

Phillips Petroleum Company (Malaysia)

Phillips Petroleum International Inc.

Phillips Petroleum International Ventures Corporation
     Shanghai Golden Phillips Petrochemical Company (40% interest)

Phillips Petroleum Singapore Chemicals (Private) Limited (50% interest)

Phillips Petroleum Chemicals Asia Pte. Limited

Phillips Petroleum Chemicals (Shanghai) Corporation

Phillips Petroleum International, Ltd.

Chevron Phillips International Corporation

N.V. Phillips Petroleum Chemicals S.A. (1.05% interest)


Chevron Phillips Spain Holding Company ( a Spanish ETVE which will hold the following)
     Phillips Petroleum International Canada Ltd.
     Phillips Petroleum International France
     N.V. Phillips Petroleum Chemicals S.A. (98.95% interest)
     Phillips Petroleum International GmbH.
     Phillips Petroleum International Iberica S.L.
     Phillips Petroleum International S.r.L.
     Phillips Petroleum International N.V.
     Phillips Quimica S.A. de C.V.
     Driscopipe Mexicana S. de R.L. de C.V. (49% interest)
     UK Sales Subsidiary (to be formed and named)

Phillips Puerto Rico Core Inc.

Drilling Specialties LLC

Chevron Phillips Chemical Holdings I LLC

Chevron Phillips Chemical Holdings II LLC

Olefin Chemical Holdings I LLC

Olefin Chemical Holdings II LLC

South Tex Holding LLC

Chevron Phillips Pipeline Company LLC

See Schedule 2.2 of the Phillips Disclosure Schedule

                                   Exhibit A-2

                                 [C Chem Assets]


                                     Part I

                                    [Assets]

Cedar Bayou Plant

     The alphaolefins, ethylene, HDPE, LDPE, LLDPE, acetylene black and polyalphaolefins chemical plant facilities located in, or in the vicinity of Baytown, Texas, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

Pascagoula Plant

     The benzene, dilute ethylbenzene, and paraxylene chemical plant facilities located in, or in the vicinity of Pascagoula, Mississippi, including the land improvements, information systems, furniture, fixtures, machinery and mobile equipment which are associated with such chemical plant facilities.

Port Arthur Plant

     The benzene, cumene, cyclohexane, ethylene and propylene chemical plant facilities located in, or in the vicinity of Port Arthur, Texas, including the land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

St. James Plant

     The ethylbenzene and styrene chemical plant facilities located in, or in the vicinity of St. James, Louisiana, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

Orange Plant

     The chemical plant facilities located in, or in the vicinity of Orange, Texas, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

   Marietta Plant

        The polystyrene chemical plant facilities located in, or in the vicinity of Marietta, Ohio, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

   Plexco Plants and General Office

        The Plexco chemical plant facilities located in, or in the vicinity of Abbeville, South Carolina, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

        The Plexco chemical plant facilities located in, or in the vicinity of Knoxville, Tennessee, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

        The Plexco chemical plant facilities located in, or in the vicinity of Reno, Nevada, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

        The Plexco chemical plant facilities located in, or in the vicinity of Fairfield, Iowa, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

        The Plexco chemical plant facilities located in, or in the vicinity of Bloomfield, Iowa, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

        The Plexco chemical plant facilities located in, or in the vicinity of Colton, California, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities

        The Plexco chemical plant facilities located in, or in the vicinity of Waxahachie, Texas, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

     The Plexco chemical plant facilities located in, or in the vicinity of Queretaro, Mexico, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such chemical plant facilities.

     The assets associated with the Plexco general office facilities located in, or in the vicinity of Bensenville, Illinois, including the information systems, furniture, fixtures, machinery, trucks and automobiles.

Kingwood Technical Center

     The research and development facilities located in, or in the vicinity of Kingwood, Texas, including the land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles which are associated with such facilities.

Saudi Arabia Joint Venture

     The interest in Saudi Chevron Petrochemical, a limited partnership, a joint venture between Saudi Industrial Venture Capital Group and Arabian Chevron Petrochemical Company Limited, with operations in, or in the vicinity of Jubail, Saudi Arabia.

China Venture

     The interest held in the polystyrene chemical plant facilities in, or in the vicinity of Zhangjiangang, China.

Chevron Chemical Company Pipelines

     The ethylene, propylene and NGL feedstock pipelines owned by Chevron Chemical Company LLC.

Chevron Pipe Line Company Pipelines

     The Chevron Pipe Line Company shall contribute the following pipelines:

          12" E - P System: The 12" E-P System originates at the Dynegy Mt. Belvieu Terminal and extends to CCC's EU-1544 unit in Pt. Arthur. The system also has a receipt point located in Mt. Belvieu at the Diamond Koch East facility. During normal operations, E-P is transported from the wells at Mt. Belvieu into the ethylene unit at Pt. Arthur. The system MOP is 1200 psig. (57.50 mi, 12.75" o.d., 0.250" w.t., Grade B, Class A, ERW/Smls, C&W,
     laid in 1975).

          6"/8" Hexene System: The Hexene System incorporated a four (4) mile segment of the idled CPL HPG System with approximately 2200' of new 8" piping. (2.1977 mi (11,604') of 6.625" o.d., 0.280 w.t., Grade B, ERW,Class
     A, C&W, laid 1975. Station 0.00 to station 10+67 is idled, (in place), at Cedar Bayou.) (1.8769 mi (9,910') of 8.625"o.d., various w.t., Class A, see below: 0.322" w.t., grade unknown, LW, bare, laid 1929; 0.2 19" w.t., x-46, ERW, C&W, laid 1971; 0.322" w.t., x-42, ERW, FBE, laid 1995).

          8" St. James Ethylene System: The 8" pipeline system originates at the Chevron St. James plant located 3 miles southeast of Donaldsonville, LA (MPO.0) and runs westerly to Klotzville, LA, (MP17.27). At Klotzville, LA a lateral line, 1.097 miles long, is used to receive deliveries from Union Carbide. A connection to Shell is located at (MP16.53). Other connections are to Dow Chemical and Exxon at Klotzville. The ethylene transported in this system is high purity ethylene. During normal operations ethylene is transported from receipt connections near Klotzville, LA to the Chevron St. James Chemical Plant. Volumes delivered to the pipeline and volumes received at St. James are measured by orifice meters located at the respective pipeline connections. (11' of 4.500" o.d., 0.337" w.t., x-52, smls, Class A, bare, station piping, laid in 1971) (91,156' (17.26mi) of 8.625" o.d., 0.188", 0.250" and 0.322 w.t., x-52, smls, Class A, C&W, laid in 1971).

          10" CPL Propylene: The Chevron Pipe Line Propylene Segment is incorporated within the CCC Propylene System. The 11.4 mile CPL segment begins at Sojolander Road bolck valve and terminates at Deer Park Junction. (11.4 mi, 10.750"o.d., 0.219"/0.307" w.t., x-42/x52, Class A, EW/Smls, C&W,
     laid 1968).

          8"/l 0" CPL Ethylene: The 10" Chevron Pipe Line segment begins at the Deer Park Junction and runs 1.3 miles to the Deer Park Pressure Reduction Station. The 8" Chevron Pipe Line segment continues westerly 4.3 miles to the Ethyl Corporation facility. (1.3 mi, 10.750"o.d., 0.307"w.t., x-52, Class A, EW, C&W, laid 1968) (4.3 mi, 8.625"o.d., 0.312" w.t., x-52, Class
     A, EW, C&W, laid 1968);

benefited from the indemnity set forth in Section 2.2(b)(ix) of Annex C to the Contribution Agreement and subject to the retained interest to be contained in the Revenue Growth Sharing Agreement(s) referred to in Schedule 6.1 l(b)(ii) of the Chevron Disclosure Schedule to the Contribution Agreement (collectively, the "Chevron Pipe Line Contribution")

Railcars

     All railcars owned by Chevron Chemical Company LLC.

     All leasehold interests in railcars held by Chevron Chemical Company LLC

(leased from Chevron U.S.A., Inc. and unaffiliated third-parties).

Export Terminal and Sales Offices

     The export terminal and all sales offices owned or leased by Chevron Chemical Company LLC.

Research & Development Facilities

     All Research & Development facilities owned by Chevron Chemical Company LLC located at Chevron Research & Technology Company Richmond facilities.

Other Assets

     Actual Contributed Cash.

     Actual Net Working Capital

     All rights under contracts, leases or Permits (i) to which any C Chem Subsidiary is a party and which relates to C Chem, or (ii) which exist at Closing, are necessary to or utilized in the business of C Chem as conducted on the Closing Date, and are to be assigned to, or held for the benefit of, the Company or a Subsidiary thereof at or following the Closing pursuant to Section
6.8 or Section 6.18 of the Contribution Agreement or the Tradename License.

                                     Part II

                                   [Entities]

     Chevron Chemical Company LLC

     Chevron Chemical (Zhangjiagang) Co. Ltd.

     Plexco International S.A. de C.V.

     Plexco de Mexico, S.A. de C.V.

     Productos Plasticos Plexco S.A. de C.V.

     Arabian Chevron Petrochemical Co. Ltd.

     Chevron Chemical International Sales, Inc.

                                   Exhibit B-1

                           [Phillips Excluded Assets]

      Any asset owned by Phillips or a Subsidiary or Affiliate thereof that is not part of the P Chem business and operations, including any P Chem Discontinued Business, (except as identified in Part I of Exhibit A-1) (e.g., Multiple-User Pipeline Easements), whether or not the asset is owned by a P Chem Subsidiary.

      The Gypsum Pile at Houston Chemical Complex.

      The assets associated with WestTex 66 Pipeline Company, including the following:
            (i) Power River pipeline, an NGL pipeline extending from Wyoming to Borger, Texas;
            (ii) Philroc to Skellytown pipeline, an E/P pipeline extending from Borger, Texas to Skellytown, Texas;

            (iii) Equity interest in Skelly-Belvieu pipeline, an E/P pipeline that extends from Skellytown, Texas to Mt. Belvieu, Texas;
            (iv) Odessa, Texas Maintenance Center East;
            (v) Odessa, Texas office; and
            (vi) pumping equipment, metering equipment and other related assets associated with the foregoing.

      Any benefits of insurance for events occurring prior to December 31, 1999 and paid subsequent to December 31, 1999.

      Tax refund claims for pre-closing under Code section 4081(e) for federal excise taxes.

      NGL pipeline assets to be retained by Phillips include (i) a raw NGL trunkline running from Gaines, Texas to Borger, Texas and (ii) the Panhandle gathering system, a group of gathering lines in the Borger, Texas area that connect to various gas plants and transport raw NGLs to Borger.

      All receivables arising from indebtedness of Phillips or its Affiliates (excluding P Chem Subsidiaries) for money borrowed from P Chem Subsidiaries.

      All facilities dedicated to crude oil handling at Benedum and Gaines, Texas, and a control building at Gaines, Texas housing computerized equipment and two pumps which serve the operation of both NGL and crude oil facilities.

     Any real property (and any personal property located thereon) utilized by any P Chem Discontinued Business, except to the extent, if any, such assets are identified in Part I of Exhibit A-1.


     The existing automotive garage that will be owned by Phillips on that 44,13 acre tract leased to the Company pursuant to the Sweeny Chemical Land Lease With Option To Purchase, referred to in the Additional Tracts section of the property description as the Magnolia Petr. Co. & Old Ocean Oil Co. tract, and located approximately 540' south and approximately 370' east from the SE corner of the most westerly of the intersections of FM 524 and the currently utilized SH 35, along with parking to the west of the building.

     The existing electric shop that will be owned by Phillips on property referred to as Tract 2 leased to the Company pursuant to the Sweeny Chemical Land Lease With Option To Purchase, south of currently utilized SH 35.

     The existing engineering services mobile offices owned by Phillips and/or Phillips contractors on the southeastern portion of that 24.07 acre tract leased to the Company pursuant to the Sweeny Chemical Land Lease With Option To Purchase, referred to in the Additional Tracts section of the property description as the M.C. Fantham tract.

                                   Exhibit B-2

                            [Chevron Excluded Assets]


        Any asset owned by Chevron or a Subsidiary or Affiliate thereof that is not part of the C Chem business and operations, including any C Chem Discontinued Business, (except as identified in Part I of Exhibit A-2), whether or not the asset is owned by a C Chem Subsidiary.

        The assets associated with Chevron's Oronite line of business, including land, land improvements, information systems, furniture, fixtures, machinery, mobile equipment, trucks and automobiles.

        The assets associated with Chevron's Canadian MTBE line of business.

        The assets owned, either directly or indirectly, by Caltex.

        The assets related to the HARP/MX project located in El Segundo, California.

        The assets related to the olefins project located in Nigeria.

        Any real property (and any personal property located thereon) utilized by any C Chem Discontinued Business, except to the extent, if any, such assets are identified in Part I of Exhibit A-2.

        Any asset owned, either directly or indirectly, by Dynegy, Inc.

        Any benefits of insurance for events occurring prior to December 31, 1999.

        Any equity interest in Chevron Environmental Management Company.

        The tax refund claims for pre-closing periods relating to (i) U.S. Federal Superfund excise tax paid on PP Mix, (ii) Texas state franchise tax resulting from an outside consultant applying an alternative method of tax calculation for 1987-1999, (iii) Louisiana state income tax resulting from the unconstitutional nature of certain taxes imposed under Act 690, and (iv) Texas sales and use tax relating to (a) Chevron Chemical Company's contract with Brown and Root (temporary employees) regarding the Cedar Bayou Plant,
   (b) Chevron Chemical Company's contracts with Werner Pfleiderer (remodeling vs. new construction labor), Brown and Root, and Industrial Technicians (temporary employees), and (c) the findings of Gamble, Simmons Company, a third party consultant, hired to find Texas sales and use tax overpayments for the periods July 1,1992-January 31,1998. The overpayments are for sales and use tax paid in error on purchases of services and tangible personal property.

     All receivables arising from indebtedness of Chevron or its Affiliates (excluding C Chem Subsidiaries) for money borrowed from C Chem Subsidiaries.

                                   Exhibit C-1

                         [Phillips Excluded Liabilities]


     All Liabilities of or arising from the ownership or use of Phillips Excluded Assets, including any payment obligations therefor.

     All Damages resulting from any Third Party Claim arising from or related to the fire and explosion on March 27, 2000 (the "Accident") at the K-Resin plant in Pasadena, Texas (the "Plant"), including, but not limited to, as a result of conditions existing at or around the Plant prior to the Accident that may have contributed to the Accident, or conditions that may exist at or around the Plant as a result of the Accident before the Plant starts up again. For the avoidance of doubt, this includes, but is not necessarily limited to, Damages from Claims for personal injury, wrongful death, or property damage, and fines, penalties and other assessments (or settlements in lieu thereof) imposed by regulatory authorities.

     All Liabilities attributable to the P Chem Discontinued Businesses other than Environmental Liabilities associated with real property specifically identified in Part I of Exhibit A-1.

     Liabilities resulting from lawsuit Marshall Coleman, et al. V. ABB Lummus, et al., No. 94-C-1392, 23rd District Court, Brazoria County, Texas (Phillips Legal No. 18,522) and other claims arising out of the same facts and circumstances alleged in this lawsuit [Gulf War veterans' action].

     All indebtedness of P Chem Subsidiaries for money borrowed from Phillips or any of its Affiliates (excluding P Chem Subsidiaries).

     All Liabilities attributable to Phillips' direct or indirect ownership of, operations of or other interest in real properties and other assets that are not transferred or assigned (including by operation of law), leased or subleased to the Company or for which Phillips or an Affiliate thereof is not acting as an agent or in a similar capacity for the Company or P Chem as contemplated by
Section 6.8(d) of the Contribution Agreement.

     All Liabilities attributable to the Gypsum Pile in the Northwest portion of the Houston Chemical Complex.

                                   Exhibit C-2

                         [Chevron Excluded Liabilities]


     All Liabilities of or arising from the ownership or use of Chevron Excluded Assets, including any payment obligations therefor.

     All Liabilities attributable to the C Chem Discontinued Businesses other than Environmental Liabilities associated with real property specifically identified on Part I of Exhibit A-2.

     All Liabilities attributable to Chevron's direct or indirect ownership, operation or other interest in real properties and other assets which are not transferred or assigned (including by operation of law), leased or subleased to the Company or for which Chevron or an Affiliate thereof is not acting as agent or in a similar capacity for the Company or C Chem as contemplated by Section 6.8(d) of the Contribution Agreement.

     All indebtedness of C Chem Subsidiaries for money borrowed from Chevron or any of its Affiliates (excluding C Chem Subsidiaries).

                                     ANNEX A

                             EMPLOYEE MATTERS ANNEX

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1 Definitions. (a) Capitalized terms used and not defined in this Annex shall have the respective meanings ascribed to them in the Contribution Agreement. Notwithstanding the foregoing, references to "Subsidiaries" of Phillips or Chevron in this Annex shall not include the Company, the P Chem Subsidiaries, the C Chem Subsidiaries, or any of their respective Subsidiaries, except where specifically so provided. (b) As used in this Annex, the following terms shall have the respective meanings set forth below:

         "Bonuses" shall have the meaning set forth in Section 3.2.

         "C Chem Employee" shall mean any individual (i) who is, immediately before the Closing Date, an Employee of Chevron or a Subsidiary of Chevron (including the C Chem Subsidiaries) principally associated with the businesses conducted by the C Chem Subsidiaries, including each such Employee who is seconded to C Chem and each such Employee who is a member of the research and development staff associated with such businesses, or (ii) who becomes such an Employee during the period from the Closing Date through the Transfer Date through hiring in the normal course of such businesses.

         "Chevron DCP" shall mean the Chevron Dependent Care Program.

         "Chevron Savings Plan" shall mean the Chevron Corporation Profit Sharing/Savings Plan.

         "Chevron Severance Plan" shall mean the Chevron Corporation 2000 Surplus Employee Severance Program for Involuntary Termination and for Demotion or Transfer.

         "COBRA Coverage" shall mean continuation of health coverage required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

         "Eligible Expenses" shall mean eligible expenses under an Old Welfare Plan for the plan year in which the Transfer Date occurs that are recorded as such by the applicable plan administrator as of the 60th day after the Transfer Date and reported to the Company on or before the 105th day after the Transfer Date.

         "Employee" shall mean an employee of the relevant entity who is, on the relevant day, either (i) actively at work or (ii) not actively at work but not classified as a terminated employee (including without limitation, on vacation, holiday, sick leave or other approved leave of absence with the right of reinstatement). Notwithstanding the foregoing, the term "Employee" shall not include any individual who is on an inactive employee status leave, unless such individual's absence is designated as covered by the Family and Medical Leave Act of 1993.

         "Key Employee" shall mean those P Chem Employees whose skills and experience are critical to the P Chem business and those C Chem Employees whose skills and experience are critical to the C Chem business, and for whom replacements are not readily available.

         "New FSP" shall have the meaning set forth in Section 4.5(d).

         "New Welfare Plans" shall have the meaning set forth in Section 4.5(c).

         "Old Welfare Plans" shall have the meaning set forth in Section 4.5(c).

         "Parent Plans" shall mean the Chevron Plans and the Phillips Plans.

         "P Chem Employee" shall mean any individual (i) who is, immediately before the Closing Date, an Employee of Phillips or a Subsidiary of Phillips (including the P Chem Subsidiaries) principally associated with the businesses conducted by P Chem Subsidiaries, including each such Employee who is seconded to P Chem and each such Employee who is a member of the research and development staff associated with such businesses, or (ii) who becomes such an Employee during the period from the Closing Date through the Transfer Date through hiring in the normal course of such businesses.

         "Phillips FSP" shall mean the Health Care Account and Child Care Account components of the Phillips Petroleum Company Flexible Spending Plan.

         "Phillips Savings Plans" shall mean the Thrift Plan of Phillips Petroleum Company and the Long Term Stock Savings Plan of Phillips Petroleum Company.

         "Release" means (i) in the case of a P Chem Employee, a release of claims against the Company, Phillips, Chevron and their respective Subsidiaries, in form and substance acceptable to Phillips, Chevron and the Company, and (ii) in the case of a C Chem Employee, a release of claims against the Company, Chevron, Phillips and their respective Subsidiaries, in form and substance acceptable to Chevron, Phillips and the Company.

         "Required Severance Amount" shall mean any severance benefits, pay in lieu of notice, or other similar benefits payable to a Transferred Employee by the Company or any of its Subsidiaries, which becomes payable on account of such Transferred Employee's termination of employment pursuant to any applicable law, statute, regulation, court order, or other legal requirement, including without limitation, the Worker Adjustment and Retraining Notification Act, as amended.

         "Severance Amount" shall mean the amount of cash severance to which a Transferred Employee would have been entitled under (i) the Phillips Layoff Plan as in effect on the date of the execution of the Contribution Agreement (in the case of a Transferred P Chem Employee), or (ii) under the Chevron Severance Plan as in effect on the date of the execution of the Contribution Agreement (in the case of a Transferred C Chem Employee), in either case if he or she had been covered by such plan and terminated employment from Phillips or Chevron, as applicable, under the same circumstances as his or her termination from the Company and its Subsidiaries.

         "Severance Costs" shall mean all Liabilities relating to or arising out of providing severance pay or benefits (including, without limitation, any benefit plan allowance payable under the terms of the Chevron Severance Plan to any Transferred Employee), redundancy pay or benefits, pay in lieu of notice, or other similar pay or benefits under applicable laws, contracts or employee benefit plans or arrangements.

         "Termination Costs" shall mean all Liabilities incurred in connection with, arising out of or in connection with the termination of employment of any Employee (whether actual or constructive), including Liabilities relating to or arising out of any claim of discrimination or other illegality in connection with such termination, but excluding Severance Costs.

         "Transfer Date" shall have the meaning set forth in Section 2.1.

         "Transferred Employee" shall mean a Transferred P Chem Employee or a Transferred C Chem Employee.

         "Transferred C Chem Employee" shall mean a C Chem Employee whose employment actually transfers pursuant to Section 2.1 below.

         "Transferred P Chem Employee" shall mean a P Chem Employee whose employment actually transfers pursuant to Section 2.1 below.

         "Welfare Benefit Plans" shall mean "welfare plans" as defined in
Section 3(1) of ERISA.

                                   ARTICLE II

                      TRANSFER OF EMPLOYEES TO THE COMPANY

         Section 2.1 Selection of Employees. The Company shall select its employees from among the P Chem Employees and the C Chem Employees based upon their skills and experience, without regard to the severance obligations that might be due to them if they are not selected. Each P Chem Employee and C Chem Employee who is so selected shall be offered a transfer of employment to the Company or one of its Subsidiaries. All such transfers of employment shall take place on a date determined by mutual agreement of the Company, Phillips and Chevron, but in any event not later than January 1, 2001. The "Transfer Date" shall be the day immediately following the Employee's last day of employment with Phillips or Chevron.

         Section 2.2 No Restrictions on Changes. Nothing in this Annex shall require or be construed or interpreted as requiring the Company and its Subsidiaries to continue the employment of any of their employees (including Transferred Employees). Nothing in this Annex shall require or be construed or interpreted to prevent the Company or any of its Subsidiaries from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including Transferred Employees) following the Transfer Date, except as specifically provided in Sections 4.1(c), 4.2, 4.4(b), 4.5(c) and 4.5(d).

         Section 2.3 Severance Costs: Liabilities for Selection: Employee Liabilities Generally. (a) Severance Costs incurred within 90 days after the Transfer Date with respect to any P Chem Employee who does not become a Transferred P Chem Employee and any C Chem Employee who does not become a Transferred C Chem Employee, and who is eligible for and receives benefits under the Phillips Layoff Plan or the Chevron Severance Plan, shall be borne equally by Phillips and Chevron by reimbursement by the Company to Phillips or Chevron, as applicable, subject to the execution by such Employee of a Release; provided, that any such Severance Costs shall not be so reimbursed to the extent they are incurred as a result of any amendment to the Phillips Layoff Plan or the Chevron Severance Plan after the date hereof.

         (b) In addition, the Company and its Subsidiaries shall be solely responsible for any and all Termination Costs and other Liabilities relating to or arising out of the selection process set forth in Section 2.1 above, including any Termination Costs or Severance Costs with respect to Transferred Employees arising out of or relating to the transfer of their employment to the Company and its Subsidiaries or any subsequent action by the Company and its Subsidiaries.

         (c) Any and all Liabilities arising out of or relating to the employment of(i) any P Chem Employee by Phillips or any of its Subsidiaries or
(ii) any C Chem Employee by Chevron or any of its Subsidiaries before the Transfer Date that are not specifically provided for in this Annex shall remain the responsibility of Phillips and its Subsidiaries, or Chevron and its Subsidiaries, as applicable. Any and all Liabilities arising out of or relating to the employment of any Transferred Employee by the Company or any of its Subsidiaries on or after the Transfer Date that are not specifically provided for in this Annex shall be the responsibility of the Company and its Subsidiaries.

         Section 2.4 Availability of C Chem and P Chem Employees. Phillips and Chevron agree, on behalf of themselves and their respective Subsidiaries, that from the date hereof through the Transfer Date, they shall not, without first consulting with the other party, transfer or permit the transfer of employment, directly or indirectly, of any Key Employees employed by the P Chem Subsidiaries to Phillips or its Subsidiaries or of any Key Employees employed by the C Chem Subsidiaries to Chevron and its Subsidiaries; provided, however, the final discretion for such transfer shall rest with the employer of such Key Employee.

                                   ARTICLE III

                                  COMPENSATION

         Section 3.1 Compensation Generally. Without limiting the scope of
Section 2.3, except as provided in the following sentence and in Section 3.2, Phillips or Chevron or their respective Subsidiaries, as applicable, shall retain all liability and responsibility for wages, salary, overtime pay, bonuses, incentive pay, and other cash compensation of P Chem Employees and C Chem Employees attributable to periods before the Transfer Date. Effective as of the Transfer Date, the Company and its Subsidiaries shall assume and be solely responsible for (a) all accrued but unused vacation and sick leave entitlements of Transferred Employees attributable to periods before the Transfer Date and (b) all wages, salary, overtime pay, bonuses, incentive pay, vacation pay, sick pay and other cash compensation of Transferred Employees attributable to the period beginning on the Transfer Date. From and after the Transfer Date, the Company shall provide to Transferred Employees all wages, salary, overtime pay, bonuses, vacation pay, sick pay, other cash compensation and cash and equity-based incentive compensation on such terms as may be determined from time to time by the Company in its sole discretion.

         Section 3.2 Incentive Compensation. If the Transfer Date is on or before December 31, 2000, Phillips and Chevron shall determine the amounts of the annual bonuses (the "Bonuses") earned by Transferred Employees for the year 2000 under its bonus plans, and the Company shall reimburse Phillips (in the case of Transferred P Chem Employees) and Chevron (in the case of Transferred C Chem Employees) for a pro-rata portion of the Bonuses, based upon the number of days in such year after the Transfer Date. Such reimbursement shall be net of the employer's share of any employment taxes relating to such pro-rata Bonuses for the period before the Transfer Date and required to be paid by the Company or any of its Subsidiaries. Nothing contained herein shall preclude Phillips or Chevron from designating the Company as an "affiliate" under their respective stock option and incentive plans for purposes of continued vesting, exercise and payouts under their respective stock option and incentive plans.

         Section 3.3 Indemnification and Reimbursement. Notwithstanding anything to the contrary in this Annex, the Company shall indemnify Phillips and Chevron, respectively, for all employment-related liabilities and Termination Costs of P Chem Employees and C Chem Employees incurred during the period beginning on the Closing Date and continuing through the Transfer Date, and shall reimburse Phillips and Chevron, respectively, for all employment- related expenses of P Chem Employees and C Chem Employees incurred during the period beginning on the Closing Date and continuing through the Transfer Date, through the provisions of the Transition Services Agreement.

                                   ARTICLE IV

                                EMPLOYEE BENEFITS

         Section 4.1 Employee Benefits Generally. (a) Effective as of the Transfer Date, except as provided in Section 4.2(b), the Transferred Employees shall cease to be active participants in the Parent Plans. Effective as of the Closing Date, neither the Company nor any of its Subsidiaries shall be a participating employer in any Parent Plan. Phillips and Chevron shall remain solely responsible for all liabilities with respect to the Phillips Plans and the Chevron Plans, respectively, and the Company and its Subsidiaries shall not assume any Parent Plan and shall have no obligations and shall assume no liabilities with respect to the Parent Plans, in each case except as specifically provided in Section 4.2(b) and Section 4.5(d) below.

         (b) From and after the Transfer Date, the Company and its Subsidiaries shall be solely responsible for providing Transferred Employees with employee benefits, including without limitation welfare, savings and pension benefits, which shall be designed by the Company in its sole discretion. Phillips and Chevron shall provide the Company and its Subsidiaries with all necessary transition assistance to enable them to develop and implement their compensation and benefit plans and programs. The Company and its Subsidiaries shall provide compensation and benefits to Transferred Employees sufficient such that neither Phillips (and its Subsidiaries), nor Chevron (and its Subsidiaries), shall incur any Severance Costs with respect to the Transferred Employees. If the Company (or its Subsidiaries) offers employment to any Employee whose Severance Costs were reimbursed pursuant to Section 2.3 the Company (or its Subsidiary) may, as a condition to the acceptance of such offer, require the Employee to repay the amount of such reimbursement.

         (c) For purposes of eligibility to participate and vesting under all compensation and benefit plans applicable to Transferred Employees on or after the Transfer Date, the Company and its Subsidiaries shall give Transferred Employees credit for all applicable service with Phillips and its Subsidiaries (including the P Chem Subsidiaries), or Chevron and its Subsidiaries (including the C Chem Subsidiaries), as applicable, before the Transfer Date. For these purposes, the applicable service for a Transferred P Chem Employee shall be determined by the elapsed time since his or her Service Award Entry Date as recorded in the personnel records of Phillips.

         Section 4.2 Severance Benefits. The Company and its Subsidiaries shall provide to each Transferred P Chem Employee and each Transferred C Chem Employee whose employment terminates on or before the first anniversary of the Closing Date cash severance benefits at least equal to the greater of the applicable Severance Amount and the applicable Required Severance Amount, subject to the execution by such Transferred P Chem Employee or Transferred C Chem Employee of a Release.

         Section 4.3 Pension Benefits. Effective as of the Transfer Date, Phillips shall cause the Transferred P Chem Employees to be 100% vested in their accrued benefit under the Retirement Income Plan of Phillips Petroleum Company and any nonqualified excess plan associated with such plan (collectively, the "Phillips RIP") as required by the terms thereof, and Chevron shall cause the Transferred C Chem Employees to be 100% vested in their accrued benefit under the Chevron Corporation Retirement Plan and any nonqualified excess plan associated with such plan (collectively, the "Chevron RP"). The Company shall establish a retirement plan for the Transferred Employees. In no event shall the benefit provided under the Company's retirement plan (expressed as a life annuity commencing at age 65), be less than the benefit the Transferred Employees would have obtained under the Phillips RIP or the Chevron RP, as applicable, taking into account only service with Phillips or Chevron, as applicable, prior to the Transfer Date and the final average pay from the Company and its Subsidiaries, reduced by the benefit actually accrued under the Phillips RIP or the Chevron RP, as applicable.

         Section 4.4 Savings Plans. (a) Effective as of the Transfer Date, Phillips shall cause the Transferred P Chem Employees to be 100% vested in their accrued benefit under the Phillips Savings Plans, and Chevron shall cause the Transferred C Chem Employees to be 100% vested in their accrued benefits under the Chevron Savings Plan.

         (b) The Company, Phillips and Chevron shall take all reasonable steps necessary and appropriate so that Transferred Employees who participated in the Phillips Savings Plans or the Chevron Savings Plan, as applicable, and who have loans outstanding from any such plan as of the Transfer Date may continue to repay such loans using voluntary payroll deductions from their paychecks from the Company and its Subsidiaries.

         Section 4.5 Welfare Benefits. Without limiting the generality of the above provisions, this Section 4.5 contains certain specific provisions regarding the provision of benefits under Welfare Benefit Plans, unemployment compensation benefits and workers compensation benefits.

         (a) Effective as of the Transfer Date, the Company shall cause the Transferred Employees to be eligible to be covered by such Welfare Benefit Plans sponsored by the Company and/or one or more of its Subsidiaries as the Company shall determine to implement.

         (b) Except as specifically provided in Section 4.5(d) below: (i) Phillips and its Subsidiaries shall be solely responsible for (A) claims of Transferred P Chem Employees and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Transfer Date, and (B) claims relating to COBRA Coverage attributable to "qualifying events" occurring on or before the Transfer Date with respect to any Transferred P Chem Employees and their eligible beneficiaries and dependents; (ii) Chevron and its Subsidiaries shall be solely responsible for (I) claims of Transferred C Chem Employees and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Transfer Date, and
(II) claims relating to COBRA Coverage attributable to "qualifying events" occurring on or before the Transfer Date with respect to any Transferred C Chem Employees and their eligible beneficiaries and dependents; and (iii) the Company and its Subsidiaries shall be solely responsible for (x) claims of Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation benefits and claims under Welfare Benefit Plans that are incurred on or after the Transfer Date, and (y) claims relating to COBRA Coverage attributable to "qualifying events" occurring after the Transfer Date with respect to Transferred Employees and their beneficiaries and dependents. A medical/dental claim shall be considered incurred on the date when the medical services are rendered or medical supplies are provided, and not when the condition arose or when the course of treatment began. An unemployment compensation or workers compensation claim shall be considered incurred before the Transfer Date if the occurrence leading up to the claim occurs before the Transfer Date.

         (c) Each Transferred Employee who is employed in an eligible job classification shall be immediately eligible to participate, without any waiting time, in any and all Welfare Benefit Plans sponsored by the Company and its Subsidiaries for the benefit of Transferred Employees (such plans, collectively, the "New Welfare Plans") to the extent coverage under such New Welfare Plan replaces coverage under a similar Phillips Plan or Chevron Plan, in which such Transferred Employee was previously eligible to participate (such plans, collectively, the "Old Welfare Plans"). For purposes of each New Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits, the Company shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Welfare Plan to be waived for Transferred Employees and their eligible beneficiaries and dependents, to the extent such exclusions and restrictions did not apply under the applicable Old Welfare Plan, and the Company shall cause any Eligible Expenses incurred by any Transferred Employee and his or her eligible beneficiaries and dependents during the portion of the plan year of the Old Welfare Plan ending on the Transfer Date, to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her eligible beneficiaries and dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.

         (d) The Company shall establish one or more flexible spending plans (collectively, the "New FSP") in which Transferred Employees shall be eligible to participate following the Transfer Date. Phillips, Chevron and the Company shall take all reasonable steps necessary or appropriate so that the account balances under the Phillips FSP or the Chevron DCP, as applicable, of each Transferred Employee who has elected to participate therein in the year in which the Transfer Date occurs shall be transferred, as soon as practicable after the Transfer Date, from the Phillips FSP or the Chevron DCP, as applicable, to the New FSP, and so that the contribution elections of each such Transferred Employee as in effect immediately before the Transfer Date remain in effect under the New FSP immediately after the transfer of such account balance. If the aggregate amount of the transferred account balances of Transferred P Chem Employees or Transferred C Chem Employees is negative, then the Company shall pay Phillips or Chevron, as applicable, the amount of such aggregate negative balance promptly following such account balance transfer. Notwithstanding the provisions of Section 4.5(b), from and after the date a Transferred Employee's FSP account is transferred in accordance with this Section 4.5(d), the Company shall be solely responsible for, and shall satisfy from the New FSP, all claims, whether incurred before, on or after the Transfer Date, for which such Transferred Employee was entitled to seek reimbursement under the Phillips FSP or the Chevron DCP for the year in which the Transfer Date occurs.

                                    ARTICLE V

                                  TAX BENEFITS

         Section 5.1 Tax Benefits Generally. It is the intention of Phillips, Chevron and the Company that any tax deductions or other tax benefits associated with any compensation or benefits payable to P Chem Employees and C Chem Employees by any of them be enjoyed by the party that bears the economic cost thereof, whether through direct payment or provision of such compensation or benefits or through reimbursement, and they agree to cooperate to ensure such result to the greatest extent possible, through allocation of partnership deductions, adjustment of the amounts of any reimbursement or otherwise.

                                   ARTICLE VI

                                FOREIGN BENEFITS

         Section 6.1 Foreign Benefits Generally. Notwithstanding anything in this Annex to the contrary, the Company may adopt or maintain compensation and benefit plans and programs of Phillips and/or Chevron in Puerto Rico and locations outside the United States, where appropriate and agreed by both Phillips and Chevron (but not including any equity-based plans).

                                     ANNEX B

                                TAX MATTERS ANNEX

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Any capitalized term used in this Annex but not otherwise defined herein shall have the meaning ascribed to such term in the Contribution Agreement (including Annex C thereto) or, if not defined in the Contribution Agreement, the Amended and Restated LLC Agreement. Any Section reference in this Annex shall refer to such section of this Annex, except as otherwise indicated. As used in this Annex, the following terms shall have the respective meanings set forth below:

         Section 1.1 "Chevron Acquired Entity" shall mean (i) any entity (including but not limited to a corporation, limited liability company or partnership) Contributed to the Company by Chevron or a Subsidiary of Chevron and (ii) any entity owned by an entity described in clause (i) at the time the entity described in said clause (i) is Contributed

         Section 1.2 "Chevron Group" shall mean Chevron and its Subsidiaries (other than the Company and Subsidiaries of the Company).

         Section 1.3 "Contributed" shall mean transferred (including a transfer by way of merger into the Company or by other means) to the Company or any Subsidiary of the Company pursuant to Section 2.2 or 2.3 of the Contribution Agreement.

         Section 1.4 "Final Determination" shall mean with respect to any Tax for any period the later of (i) the date on which the statute of limitations for instituting a claim for refund of such Tax has expired, or if such claim was filed, the expiration of the time for instituting suit with respect thereto; and
(ii) the date on which all administrative and judicial proceedings with respect to any such assessments or refunds of such Tax have been finally settled through agreement of the parties to the proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

         Section 1.5 "Income Taxes" shall mean all United States federal, state and local income and franchise Taxes of any Phillips Acquired Entity and any Chevron Acquired Entity, as the case may be.

         Section 1.6 "Phillips Acquired Entity" shall mean (i) any entity (including but not limited to a corporation, limited liability company or partnership) Contributed to the Company by Phillips or a Subsidiary of Phillips or (ii) any entity owned by an entity described in clause (i) at the time the entity described in said clause (i) is Contributed.

         Section 1.7 "Phillips Group" shall mean Phillips and its Subsidiaries (other than the Company and Subsidiaries of the Company).

         Section 1.8 "Post-Closing Period" shall mean, for any Person, any taxable period beginning, with respect to such Person, after the Closing Date, and the portion, beginning after the Closing Date, of any taxable period that includes, with respect to such Person, but does not end on, the Closing Date.

         Section 1.9 "Pre-Closing Period" shall mean, for any Person, any taxable period ending, with respect to such Person, on or prior to the Closing Date, and the portion, ending on the Closing Date, of any taxable period that includes, with respect to such Person, but does not end on, the Closing Date.

         Section 1.10 "Returns" or "Tax Returns" shall mean returns, declarations, statements, reports, forms, property tax renditions or other documents or information required to be filed with or supplied to any Taxing Authority.

         Section 1.11 "Tax Basket Amount" shall mean $20,000,000.

         Section 1.12 "Tax Indemnified Party" shall have the meaning set forth in Section 2.4(e).

         Section 1.13 "Tax Indemnifying Party" shall have the meaning set forth in Section 2.4(e).

         Section 1.14 "Tax Matters Annex" shall mean this Annex B.

         Section 1.15 "Tax Proceeding" means any Tax audit, contest, litigation or other proceeding with or against a Governmental Entity.

         Section 1.16 "Tax Refund" shall mean a refund of Tax (including any refund of Tax applied as an offset against a Tax otherwise currently payable) together with any interest received with respect thereto less all costs (including reasonable legal, accounting and consulting fees and costs) of obtaining such refund paid or incurred by the Company or any Subsidiary of the Company; provided, however, that a Tax Refund (including any refund of Tax applied as an offset against a Tax otherwise currently payable) shall not include any refund of Tax for a Pre-Closing Period to the extent such refund is attributable to a carryback to such Pre-Closing Period from a Post-Closing Period of the Company or any of its Subsidiaries of items of deduction, loss or credit of the Company or any Subsidiary of the Company.

                                   ARTICLE II

                               TAX INDEMNIFICATION

         Section 2.1 Indemnification by Chevron. Subject to Section 2.4 and without duplication, Chevron shall be liable for, shall pay or cause to be paid, and shall indemnify and hold harmless the Company and each of its Subsidiaries and each member of the Phillips Group against, the following:

         (a) Any and all (i) Income Taxes for any Pre-Closing Period of any Chevron Acquired Entity, and (ii) any Income Taxes incurred by the Company or any of its Subsidiaries or any member of the Phillips Group in connection with a breach of any representation or warranty made by Chevron in Section 6.1, in each case other than Income Taxes referred to in Section 2.4(f);

         (b) (i) Any and all Taxes, other than Income Taxes, for any Pre-Closing Period attributable to the assets and operations Contributed by Chevron or any of its Subsidiaries, (ii) any and all Taxes other than Income Taxes of any Chevron Acquired Entity for any Pre-Closing Period, and (iii) any Taxes other than Income Taxes incurred by the Company or any of its Subsidiaries or any member of the Phillips Group in connection with a breach of any representation or warranty made by Chevron in Section 6.1; provided, however, in the case of clauses (i) and (ii), other than Taxes referred to in Section 2.4(f) and except as provided in Section 12.4(b) of the Contribution Agreement;

         (c) Any and all Taxes with respect to the operations, assets, investments and activities of Chevron and its Subsidiaries that would not have arisen but for Treasury Regulation Section 1.1502-6 or any comparable or similar provisions under state, local or foreign laws or regulations; and

         (d) Except as set forth in Section 12.4 of the Contribution Agreement, any and all Taxes arising from or relating to the Chevron Excluded Assets and Liabilities or any transfer thereof by the Company or any of its Subsidiaries pursuant to Section 2.3 of the Contribution Agreement.

         Section 2.2 Indemnification by Phillips. Subject to Section 2.4 and without duplication, Phillips shall be liable for, shall pay or cause to be paid, and shall indemnify and hold harmless the Company and each of its Subsidiaries and each member of the Chevron Group against, the following:

         (a) Any and all (i) Income Taxes for any Pre-Closing Period of any Phillips Acquired Entity, and (ii) any Income Taxes incurred by the Company or any of its Subsidiaries or any member of the Chevron Group in connection with a breach of any representation or warranty made by Phillips in Section 6.2, in each case other than Income Taxes referred to in Section 2.4(f);

         (b) (i) Any and all Taxes, other than Income Taxes, for any Pre-Closing Period attributable to the assets and operations Contributed by Phillips or any of its Subsidiaries, (ii) any and all Taxes other than Income Taxes of any Phillips Acquired Entity for any Pre-Closing Period, and (iii) any Taxes other than Income Taxes incurred by the Company or any of its Subsidiaries or any member of the Chevron Group in connection with a breach of any representation or warranty made by Phillips in Section 6.2; provided, however, in the case of clauses (i) and (ii), other than Taxes referred to in Section 2.4(f) and except as provided in Section 12.4(b) of the Contribution Agreement;

         (c) Any and all Taxes with respect to the operations, assets, investments and activities of Phillips and its Subsidiaries that would not have arisen but for Treasury Regulation Section 1.1502-6 or any comparable or similar provisions under state, local or foreign laws or regulations; and

         (d) Except as set forth in Section 12.4 of the Contribution Agreement, any and all Taxes arising from or relating to the Phillips Excluded Assets and Liabilities or any transfer thereof by the Company or any of its Subsidiaries pursuant to Section 2.2 of the Contribution Agreement.

         Section 2.3 Indemnification by the Company. Except for Taxes described in the indemnifications set forth in Section 2.1 and 2.2, the Company shall be liable for, shall pay or cause to be paid, and shall indemnify and hold harmless each member of the Chevron Group and each member of the Phillips Group against
(i) any and all Taxes of the Company and its Subsidiaries (including the Chevron Acquired Entities and the Phillips Acquired Entities), (ii) any and all Taxes with respect to any asset transferred to the Company by any member of the Chevron Group or the Phillips Group pursuant to the Contribution Agreement and
(iii) any Taxes referred to in Section 2.4(f). For the avoidance of doubt, the Company will not indemnify any member of the Chevron Group or the Phillips Group for Taxes that arise in a Post-Closing Period as a result of the ownership of membership interests in the Company.

         Section 2.4 Limitation on Tax Indemnities.

         (a) As provided in Section 9.2(c) of the Contribution Agreement, the indemnification provided in Sections 2.1, 2.2 and 2.3 shall not be subject to the limitations set forth in Section 9.5 of the Contribution Agreement except as otherwise set forth herein.

         (b) Chevron's indemnification obligations under Section 2.1(b) shall not become effective until, and no claims for indemnification under this Article II may be asserted unless, the aggregate amount of Taxes subject to indemnification under Section 2.1(b) (determined without regard to this Section 2.4(b)) exceeds the Tax Basket Amount and, if the aggregate amount of Taxes so determined exceeds the Tax Basket Amount, then Phillips and the Company shall be entitled to assert claims under this Article II for indemnification for the amount in excess of the Tax Basket Amount only; provided, that the obligation with respect to indemnification under Article II hereof shall be subject to, and included in determining, the Cap. For the avoidance of doubt, Taxes referred to in Section 2.4(f) are for the account of the Company and are not subject to indemnification under Section 2.1.

         (c) Phillip's indemnification obligations under Section 2.2(b) shall not become effective until, and no claims for indemnification under this Article II may be asserted unless, the aggregate amount of Taxes subject to indemnification under Section 2.2(b) (determined without regard to this Section 2.4(c)) exceeds the Tax Basket Amount and, if the aggregate amount of Taxes so determined exceeds Tax Basket Amount, then Chevron and the Company shall be entitled to assert claims under this Article II for indemnification for the amount in excess of the Tax Basket Amount only; provided, that the obligation with respect to indemnification under Article II hereof shall be subject to, and included in determining, the Cap. For the avoidance of doubt, Taxes referred to in Section 2.4(f) are for the account of the Company and are not subject to indemnification under Section 2.2.

         (d) The amount of any indemnification pursuant to Section 2.1 or 2.2 shall be reduced to the extent both the amount was accrued as a liability for the indemnified Tax on the C Chem December 31 Balance Sheet or the P Chem December 31 Balance, as the case may be, and was taken into account in the calculation of Phillips' Actual Net Working Capital or Chevron's Actual Net Working Capital under Section 3.3 of the Contribution Agreement, as the case may be.

         (e) Except as otherwise provided in this Annex B, no party (a "Tax Indemnifying Party") shall be required to make any indemnity payments to a party seeking payments (a "Tax Indemnified Party") pursuant to Article II until there occurs a Final Determination of the liability for which indemnification is sought. Any such payment to a Tax Indemnified Party shall be made not later than twenty (20) business days after receipt by the Tax Indemnifying Party of written notice of such Final Determination together with written notice from the Tax Indemnified Party stating that any payment for which the Tax Indemnified Party is to be indemnified pursuant to Article II has been paid by the Tax Indemnified Party, the payment requested and documentation reasonably establishing payment of the amount sought to be indemnified. If at any time prior to a Final Determination a party controlling a Tax Proceeding pursuant to Section 3.1(a) or
(b) hereof elects to pay a Tax and to pursue a claim for refund of such Tax, the party controlling the Tax Proceeding shall have sole responsibility for the payment of such Tax and shall be entitled to any refund thereof. The obligations and rights set forth in the preceding sentence are independent from, and not in limitation of, the obligations and rights set forth in the first two sentences of this Section 2.4(e) and the other provisions of Article II.

         (f) Neither Chevron nor Phillips shall have any indemnity obligations to the Company under this Article II or under the Contribution Agreement with respect to or arising out of any tax matter disclosed in reasonable detail on any Schedule of the Phillips Disclosure Schedule or the Chevron Disclosure Schedule, as the case may be.

         (g) Notwithstanding any other provision of this Article II, (i) in the case of a breach of a warranty or representation set forth in Section 6.1, the amount subject to indemnification under Section 2.1(a) or 2.1(b) shall be the incremental amount of Taxes incurred by the Company, its Subsidiaries and the Phillips Group in the aggregate that would not have been incurred but for such breach of warranty or representation, and (ii) in the case of a breach of a warranty or representation set forth in Section 6.2, the amount subject to indemnification under Section 2.2(a) or 2.2(b) shall be the incremental amount of Taxes incurred by the Company, its Subsidiaries and the Chevron Group in the aggregate that would not have been incurred but for such breach of warranty or representation.

         (h) To the extent not inconsistent with any provisions of this Tax Matters Annex, Article III of Annex C to the Contribution Agreement, governing Dispute Resolution Procedure, shall be incorporated into this Tax Matters Annex.

                                   ARTICLE III

                                 TAX PROCEDURES

         Section 3.1 Procedures for Certain Tax Proceedings. Notwithstanding
Section 9.3 or any other contrary provision of the Contribution Agreement:

         (a) Chevron shall be entitled to control in all respects, including with respect to settlement, any Tax Proceeding with respect to any Tax if Chevron would have an indemnity obligation with respect to such Tax under
Section 2.1 and the resolution of the Tax will not result in any non-indemnifiable liability for the Company. None of the Company or its Subsidiaries and Phillips and its Subsidiaries shall be entitled to participate in any such Tax Proceeding.

         (b) Phillips shall be entitled to control in all respects, including with respect to settlement, any Tax Proceeding with respect to any Tax if Phillips would have an indemnity obligation with respect to such Tax under
Section 2.2 and the resolution of the Tax will not result in any non-indemnifiable liability for the Company. None of the Company or its Subsidiaries and Chevron and its Subsidiaries shall be entitled to participate in any such Tax Proceeding.

         (c) if (i) neither Chevron nor Phillips is entitled to control a Tax Proceeding because the Tax which is the subject of the Tax Proceeding is both an indemnifiable Tax and a non-indemnifiable Tax or (ii) the party entitled to control a Tax Proceeding elects not to control such Tax Proceeding or fails to do so, the Tax Matters Partner, acting in accordance with Section 9.6 of the Amended LLC Agreement, shall control such Tax Proceeding.

         Section 3.2 Allocation of Certain Taxes.

         (a) If a Chevron Acquired Entity or a Phillips Acquired Entity (each an "Acquired Entity") is permitted but not required under applicable state, local or foreign Income Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause such Acquired Entity to treat that day as the last day of a taxable period.

         (b) In the case of Income Taxes and other taxes based upon income or receipts arising in a taxable period of a Chevron Acquired Entity or a Phillips Acquired Entity that includes but does not end on the Closing Date, except as provided in Section 3.2(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the avoidance of doubt, for purposes of this Section 3.2(b), the taxable year of each Acquired Entity that is a partnership or "flowthrough" entity, shall be treated as if it ended at the close of business on the Closing date and Taxes attributable to the income and gain of such entities through the close of business on the Closing date shall be treated as Pre-Closing Period Taxes.

         (c) In the case of(i) property Taxes and other taxes that are not based upon income or receipts and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period, and the balance of such Taxes shall be attributable to the Post-Closing Period.

         Section 3.3 Filing Responsibility.

         (a) Chevron shall prepare and file, or shall cause to be prepared and filed, any Tax Return for any Income Tax (which this provision only shall include foreign income taxes) that includes a member of the Chevron Group.

         (b) Phillips shall prepare and file, or shall cause to be prepared and filed, any Tax Return for any Income Tax (which this provision only shall include foreign income taxes) that includes a member of the Phillips Group.

         (c) The Company shall file or cause to be filed all Tax Returns with respect to the Company or any of its Subsidiaries for which neither Chevron nor Phillips has filing responsibility pursuant to (a) or (b) above. The Company shall not, and shall cause its Subsidiaries not to, file any amended Tax Return for any Pre-Closing Period, without the prior written consent of Chevron, in the case of any such Tax Return that could affect the indemnification obligations of Chevron under this Annex or any Taxes for which Chevron is otherwise responsible, or Phillips, in the case of any such Tax Return that could affect the indemnification obligations of Phillips under this Annex or any Taxes for which Phillips is otherwise responsible.

         Section 3.4 Cooperation and Exchange of Information. Chevron, Phillips and the Company shall (and each shall cause its respective Subsidiaries to) cooperate with one another with respect to Tax matters. As soon as practicable, but in any event within 30 days after the request of Chevron, Phillips or the Company, from and after the Closing Date, the Company shall deliver to Chevron or Phillips, respectively, and Chevron or Phillips, as the case may be, shall deliver to the Company, such information and data and make available such employees as Chevron, Phillips or the Company may reasonably request in order to enable Chevron, Phillips or the Company to complete and file all Tax Returns which they each may be required to file with respect to the Company and its Subsidiaries and the Contributed assets and liabilities or to respond to Tax Proceedings or other inquiries relating to Taxes by any Governmental Entities and to otherwise enable Chevron, Phillips and the Company each to satisfy their respective accounting, Tax and other legitimate business requirements. Such cooperation and information shall include provision of powers of attorney to Chevron, Phillips or the Company relating to Tax matters (e.g., for the purpose of signing Returns and defending Tax Proceedings) and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity that relate to the Company and its Subsidiaries and the Contributed assets and liabilities, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entities and records concerning the ownership and tax basis of property, which Chevron, Phillips or the Company and its Subsidiaries may possess. Chevron, Phillips and the Company shall (and each shall cause its respective Subsidiaries to) make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding any other provision, (i) Chevron shall not be required to provide any Person with any consolidated, combined, affiliated or unitary Income Tax Return or copy thereof that includes Chevron or any other member of the Chevron Group and (ii) Phillips shall not be required to provide any Person with any consolidated, combined, affiliated or unitary Income Tax Return or copy thereof that includes Phillips or any other member of the Phillips Group.

                                   ARTICLE IV

                                     REFUNDS

         Section 4.1 Chevron Tax Refunds. If the Company or any of its Subsidiaries or any member of the Phillips Group shall receive (i) a Tax Refund of an Income Tax of a Chevron Acquired Entity for a Pre-Closing Period or any Tax the liability for which Chevron indemnified the Company or any of its Subsidiaries or any member of the Phillips Group or (ii) a Tax Refund identified on Schedule B-2 as a Chevron Excluded Asset, the recipient shall promptly pay over to Chevron an amount equal to such Tax Refund.

         Section 4.2 Phillips Tax Refunds. If the Company or any of its Subsidiaries or any member of the Chevron Group shall receive (i) a Tax Refund of an Income Tax of a Phillips Acquired Entity for a Pre-Closing Period or any Tax the liability for which Phillips indemnified the Company or any of its Subsidiaries or any member of the Chevron Group or (ii) a Tax Refund identified on Schedule B-l as a Phillips Excluded Asset, the recipient shall promptly pay over to Phillips an amount equal to such Tax Refund.

         Section 4.3 Company Tax Refunds. The Company shall be entitled to any Tax Refunds of the Company or any of its Subsidiaries (or with respect to any asset Contributed by any member of the Phillips Group or the Chevron Group) other than such Tax Refunds to which Chevron or Phillips is entitled under
Section 4.1 or 4.2 above.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 Survival. The provisions of this Tax Matters Annex shall survive Closing until the tenth anniversary of the Closing Date (the "Termination Date"), provided, however, (i) in the case of a provision or provisions of this Tax Matters Annex relating to a breach of warranty or representation set forth in Article VI, such provision shall survive as to such representation or warranty until the earlier of such tenth anniversary or 30 days after the expiration of the statute of limitations applicable to such representation or warranty and (ii) in the case of any provision or provisions of this Tax Matters Annex relating to a Tax matter involved in an administrative proceeding or litigation on the Termination Date, such provision shall survive until there occurs a Final Determination with respect to such matter.

         Section 5.2 Tax Sharing Agreements. Any Tax sharing agreement or arrangement between Chevron or any member of the Chevron Group, on the one hand, and any Chevron Acquired Entity, on the other hand, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or a past year). Any Tax sharing agreement or arrangement between Phillips or any member of the Phillips Group, on the one hand, and any Phillips Acquired Entity, on the other hand, shall be terminated as of the Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or a past year).

                                   ARTICLE VI

                               TAX REPRESENTATIONS

         Section 6.1 Chevron Tax Representations. Chevron hereby represents and warrants to each of Phillips and the Company that, except (i) as disclosed in Section B-6.1 of the Chevron Disclosure Schedule and (ii) to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect

         (a) as of the date the assets are Contributed, all Tax Returns that were or are required to be filed on or prior to such date by or with respect to any Chevron Acquired Entity have been or will be duly and timely filed and all such Tax Returns are and will be complete and accurate in all material respects;

         (b) as of the date the assets are Contributed, all Taxes shown to be due on the Tax Returns referred to in clause (a) have been or will be paid in full; and

         (c) except that no representations are being made with respect to Chevron Phillips Chemical Company LP, Chevron Phillips Chemical Company LLC, Chevron Phillips Chemical Holdings I LLC and Chevron Phillips Chemical Holdings II LLC and other than those entities (or arrangements treated as entities for U.S. federal income tax purposes) identified in Section B-6.1 of the Chevron Disclosure Schedule, each partnership, joint venture, limited liability company and other entity (or arrangement treated as an entity for U.S. federal income tax purposes) Contributed by Chevron or any of its Subsidiaries has since the date of its formation continually qualified and been treated as, and at the time it is Contributed will qualify and be treated as, a disregarded entity (i.e., an entity that is not treated as an entity separate from its owners under Section 301.7701-3 of the Income Tax Regulations) or a partnership for U.S. federal income tax purposes.

         Section 6.2 Phillips Tax Representations. Phillips hereby represents and warrants to each of Chevron and the Company that, except (i) as disclosed in Section B-6.2 of the Phillips Disclosure Schedule and (ii) to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Phillips Acquired Entity:

         (a) as of the date the assets are Contributed, all Tax Returns that were or are required to be filed on or prior to such date by or with respect to any Phillips Acquired Entity have been or will be duly and timely filed and all such Tax Returns are and will be complete and accurate in all material respects;

         (b) as of the date the assets are Contributed, all Taxes shown to be due on the Tax Returns referred to in clause (a) have been or will be paid in full; and
                                      -9-

         (c) except that no representations are being made with respect to Chevron Phillips Chemical Company LP, Chevron Phillips Chemical Company LLC, Chevron Phillips Chemical Holdings I LLC and Chevron Phillips Chemical Holdings II LLC and other than those entities (or arrangements treated as entities for U.S. federal income tax purposes) identified in Section B-6. I of the Chevron Disclosure Schedule, each partnership, joint venture, limited liability company and other entity (or arrangement treated as an entity for U.S. federal income tax purposes) Contributed by Chevron or any of its Subsidiaries has since the date of its formation continually qualified and been treated as, and at the time it is Contributed will qualify and be treated as, a disregarded entity (i.e., an entity that is not treated as an entity separate from its owners under Section 301.7701-3 of the Income Tax Regulations) or a partnership for U.S. federal income tax purposes.

                                                                  FINAL


                                     ANNEX C

                        Continuing Indemnification Annex


                                    ARTICLE 1

                               Certain Definitions

     1.1   Definitions.

     (a) Capitalized terms used and not defined in this Annex shall have the respective meanings ascribed to them elsewhere in the Contribution Agreement. Notwithstanding the foregoing, references to "Subsidiaries" or "Affiliates" of Phillips or Chevron in this Annex C shall not include the Company, the P Chem Subsidiaries, the C Chem Subsidiaries, or any of their respective Subsidiaries, except where specifically so provided.

     (b) As used in this Annex C, the following terms shall have the respective meanings set forth below:

     "Borger Real Property" shall mean the P Chem Real Property located in the vicinity of Borger, Texas.

     "Borger Refinery" shall mean the real property owned by Phillips located adjacent to the Borger Real Property.

     "CERCLA" shall mean the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

     "Claims" shall mean any rights, demands, claims, actions and causes of action (whether for personal injuries or property, consequential, special, exemplary, punitive or other damages of any kind).

     "Contribution Agreement" shall mean that certain Contribution Agreement, dated as of May 23, 2000, by and among Phillips, Chevron and the Company, of which Annex C is a part.

     "Damages" shall mean Claims, Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses, including reasonable attorneys' fees and expenses, incurred by the party seeking indemnification under the Contribution Agreement (including Annex C), (i) net of (a) any insurance proceeds from independent sources (not affiliated with Phillips or Chevron) that such party receives in respect of such matter net of any costs incurred by such party in the nature of increased insurance premiums or similar costs related to such recovery (determined on a reasonable present value basis) and (b) any indemnity payments (less costs of collection thereof) which such party receives from parties other than the party against whom such claim is asserted under the Contribution Agreement (including Annex C), and (ii) increased on a Net After-Tax Basis for any income or franchise tax incurred by such party as a result of any insurance proceeds or indemnity payments described in clause (i) of this sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income) constituting taxable income. For purposes of this definition, "Net After-Tax Basis" means after any U.S. federal, state or local income or franchise taxes (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax) incurred as a result of receipt by the Company of any insurance proceeds or indemnity payments described in clause (i) of this sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income), reduced by any tax benefit arising as a result of receipt of such insurance proceeds or such indemnity payments.

     "Designated Replacement Facilities" shall mean replacement facilities of the Company at which the production capacity for K-Resin is increased following the Closing Date in order to restore the production capacity lost at the K-Resin Plant as a result of the K-Resin Accident, in each case, as approved by the Board of Directors of the Company.

     "Environmental Liabilities" shall mean all environmental liabilities, including but not limited to Liabilities (i) under any Environmental Law, (ii) relating to subsurface contamination, whether soil or groundwater contamination, and (iii) relating to toxic torts.

     "Groundwater Contamination" shall mean all contamination, caused by Releases, of groundwater, including contamination dissolved or dispersed in groundwater, phase separate hydrocarbon in contact with groundwater, and soil contamination associated with phase separate hydrocarbon that is or has been in contact with groundwater (i.e. smear zone). Groundwater Contamination does not include any other contamination associated with soils or former waste disposal areas.

     "Hazardous Substances" shall have the meaning set forth in CERCLA.

     "K-Resin Accident" shall mean the explosion and fire on March 27, 2000 at the K-Resin Plant.

     "K-Resin Plant" shall mean the K-Resin plant in Pasadena, Texas.

     "K-Resin Repair" shall mean repairing or replacing any equipment necessary to achieve sustainable production capacity at the K-Resin Plant and/or Designated Replacement Facilities equal to 370 million pounds per year in accordance with all applicable laws and Prudent Industry Practices, and shall include, but not be limited to, the following actions to be taken by the Company to assure safe and reliable operations:

           (i) Implementing all changes, modifications or improvements pertaining to the K-Resin Plant and surrounding facilities (and/or Designated Replacement Facilities) required by the terms of any orders or settlements with any governmental body, authority or agency relating to the K-Resin Accident or the K-Resin Repair, but excluding the incremental cost of compliance with any regulations adopted after the Closing Date of general application to existing industrial facilities (unless the K-Resin Accident was the primary reason for the adoption of the regulation);


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
          (ii) Implementing any changes, modifications or improvements pertaining to the K-Resin Plant and surrounding facilities (and/or Designated Replacement Facilities) required by the Company's insurance carriers; and

          (iii) Conducting a joint process hazards analysis on the K-Resin Plant with Chevron and Phillips, and implementing any recommended changes, modifications or improvements prior to startup of the K-Resin Plant (and/or Designated Replacement Facilities).

     "Liabilities" shall mean liabilities and obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

     "Marietta Real Property" shall mean the C Chem Real Property located in the vicinity of Marietta, Ohio.

     "Orange Real Property" shall mean the C Chem Real Property located in the vicinity of Orange, Texas.

     "Pascagoula Real Property" shall mean the C Chem Real Property located in the vicinity of Pascagoula, Mississippi.

     "Pascagoula Refinery" shall mean the real property owned by Chevron located adjacent to the Pascagoula Real Property.

     "Port Arthur Real Property" shall mean the C Chem Real Property located in the vicinity of Port Arthur, Texas.

     "Port Arthur Refinery" shall mean the real property owned by Clark Refining & Marketing, Inc. located adjacent to the Port Arthur Real Property.

     "Pre-Closing Groundwater Contamination" shall mean Groundwater Contamination caused by Releases occurring prior to Closing.

     "Prudent Industry Practices" shall mean such practices, methods, acts, techniques and standards as are in effect at the time of performance of a Party's obligations under this Agreement that are consistent with (i) the applicable refinery standards generally followed by the United States Gulf Coast crude oil refinery industry and petrochemical industry or (ii) such higher standards as may be applied or followed by Phillips or its Affiliates in the performance of similar tasks in respect of the K-Resin Plant or by the Company or its Affiliates in the performance of similar tasks in respect of the K-Resin Plant.

     "Puerto Rico Real Property" shall mean the P Chem Real Property located in Puerto Rico.

     "Real Property Environmental Liabilities" shall mean all Environmental Liabilities, whether arising before or after the Closing Date, relating to all C Chem Real Property and P Chem Real Property which is transferred, assigned, leased, or subleased (directly or indirectly through the contribution of beneficial ownership interests in the entities that own fee or leasehold


                                   S3-3
title, as applied to such C Chem Real Property or P Chem Real Property, as the case may be) to the Company pursuant to the Contribution Agreement.

     "Releases" shall have the meaning set forth in Section 101 of CERCLA.

     "Subsurface Contamination Cleanup Order" shall mean any federal or state issued cleanup order, directive or regulatory requirement to investigate or remediate pre-Closing subsurface contamination, including soil and/or groundwater contamination, and also including without limitation an order or assertion relating to natural resource damages issued or asserted by any governmental entity or trustee for such resources.

     "Sweeney Real Property" shall mean the P Chem Real Property located in the vicinity of Sweeny, Texas.

     "Sweeny Refinery" shall mean the real property owned by Phillips located adjacent to the Sweeny Real Property.

                                ARTICLE 2

                     Continuing Indemnification Obligations

     2.1 Indemnification by Company. Subject to the provisions of Section 2.2 of this Annex C, the Company shall indemnify and hold harmless each of Phillips and its Affiliates (other than the Company and its Subsidiaries) and Chevron and its Affiliates (other than the Company and its Subsidiaries) from and against any and all Damages incurred by such Person in connection with:

     (a)    all P Chem Liabilities and C Chem Liabilities;

     (b) all Liabilities made the responsibility of the Company and/or its Subsidiaries pursuant to Annex A; and

     (c) all Real Property Environmental Liabilities, unless otherwise provided for in Section 2.2 below or unless resulting from spills, emissions or releases occurring after the Closing Date to the extent a different result obtains under an agreement listed on Schedule 6.11(b) of either the Phillips Disclosure Schedule or the Chevron Disclosure Schedule.

     2.2    Indemnification by Phillips and Chevron.

     (a) Phillips shall indemnify and hold harmless Chevron and its Affiliates and the Company and its Affiliates (excluding Phillips, but including the P Chem Subsidiaries following the Closing) from and against any and all Damages incurred by Chevron and its Affiliates or the Company or its Affiliates (excluding Phillips, but including the P Chem Subsidiaries following the Closing) in connection with:

            (i)   all Liabilities included in the Phillips Excluded Liabilities;


                                   S3-4

          (ii) all Liabilities made the responsibility of Phillips and/or its Subsidiaries pursuant to Annex A;

          (iii) all Environmental Liabilities resulting from the issuance of a Subsurface Contamination Cleanup Order relating to Pre-Closing Groundwater Contamination associated with either Borger Real Property or Sweeney Real Property; provided that:

                  (A) neither the Company nor Chevron (nor their respective Affiliates) shall directly or indirectly induce or cause the issuance of the Subsurface Contamination Cleanup Order;

                  (B) upon obtaining knowledge that a Subsurface Contamination Cleanup Order has been or is likely to be issued, the Company provides prompt notice to Phillips;

                  (C) the Company provides Phillips and/or its Affiliates with an opportunity to negotiate the terms of the Subsurface Contamination Cleanup Order;

                  (D) Phillips and/or its Affiliates are given the opportunity to perform the investigation and/or remediation (including the necessary access) required by the Subsurface Contamination Cleanup Order; and

                  (E) the Company agrees to perform some or all of the work required by the Subsurface Contamination Cleanup Order if requested by Phillips and/or its Affiliates, subject to reimbursement by Phillips and/or its Affiliates for all costs reasonably incurred by the Company;

          (iv) all Environmental Liabilities relating to Hazardous Substances that, prior to the Closing Date, are transported from any P Chem Real Property to an off-site location for purposes of storage, processing (including toll processing) or disposal;

          (v) all Environmental Liabilities relating to Hazardous Substances that, during the three (3) month period following the Closing Date, are transported, stored, processed or disposed of by the Company and/or its Affiliates on any property other than P Chem Real Property, if(A) such transportation, storage, processing or disposal is a continuation of an activity at such off-site property engaged in by P Chem at the Closing Date, and (B) the Company permanently discontinues all activities associated with such off-site property within three (3) months of the Closing Date;

          (vi) all pre-Closing Environmental Liabilities directly related to the operation of tanks, lines or equipment which contain materials that are owned by the Company following the Closing but where such tanks, lines or equipment are owned and operated following the Closing by Phillips and/or its Affiliates;


                                   S3-5

           (vii) all Environmental Liabilities directly relating to pre-Closing contamination on the Borger Real Property associated with the Ryton warehouse and kerosene spheres;

           (viii) fifty percent (50%) of all Environmental Liabilities relating to Puerto Rico Real Property which (A) exceed $20,000,000, (B) in expenses paid by the Company prior to the fifteen (15) year anniversary of the Closing Date, and (C) arise out of Pre-Closing Groundwater Contamination; provided, however, that Phillips's liability under this Section 2.2(a)(viii) shall not exceed $20,000,000; and

           (ix) all physical loss or damage to the K-Resin Plant or other property of the Company arising out of the K-Resin Accident, and all costs of the K-Resin Repair, in all cases, (i) net of (a) any insurance proceeds from independent sources (not affiliated with Phillips or Chevron) that the Indemnified Party receives in respect of such matter net of any costs incurred by such party in the nature of increased insurance premiums or similar costs related to such recovery (determined on a reasonable present value basis) and (b) any indemnity payments (less costs of collection thereof) which such party receives from parties other than the party against whom such claim is asserted under the Contribution Agreement (including Annex C), and (ii) increased on a Net After-Tax Basis for any income or franchise tax incurred by such party as a result of any insurance proceeds or indemnity payments described in clause (i) of this sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income) constituting taxable income. For purposes of this definition, "Net After-Tax Basis" means after any U.S. federal, state or local income or franchise taxes (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax) incurred as a result of receipt by the Company of any insurance proceeds or indemnity payments described in clause (i) of the immediately preceding sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income), reduced by any tax benefit arising as a result of receipt of such insurance proceeds or such indemnity payments; provided, however, that Phillips' obligations with respect to the foregoing shall be limited to such changes, modifications or improvements that are identified to Phillips or the Company prior to the K-Resin Plant (and/or Designated Replacement Facilities) achieving sustainable production capacity equal to 370 million pounds per year. To the extent K-Resin Repair has not been completed by January 1, 2003, Phillips will on the first business day thereafter pay the Company the estimated amount (as reasonably determined by the Company and agreed to by Phillips) of any remaining costs to complete the K- Resin Repair.

     (b) Chevron shall indemnify and hold harmless Phillips and its Affiliates and the Company and its Affiliates (excluding Chevron, but including the C Chem Subsidiaries following the Closing) from and against any and all Damages incurred by Phillips and its Affiliates or the Company and its Affiliates (excluding Chevron, but including the C Chem Subsidiaries following the Closing) in connection with:


                                   S3-6

          (i)     all Liabilities included in the Chevron Excluded Liabilities;

          (ii) all Liabilities made the responsibility of Chevron and/or its Subsidiaries (other than the Company and its Subsidiaries) pursuant to Annex A;

          (iii) all Environmental Liabilities resulting from the issuance of a Subsurface Contamination Cleanup Order relating to Pre-Closing Groundwater Contamination associated with either Pascagoula Real Property or Port Arthur Real Property; provided that:

                  (A) neither the Company nor Phillips (nor their respective Affiliates) shall directly or indirectly induce or cause the issuance of the Subsurface Contamination Cleanup Order;

                  (B) upon obtaining knowledge that a Subsurface Contamination Cleanup Order has been or is likely to be issued, the Company provides prompt notice to Chevron;

                  (C) the Company provides Chevron and/or its Affiliates with an opportunity to negotiate the terms of the Subsurface Contamination Cleanup Order;

                  (D) Chevron and/or its Affiliates are given the opportunity to perform the investigation and/or remediation (including the necessary access) required by the Subsurface Contamination Cleanup Order; and

                  (E) the Company agrees to perform some or all of the work required by the Subsurface Contamination Cleanup Order if requested by Chevron and/or its Affiliates, subject to reimbursement by Chevron and/or its Affiliates for all costs reasonably incurred by the Company;

          (iv) all Environmental Liabilities relating to Hazardous Substances that, prior to the Closing Date, are transported from any C Chem Real Property to an off-site location for purposes of storage, processing (including toll processing) or disposal;

          (v) all Environmental Liabilities relating to Hazardous Substances that, during the three (3) month period following the Closing Date, are transported, stored, processed or disposed of by the Company and/or its Affiliates on any property other than C Chem Real Property, if (A) such transportation, storage, processing or disposal is a continuation of an activity engaged in at such off-site property by C Chem at the Closing Date, and (B) the Company permanently discontinues all activities associated with such off-site property within three (3) months of the Closing Date;

          (vi) all pre-Closing Environmental Liabilities directly related to the operation of tanks, lines or equipment which contain materials that are owned by


                                   S3-7
     the Company following the Closing but where such tanks, lines or equipment are owned and operated following the Closing by Chevron and/or its Affiliates;

           (vii) all Environmental Liabilities under CERCLA for pre-closing contamination relating to the Marietta Real Property; provided that the Company (A) diligently pursues all claims for such liabilities against Dow Chemical Company, Union Carbide Corporation, and their respective successors and assigns, and (B) provides Chevron with sixty (60) days advance written notice prior to asserting any claim against Chevron;

           (viii) all costs of dismantling and disposing of the equipment that constitutes the abandoned LDPE plant on the Orange Real Property which are paid by the Company prior to the one (1) year anniversary of the Closing Date for work done prior to such one (1) year anniversary of the Closing Date; provided, however, that Chevron's liability under this Section 2.2(b)(viii) shall not exceed the difference between (A) $20,000,000 and
     (B) the total amount paid by Chevron and its Affiliates to dismantle and dispose of such equipment prior to the one (1) year anniversary of the Closing Date. The costs incurred after the Closing Date by Chevron in providing a Chevron on-site project engineer shall not be included in the total amount paid by Chevron in subsection (B) of this Section 2.2(b)(viii); and

           (ix) all costs of completing the Houston Ship Channel project; provided, however, that Chevron's liability under this Section 2.2(b)(ix) shall not exceed $1,055,000.

     (c) The indemnification obligations of Phillips and Chevron under Sections 2.2(a)(iii) and 2.2(b)(iii), respectively, (i) shall not apply to any investigation, excavation or other remediation undertaken for any reason other than compliance with a Subsurface Contamination Cleanup Order or other agency requirement, and (ii) shall terminate with respect to any area where Pre-Closing Groundwater Contamination has been contained through a federal or state agency approved engineered containment system or institutional control, if the Company undertakes an action that impairs the integrity of such engineered containment system or institutional control.

     2.3 Indemnification Procedure. All claims by any Indemnified Party under this Annex C shall be asserted and resolved as follows:

     (a) In the event that (i) any claim, demand or proceeding is asserted or instituted in writing by any Person other than the parties to the Agreement or their Affiliates that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under the Agreement (such claim, demand or proceeding, a "Third Party Claim") or (ii) any Indemnified Party shall have a claim to be indemnified by any Indemnifying Party under the Agreement that does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim, together with information reasonably available to the Indemnified Party with respect to such claim (a "Claim Notice"); provided, however, that a delay in notifying the


                                   S3-8
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Indemnifying Party shall not relieve the Indemnifying Party of its obligations under the Agreement, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party. In the case where the Company is the Indemnified Party, either Phillips or Chevron may assert an indemnity claim on behalf of the Company and each shall be considered an Indemnified Party for purposes of this Section 2.3 in connection with any Third Party Claim or Direct Claim for which the other is the Indemnifying Party.

     (b) In the event of a Third Party Claim, the Indemnifying Party shall have 30 days after receipt of the Claim Notice relating to such Third Party Claim to elect to undertake, conduct and control, through counsel of its own choosing (provided that such counsel is reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense of such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below). If the Indemnifying Party elects to undertake such defense, it shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any Damages resulting from such Third Party Claim to the extent provided herein. If the Indemnifying Party elects to undertake such defense, (i) the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting such Third Party Claim, and, if appropriate and related to such Third Party Claim, the parties will reasonably cooperate with each other in connection with making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person, (ii) such Third Party Claim may not be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party; provided, however, that in the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Annex C and (iii) the Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the third party asserting such claim to all Indemnified Parties of(A) unconditional release from all Liability with respect to such Third Party Claim or (B) consent to entry of any judgment. If the Indemnifying Party does not notify the Indemnified Party of its election to undertake the defense of such Third Party Claim within 30 days after receipt of the Claim Notice relating to such Third Party Claim, the Indemnified Party shall have the right to contest, settle, compromise or consent to the entry of any judgment with respect to such Third Party Claim, and, in doing so, shall not thereby waive any right to indemnity therefor pursuant to this Annex C; provided, however, that at any time thereafter the Indemnifying Party may assume the defense of such Third Party Claim.

     (c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

     (d) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under


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
conditions that will not unreasonably interfere with the businesses and operations of such Indemnified Party. The Indemnifying Party will not, and shall cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable laws) any information obtained pursuant to this Section 2.3, which is designated as confidential by the Indemnified Party.

      2.4   Indemnification Limitation.

      (a) Each Indemnified Party under this Annex C shall use its reasonable efforts to mitigate Damages for which it seeks indemnification hereunder and shall assign to the Indemnifying Party all of such Indemnified Party's claims for recovery against third parties as to Damages, whether by insurance coverage, contribution claims, subrogation or otherwise; provided, however, that the failure of such Indemnified Party to successfully mitigate such Damages shall not affect such Indemnified Party's right to be indemnified with respect to such Damages so long as such Indemnified Party shall have used its reasonable efforts to mitigate.

      (b) If the Company experiences a post-Closing Release at the Borger Real Property, Sweeny Real Property, Pascagoula Real Property, or Port Arthur Real Property and, in the process of responding to such Release also investigates or remediates Pre-Closing Groundwater Contamination, then, for the first $1,000,000 in expenses paid by the Company attributable to such Pre-Closing Groundwater Contamination, the Company shall not be entitled to indemnity under Sections 2.2(a)(iii) or 2.2(b)(iii) hereof and shall release Chevron and Phillips from liability for such a claim. The $1,000,000 threshold set forth in the foregoing sentence shall apply separately to each remedial effort.

      (c) If either Chevron or Phillips (or the Company acting at the request of either Phillips or Chevron), in responding to Pre-Closing Groundwater Contamination, is required to investigate or remediate any other contamination on the Borger Real Property, Sweeny Real Property, Pascagoula Real Property or Port Arthur Real Property, then, for the first $1,000,000 in expenses paid by Chevron or Phillips, as the case may be, attributable to such other contamination; Chevron or Phillips, as the case may be, shall not be entitled to indemnity under Section 2.1 hereof and shall release the Company from liability for such a claim. The $1,000,000 threshold set forth in the foregoing sentence shall apply separately to each remedial effort.

      2.5 Indemnification Relating to Negligence and Strict Liability. ALL INDEMNITIES CONTAINED IN THIS ANNEX C SHALL APPLY WHETHER OR NOT THE INDEMNITEE WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY, OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON THE INDEMNITEE.


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
                                    ARTICLE 3

                          Dispute Resolution Procedure

      3.1 General. Any dispute arising out of or relating to the indemnification obligations under Article DC of the Contribution Agreement or this Annex C (a "Dispute") shall be resolved in accordance with the procedures specified in this
Article 3. The procedures provided in this Article 3 shall be the exclusive remedy for resolution of Disputes.

      3.2    Negotiations Between Executives.

      (a) The parties to a Dispute shall attempt in good faith to resolve any dispute arising out of or relating to this Annex C promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any Dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of each party's position and a summary of arguments supporting that position, and the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for non-privileged and/or non-proprietary information made by one party to the other will be honored.

      (b) All negotiations pursuant to this Section 3.2 shall be considered confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

      (c) Notwithstanding the foregoing, nothing contained in this Article 3 shall limit or restrict in any way the right or power of a party at any time (A) to commence and prosecute a proceeding for a preliminary or temporary injunction or other temporary order pending mediation or arbitration under this Article 3
(i) to restrain a party from breaching this Annex C, or (ii) for specific enforcement of this Annex C, or (B) to consult with the other party in an attempt to negotiate a resolution of the dispute.

      (d) The parties agree that any legal remedy available to them with respect to a breach of this Annex C will not be adequate and that, in addition to all legal remedies, each party is entitled to an order specifically enforcing this Annex C.

      3.3 Mediation. Unless the parties mutually agree otherwise, if the dispute has not been resolved by negotiation described in Section 3.2 of this Annex C within 45 days after the receipt of the disputing party's notice by the other party, the parties shall endeavor to settle the dispute by mediation conducted under the then current Center For Public Resources' CPR Model Mediation Procedure for Business Disputes. The mediation will be conducted at a site in Houston, Texas unless the parties mutually agreed otherwise. All mediation costs are to be borne equally by the parties. Each party shall be responsible for its own attorney's fees and costs.


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
     3.4   Arbitration.

     (a) If a Dispute has not been resolved pursuant to either Sections 3.2 or
3.3 above, any party involved in such Dispute may submit the matter to arbitration pursuant to the guidelines set forth below. Demand and submission to arbitration as provided in this Section 3.4 must, unless otherwise agreed, be made to the other party in writing by the requesting party within the later of(A) ten (10) days after negotiations and mediation held pursuant to Sections
3.2 and 3.3 above have failed, and (B) 60 days following the effective date of notice of the Dispute. The failure to timely submit the Dispute to arbitration shall constitute a waiver of the parties to submit their Dispute to arbitration. The arbitration shall be binding on the parties and the Dispute shall be settled in accordance with the guidelines below.

     (b) Any Dispute submitted to arbitration pursuant to Section 3.4(a) of this Annex C shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be administered by the American Arbitration Association. The AAA Rules are incorporated into this Annex C and, as amended from time to time by the American Arbitration Association, shall establish the procedures for any arbitration brought under this Annex C, except as modified by the following provisions:

          (i) Monetary Limitations. Any party may initiate arbitration in accordance with the terms of this Article 3 and the AAA Rules irrespective of the amount in controversy.

           (ii) Number c/Arbitrators. If a Dispute involves an amount in controversy of $10,000,000 or less, there shall be one (I) arbitrator. If a Dispute involves an amount in controversy in excess of $10,000,000 or a request for preliminary injunction, there shall be three (3) arbitrators.

           (iii) Arbitrators' Qualifications and Selection. For disputes involving three (3) arbitrators, each party involved in the arbitration shall have the right to submit to the other party involved in the proceeding a proposed list of five (5) qualified arbitrators. Each party must select one of the proposed candidates nominated by the other party within ten (10) days after receiving the list of candidates. The arbitrators selected by the parties shall then select a third qualified arbitrator to act as chairman. Each arbitrator shall be fully active in his or her profession or occupation. All arbitration proceedings shall be conducted in Houston, Texas. For Disputes involving only one (1) arbitrator, the arbitrator shall be selected in the manner prescribed by the AAA Rules. Should the parties fail to timely join in the appointment of the arbitrators or should more than two (2) parties be involved in the arbitration, the arbitrators shall be appointed in accordance with the AAA Rules. The arbitrators shall be fully compensated in accordance with their normal hourly or per diem rates for all time spent by them in connection with the arbitration proceeding, and pending final award, their compensation and expenses shall be advanced equally between or among all parties participating in the arbitration. Each arbitrator, including those nominated


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
      by a party, shall conduct himself as a neutral, and once each arbitrator has been appointed, there shall be no substantive ex parte communication between any party or its representative and any arbitrator regarding the arbitration proceeding or its subject matter.

            (iv) Preliminary Hearing. Within 15 days after the arbitrators have been appointed, an initial meeting (preliminary hearing) among the arbitrators and counsel for the parties shall be held for the purpose of developing a plan for the management of the arbitration, which shall then be memorialized in an appropriate stipulation and order. If the parties cannot agree on the matters to be addressed in such a plan (including what evidentiary rules shall apply), such plan shall be developed by the arbitrators.

            (v) Discovery. The arbitrators shall permit and facilitate such discovery as it shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a substantial, demonstrated need therefor. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed in discovery.

            (vi) Time Limits and Schedules. The proceedings shall be conducted in an expeditious manner, and a final award shall be rendered within the following time periods: (i) if the Dispute involves an amount in controversy of $10,000,000 or less, within three (3) months after the date of the preliminary hearing, (ii) if the Dispute involves an amount in controversy in excess of $10,000,000 but less than $20,000,000, within six
      (6) months after the date of the preliminary hearing, and (iii) if the Dispute involves an amount in controversy of $20,000,000 or more, within one (1) year after the date of the preliminary hearing. The arbitrators are empowered to impose time limits they consider reasonable for each phase of the proceeding including, without limitation, the time allotted to each party for presentation of its case and for rebuttal.

            (vii) Conduct of Evidentiary Proceedings. The arbitrators shall actively manage the proceeding as they deem best so as to make the same fair, expeditious, economical, and less burdensome and adversarial than litigation. The arbitrators may, inter alia and without litigation, limit the issues so as to focus on the core of the Dispute, limit the time allotted to each party for presentation of its case, and exclude testimony and other evidence that they deem irrelevant, cumulative, or inadmissible.

            (viii) Neutral Experts. Whenever expert testimony is required, the arbitrators may use their power to designate a neutral expert or experts in consultation with the parties and shall explore with the parties whether the retention of such neutral experts may render it unnecessary for each party to


                                     S3-13
     proffer testimony by its own expert; provided, however, that each party retains the right to proffer testimony by its own expert.

           (ix) Governing Law; Limiting Arbitrators' Equitable Discretion. The arbitrators shall determine the claims of the parties and render their final award in accordance with Delaware law (without reference to the choice of law principles thereof).

           (x) Pre-Award Interest; Punitive Damages; Attorney's Fees. The arbitrators may, in their discretion, grant pre-award interest and, if so, such interest shall be at commercial rates during the relevant period; provided, however, that under no circumstances shall the interest rate exceed the maximum legal rate as in effect during the relevant period. The arbitrators may not independently award special, consequential, exemplary, or punitive damages; provided, however, that arbitrators may include special, consequential, exemplary, or punitive damages in any award to the extent such damages have been awarded or assessed by any Governmental Entity. Arbitration costs will be allocated between the parties by the arbitrators.

           (xi) Draft of Proposed Award. Prior to rendering their final award, the arbitrators shall submit to the parties an unsigned, written draft of the proposed award, and each party, within 15 days after receipt of such draft, may serve on the other party and file with the arbitrators a written statement outlining any alleged errors of fact, computation, law, or otherwise in said draft. The arbitrators, in their discretion, may disregard and treat as a nullity any party statement if and to the extent that the same is in substance an application for re-argument. Within 20 days after receipt of such party statements, the arbitrators shall render their final award, which award shall be supported by a written decision.

     3.5 Confidentiality. The entire dispute resolution process is a compromise negotiation. All offers, promises, conduct, and statements, whether oral or written, made in the course of the proceeding by any of the parties, their agents, employees, experts, and attorneys, and by the mediator or arbitrator are confidential. Such offers, promises, conduct, and statements are privileged under any applicable mediation or arbitration privilege, are subject to Rule 408 of the Federal Rules of Evidence and any state counterpart rules or doctrine and are inadmissible and not discoverable for any purpose, including impeachment, in litigation between the parties to the mediation or other litigation; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its presentation or use at the mediation or arbitration. Any mediator will be disqualified as a witness, consultant, or expert for any party, and as arbitrator between the parties, and his or her oral and written opinions will be inadmissible for all purposes in this or any other dispute involving the parties hereto.


                                    S3-14